     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1997


                                                      REGISTRATION NO. 333-22961
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           GENERAL CABLE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

               DELAWARE                                  3357                                 06-1398235
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                               4 TESSENEER DRIVE
                        HIGHLAND HEIGHTS, KENTUCKY 41076
                                 (606) 572-8000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               STEPHEN RABINOWITZ
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           GENERAL CABLE CORPORATION
                               4 TESSENEER DRIVE
                        HIGHLAND HEIGHTS, KENTUCKY 41076
                                 (606) 572-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                 ELLEN J. ODONER, ESQ.                                   GEOFFREY E. LIEBMANN, ESQ.
               WEIL, GOTSHAL & MANGES LLP                                 CAHILL GORDON & REINDEL
                    767 FIFTH AVENUE                                           80 PINE STREET
                NEW YORK, NEW YORK 10153                                  NEW YORK, NEW YORK 10005
                     (212) 310-8000                                            (212) 701-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada of 13,520,000 shares (the 'U.S. Prospectus'), and one to be used in a concurrent underwritten public offering outside the United States and Canada of 3,380,000 shares (the 'International Prospectus'). The two prospectuses are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled 'International Prospectus -- Alternate Page.' Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

                  SUBJECT TO COMPLETION, DATED APRIL 22, 1997


                               16,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

     All of the 16,900,000 shares of common stock, par value $.01 per share (the 'Common Stock'), of General Cable Corporation ('General Cable' or the 'Company') offered hereby are being sold by Wassall Netherlands Cable B.V., a Netherlands corporation (the 'Selling Stockholder'), in concurrent offerings in the United States and Canada and outside the United States and Canada (collectively, the 'Offerings'). Of such shares, 13,520,000 are initially being offered in the United States and Canada by the U.S. Underwriters (the 'United States Offering') and 3,380,000 are initially being offered outside the United States and Canada by the International Underwriters (the 'International Offering'). The per share price to the public and per share underwriting discounts and commissions for the Offerings will be identical. See 'Underwriting.' The Company will not receive any of the proceeds from the sale of the shares offered hereby.


     Prior to the Offerings, the Company has been a wholly-owned subsidiary of the Selling Stockholder. Following consummation of the Offerings, the Selling Stockholder will own approximately 30% of the outstanding shares of Common Stock (or approximately 20% of the outstanding shares of Common Stock if the U.S. Underwriters' over-allotment option is exercised in full).



     Prior to the Offerings there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $21.00 and $24.00 per share. See 'Underwriting' for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange (the 'NYSE'), subject to official notice of issuance, under the symbol 'GCN'.


     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE 'RISK FACTORS' ON PAGES 7 - 11.
                            ------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
  AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION
       PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.
        ANY REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.
                            ------------------------


                                                                                  Underwriting              Proceeds to
                                                          Price to               Discounts and                Selling
                                                           Public                 Commissions*             Stockholder`D'
Per Share.......................................             $                         $                         $
Total`DD'.......................................  $                         $                         $


------------------------

* The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'




`D' Before  deducting expenses of the Offerings estimated to be $       , all of
    which are payable by the Selling Stockholder.



`DD' The Selling Stockholder has granted  the U.S. Underwriters a 30-day  option to purchase up to 2,535,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
     exercised in full, the total price to public will be $          , the total
     underwriting  discounts and commissions will  be $            and the total
     proceeds to  the  Selling  Stockholder  will  be $                   .  See
     'Underwriting.'

                            ------------------------
     The Common Stock is being offered by the Underwriters as set forth under 'Underwriting' herein. It is expected that delivery of the Common Stock offered hereby will be made at the offices of Dillon, Read & Co. Inc., New York, New York, or through the facilities of The Depository Trust Company on or about
               , 1997, against payment therefor. The U.S. Underwriters include:

DILLON, READ & CO. INC.                                      MERRILL LYNCH & CO.

            The date of this Prospectus is                   , 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           [Art work to be inserted]




                            ------------------------
     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK,
INCLUDING OVER-ALLOTMENT, STABILIZATION, SYNDICATE COVERING TRANSACTIONS AND IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (and the notes related thereto) included elsewhere in this Prospectus. Unless the context otherwise requires or as otherwise specified herein, (i) all references in this Prospectus to 'General Cable' or the 'Company' are to General Cable Corporation and its consolidated subsidiaries and the Related Companies (as defined herein); (ii) all information in this Prospectus assumes that the U.S. Underwriters' over-allotment option is not exercised; and (iii) the number of shares of Common Stock outstanding after the Offerings assumes the issuance, pursuant to the Company's Long-Term Stock Incentive Plan (the 'Stock Incentive Plan'), of $5.6 million of restricted stock (or 250,000 shares assuming an initial public offering price of $22.50) expected to be issued to the Company's executive officers and other key employees upon consummation of the Offerings (the 'Restricted Stock Issuance').


                                  THE COMPANY

     General Cable is a leader in the development, design, manufacture, marketing and distribution of copper wire and cable products for the communications and electrical markets. Copper wire and cable is the most widely used medium for the transmission of voice, data, video and control signals and electrical current. The Company believes that several factors, including technological innovations and the size of the installed base of copper cable, will preserve copper's position as the medium of choice for these applications. Based on publicly available data and internal estimates, the Company believes that it has the most diversified product line and channels of distribution in the U.S. wire and cable industry. General Cable's products for the communications markets include plastic insulated cable ('PIC'), outside service wire, high-bandwidth twisted pair data cable, multi-conductor/multi-pair shielded and unshielded cable, coaxial cable and fiber optic cable. General Cable's products for the electrical markets include building wire, portable cord and cordsets for construction, industrial and consumer applications, and automotive wire and cable. The Company sells to more than 8,500 customers, including electrical, data communications and electronic distribution companies, automotive, hardware and home center retail chains, and telecommunications companies and other end users.

     Since its acquisition by a subsidiary of Wassall PLC ('Wassall') in June 1994 (the 'Acquisition'), General Cable has benefitted from a significant reorganization and capital investment program. Net sales have grown from $794.2 million in 1993 to $1,043.6 million in 1996, while operating profit has grown from $2.3 million to $78.5 million over the same period. General Cable believes that this program has improved the Company's market position and further enhanced the following competitive strengths of the Company:

     Breadth of product line. General Cable sells over 11,000 products, which it believes represents the most diversified product line of any U.S. wire and cable manufacturer. As a result, General Cable is able to offer its customers a single source for most of their wire and cable requirements. In addition, the Company believes that it benefits from certain economies of scale in purchasing, manufacturing, sales, distribution, and engineering and development.


     Brand recognition. General Cable has many well-established brand names, including Carol'r', Romex'r' and Vutron'r'. According to the 1995-1996 brand preference survey by Electrical Construction & Maintenance, an industry trade publication, General Cable has the highest-ranked brands of building wire in the U.S. among electrical contractors and operators of plants and facilities and the highest ranked brands of heavy-duty portable cable and cord in the U.S. among electrical contractors, operators of plants and facilities and engineering firms.


     Distribution strength. General Cable's network of 17 U.S. manufacturing facilities and five regional distribution centers allows the Company to serve customers efficiently throughout the U.S. General Cable's products are sold by its direct sales force and commissioned agents through multiple channels, including electrical, data communications and electronic distribution companies, and automotive, hardware and home center retail chains, and directly to end users in the industrial, entertainment and communications markets. The Company believes that its combination of retail and wholesale channels has enabled it to develop broad-based technical and marketing expertise, which contributes to additional sales volume and market penetration.

     Customer selection, sales and service. General Cable has developed supply relationships with preferred customers who have a favorable combination of volume, product mix, business strategy and industry position. For example, the Company believes it is a leading supplier of wire and cable to AutoZone, the largest retailer of automotive aftermarket parts in the United States; Graybar Electric, one of the largest electrical and communications distributors in the United States; W.W. Grainger, a leading distributor of maintenance, repair and operating (MRO) supplies and related information; U S WEST, Inc. ('U S WEST'), a Regional Bell Operating Company ('RBOC'); ACE Hardware, a leading retail cooperative; Milwaukee Electric Tool Corporation, a leading manufacturer of power tools; and AMP, a leading supplier of data networking systems. The Company serves these and other customers with a number of service and support programs, including Electronic Data Interchange ('EDI') with over 60 of the Company's largest customers and innovative point-of-sale merchandising display systems.


     Improved operating efficiency. Since the Acquisition, General Cable has taken a number of initiatives designed to improve its profitability and productivity, including investment in new production equipment and information systems; rationalization of manufacturing facilities and product lines; consolidation of distribution locations; product redesign; improved materials procurement and usage; and the establishment of business teams and other organizational changes. The Company believes that these initiatives have generated significant productivity improvements since the Acquisition and that further productivity improvements can be achieved.

                                THE REFINANCING


     Concurrently with consummation of the Offerings, General Cable intends to make an initial borrowing of approximately $271.8 million under a new $350.0 million credit facility to be entered into with a syndicate of banks (the 'New Credit Facility'). The Company intends to use the proceeds of such borrowing to
(i) repay all of its revolving bank debt (which is anticipated to be approximately $26.1 million on the date of the consummation of the Offerings);
(ii) repay all intercompany debt and advances owed to Wassall and its subsidiaries (which, together with accrued interest, are anticipated to amount to approximately $200.7 million on the date of the consummation of the Offerings); (iii) pay $42.6 million as a dividend to the Selling Stockholder (the 'Selling Stockholder Dividend'); (iv) pay $2.0 million for the purchase of two related companies, Carol Cable Europe Ltd. and Carol Cable Ltd. (the 'Related Companies'), from Wassall; and (v) pay estimated expenses of the Refinancing of $0.4 million. The refinancing of bank debt and intercompany debt and advances, Selling Stockholder Dividend and purchase of the Related Companies are referred to herein collectively as the 'Refinancing.' See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Certain Relationships and Related Transactions.'


                                 THE OFFERINGS

Common Stock offered by the Selling Stockholder:
     United States Offering.....................   13,520,000 shares
     International Offering.....................    3,380,000 shares
                                                   -----------------
          Total.................................   16,900,000 shares
                                                   -----------------
                                                   -----------------


Common  Stock  to   be  outstanding  after   the
  Offerings.....................................  24,500,000 shares(1)
Use of Proceeds.................................  The  Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.
NYSE symbol.....................................  GCN


------------


(1) Reflects the Restricted Stock Issuance. Excludes an aggregate of 1,103,750 shares of Common Stock to be reserved for issuance upon the exercise of options expected to be granted at the initial public offering price to the Company's executive officers and key employees upon consummation of the
    Offerings pursuant to the Stock Incentive Plan. See 'Executive Compensation -- Stock Incentive Plan.'


                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should carefully consider all information set forth in this Prospectus, including the information set forth in 'Risk Factors' on pages 7-11, prior to making an investment decision.

                             SUMMARY FINANCIAL DATA
             (IN MILLIONS, EXCEPT PER SHARE AND CERTAIN OTHER DATA)


     The summary financial data set forth in the following table have been derived from the combined financial statements of the Company and the consolidated financial statements of the Predecessor (as defined herein). As a result of the Acquisition, which was accounted for as a purchase, the Company's results of operations, cash flows and financial position for periods after June 8, 1994 are not comparable to prior periods. Certain reclassifications have been made to the financial data of the Predecessor to conform to the presentation of such data by the Company.



     The pro forma statement of operations data give pro forma effect to the Refinancing as if it had occurred on January 1, 1996. The pro forma balance sheet data give pro forma effect to the Refinancing and the Restricted Stock Issuance as if they had occurred on March 31, 1997. The pro forma financial adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Such pro forma data are for informational purposes only and may not be indicative of the results of operations or financial position of the Company had the Refinancing and the Restricted Stock Issuance actually occurred on such dates.


     The following summary financial data should be read in conjunction with 'Selected Financial Data,' 'Unaudited Pro Forma Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the combined financial statements of the Company and related notes thereto and the consolidated financial statements of the Predecessor and related notes thereto included elsewhere in this Prospectus.


                                                    PREDECESSOR                           THE COMPANY
                                                    ------------      -------------------------------------------------------------
                                                                                              YEAR ENDED        THREE  MONTHS ENDED
                                                    JANUARY 1 TO       JUNE 9 TO             DECEMBER 31,            MARCH 31,
                                                      JUNE 8,         DECEMBER 31,      ----------------------  -------------------
                                                        1994              1994            1995          1996         1996      1997
                                                    ------------      ------------      --------      --------      ------   -------
STATEMENT OF OPERATIONS DATA:
    Net sales.....................................     $355.0            $543.3         $1,061.3      $1,043.6      $258.0   $251.0
    Gross profit..................................       44.2              73.4            138.7         188.3        36.0     48.8
    Operating income..............................        1.1              20.3             44.5          78.5         8.9     19.2
    Interest expense, net.........................      (12.1)            (11.0)           (20.7)        (19.6)       (5.2)    (4.9)
    Earnings (loss) before income taxes...........      (11.0)              9.3             23.8          58.9         3.7     14.3
    Income tax benefit (provision)................         .1              (6.5)             1.5(1)      (19.7)       (1.2)    (5.7)
    Net income (loss).............................      (10.9)              2.8             25.3          39.2         2.5      8.6
    Earnings per share(2).........................                       $  .12         $   1.04      $   1.62      $  .10   $  .35
    Weighted average number of shares
      outstanding(2)..............................                         24.3             24.3          24.3        24.3     24.3
PRO FORMA STATEMENT OF OPERATIONS DATA:
    Operating income..............................                                                    $   78.5               $ 19.2
    Interest expense, net(3)......................                                                       (14.1)                (3.4)
    Net income....................................                                                        42.5                  9.5
    Earnings per share(2).........................                                                    $   1.75               $  .39
OTHER DATA:
    Average daily New York Commodity Exchange
      ('COMEX') price per pound of copper
      cathode.....................................     $ 0.91            $ 1.20(4)      $   1.35      $   1.06      $ 1.18   $ 1.11
    Capital expenditures..........................     $  6.2            $  9.1         $   26.2      $   30.0      $  5.6   $  4.0
    Depreciation and amortization of fixed
      assets......................................        7.5               6.7             11.7          12.1         3.0      3.3
    Number of employees (end of period)...........                        4,200            4,100         3,900       4,100    3,800



                                                                                    DECEMBER 31,                           MARCH 31,
                                                                      ----------------------------------------            ---------
                                                                          1994            1995          1996                 1997
                                                                      ------------      --------      --------            ---------
BALANCE SHEET DATA:
    Working capital...............................                       $224.8         $  234.4      $  205.6               $214.9
    Total assets..................................                        518.7            535.6         513.6                540.3
    Long-term debt................................                        206.5            205.9         205.1                204.9
    Shareholders' equity..........................                         97.6            122.9         107.4(5)             115.8
PRO FORMA BALANCE SHEET DATA:
    Working capital...............................                                                                           $214.9
    Total assets(6)...............................                                                                            540.7
    Long-term debt(7).............................                                                                            251.6
    Shareholders' equity(8).......................                                                                             78.8



                                                   (footnotes on following page)

(footnotes from previous page)

(1) At December 31, 1995, the Company recognized the full value of its net deferred tax assets; accordingly, goodwill recorded in the Acquisition was eliminated and the Company recognized a tax benefit of $1.7 million. See
    Note 11 to combined financial statements.


(2) Earnings per share was computed based on the weighted average common shares outstanding for each period, adjusted for a 121,250-for-1 stock split.



(3) Adjusted to reflect a net decrease in interest expense resulting from consummation of the Refinancing. The adjustments include: (i) elimination of interest expense to related parties of $19.6 million for 1996 and $4.8 million for the three months ended March 31, 1997 resulting from the expected repayment of $195.8 million of intercompany long-term debt with a weighted average interest rate of 9.9% per annum; (ii) interest expense on the New Credit Facility of $13.7 million for 1996 and $3.3 million for the three months ended March 31, 1997 reflecting an interest rate of 5.75% per annum (representing a 37.5 basis point spread over the one month London interbank offered rate ('LIBOR')) and $242.1 million of average borrowings assumed to be outstanding during 1996 and $245.1 million of average borrowings assumed to be outstanding during the three months ended March 31, 1997 (based upon the estimated initial borrowing of $242.4 million as of January 1, 1996) and General Cable's actual borrowing and repayment experience in 1996 and the three months ended March 31, 1997; and (iii) amortization of deferred financing costs. Historical interest income in 1996 included $0.4 million of earnings on excess cash, which were assumed to have been eliminated as a result of the Refinancing.







(4) The average daily COMEX price per pound for the full year 1994 was $1.07.



(5) After the payment of dividends totaling $55.1 million.



(6) Adjusted to reflect capitalization of estimated deferred financing costs related to the Refinancing.



(7) Adjusted to reflect an initial borrowing under the New Credit Facility of $267.7 million at March 31, 1997 and the use of the proceeds as follows: (i) repayment of intercompany indebtedness of $195.8 million; (ii) repayment of $25.2 million of outstanding bank debt; (iii) payment of $42.6 million as the Selling Stockholder Dividend; (iv) payment of $2.0 million for the purchase of the Related Companies; (v) repayment of $1.7 million of intercompany advances owed by the Related Companies to Wassall; and (vi) payment of $0.4 million of estimated expenses of the Refinancing.



(8) Adjusted to reflect (i) the Selling Stockholder Dividend of $42.6 million; and (ii) the Restricted Stock Issuance.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective purchasers of the Common Stock offered hereby should carefully consider the following factors before making an investment in the Common Stock.

PRICE AND OTHER COMPETITIVE FACTORS


     Price competition for many of the Company's products is intense, particularly in certain segments of the building wire and cordset markets, and many of the Company's products are essentially functionally interchangeable with those of competitors. A substantial portion of General Cable's sales of building wire, including its thermoplastic-insulated temperature-resistant nylon ('THHN') and Romex'r' products, which collectively accounted for approximately one-third of the Company's 1996 net sales, are made to customers who purchase their requirements on an as-needed basis. These customers typically contact several potential suppliers and make their purchases based, at least in part, upon the lowest quoted price. Although a favorable pricing environment for these products existed in the second half of 1996 and the first quarter of 1997, there can be no assurance that this pricing environment will continue.


     The markets for all of General Cable's product categories are highly competitive. Certain of the Company's competitors may have greater financial and other resources than the Company and, among other things, may be less affected by reductions in margins resulting from price competition. These competitors can also be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. The Company expects that it will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in its markets. See ' -- Dependence on New Products and Product Improvements; Vulnerability to Technological Change' below.

ECONOMIC CONSIDERATIONS

     Many of General Cable's customers use the Company's products as components in their own products or in projects undertaken for their customers. Accordingly, a downturn in the business of a particular group of customers, particularly those engaged in non-residential construction, could adversely affect the Company's results of operations, cash flows and financial position. Furthermore, an overall softening in the U.S. economy could adversely affect generally all the markets General Cable serves.

CUSTOMER CONCENTRATION AND RELIANCE ON INDEPENDENT NON-EXCLUSIVE DISTRIBUTION SYSTEM


     Although General Cable sold products to approximately 8,500 customers during 1996, approximately 60% of its net sales were generated by its 50 largest customers, approximately 38% of its net sales were generated by its ten largest customers and approximately 10% of its net sales were generated by its largest customer, U S WEST, one of the RBOCs. The loss of one or more of these customers could have a material adverse effect on the Company's results of operations, cash flows and financial position. The Company expects that its customer concentration will continue to increase as the Company pursues its strategy of developing supply relationships with preferred customers.


     In 1996, approximately 55% of General Cable's net sales were generated by independent distributors and six of its ten largest customers were independent distributors. These distributors are not contractually obligated to carry the Company's product lines exclusively or for any significant period of time.
Therefore, these distributors may purchase products that compete with the Company's products or cease purchasing the Company's products at any time. The loss of one or more large distributors could have a material adverse effect on the Company's results of operations, cash flows and financial position.

IMPACT OF COPPER PRICES


     The principal raw material used by General Cable to manufacture wire and cable products is copper. Copper accounted for approximately 43%, 50%, 44% and 45% of the Company's cost of goods sold in 1994, 1995, 1996 and the first quarter of 1997, respectively, and the Company expects that copper will continue to account for a significant portion of these costs in the future. The cost of copper has been subject to considerable volatility over the past several years, ranging between $0.78 and $1.40 per pound in 1994, between $1.21 and $1.46 per pound in 1995, between $0.87 and $1.30 per pound in 1996 and between $1.02 and $1.20 per pound in the first quarter of 1997. There can be no assurance that the Company will be able to maintain a satisfactory differential between finished product prices and copper costs or achieve acceptable gross profit margins in the future and, if it is unable to do so, its operating results will be adversely affected. In addition, certain of the Company's variable selling expenses are based on a percentage of gross sales and, therefore, increase with increases in the price of copper. Sharp increases in the price of copper could temporarily reduce demand for the Company's products if customers decide to defer their purchases of wire and cable products until copper prices decline. Increases in copper prices may also have an adverse effect on the Company's working capital position. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Raw Materials.'


DEPENDENCE ON NEW PRODUCTS AND PRODUCT IMPROVEMENTS; VULNERABILITY TO TECHNOLOGICAL CHANGE

     Many of the communications markets that General Cable serves are affected by advances in information processing and communications capabilities which require increased data transmission speeds and greater bandwidth. These trends require ongoing improvements in the capabilities of wire and cable products. The Company believes that its future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet or anticipate such changes. The failure to introduce successfully new or enhanced products on a timely and cost-competitive basis could have an adverse impact on the Company's results of operations, cash flows and financial position.

     The communications industry is undergoing rapid and intense technological change and participants in this industry, including telephone companies, are evaluating alternative technologies, such as coaxial and fiber optic cable and wireless technologies, for certain applications. Cable television companies are exploring opportunities to enter the telephone market through existing coaxial cable networks. Fiber optic technology represents a potential substitute for certain of the copper-based communications products that contributed approximately 17% of General Cable's 1996 net sales. Although fiber optic cables have not, to date, significantly penetrated the primary markets served by the Company due to the high relative cost required to interface electronic and light signals and the high cost of fiber termination and connection, a significant decrease in the cost of fiber optic systems could make such systems superior on a price/performance basis to copper systems. Such a significant decrease in the cost of fiber optic systems would likely have an adverse effect on the Company. In addition, wireless communications technology could reduce the demand for both copper and fiber optic-based systems by reducing the need for communications wiring.

MANUFACTURING CAPACITY

     General Cable is currently operating its manufacturing facilities at high utilization rates. In order to meet growing customer demand, the Company will need to invest in additional manufacturing equipment. Failure to have new equipment operational in a timely manner or shut-downs of existing capacity due to breakdowns or other reasons could adversely affect the Company's results of operations, cash flows and financial position.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY ENVIRONMENT

     General Cable, as a manufacturer and distributor of wire and cable products, is subject to a number of industry standard-setting authorities, such as Underwriters Laboratories ('UL'), the Telecommunications Industry Association and the Electronics Industries Association. In addition, many of the markets served by General Cable's products are subject to standard-setting authorities as well as the requirements of federal, state and local regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse affect on the Company. In addition, changes in the legislative environment, such as the recently enacted Telecommunications Reform Act of 1996, could affect the growth and other aspects of important markets served by the Company. It is not possible at this time to predict the impact that this legislation, or other changes in laws or industry standards that may be adopted in the future, could have on the Company's results of operations, cash flows or financial position.

ENVIRONMENTAL MATTERS

     General Cable is subject to federal, state, local and foreign environmental protection laws and regulations governing its operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by the Company or its predecessors. Under certain environmental laws, including but not limited to the Comprehensive Environmental Response & Liability Act ('CERCLA'), the Company or its subsidiaries could be held jointly and severally responsible for the remediation of any hazardous substance contamination at its or its predecessors' past or present facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. Subsidiaries of the Company have been named as potentially responsible parties ('PRPs') in certain proceedings that involve environmental remediation. In addition, subsidiaries of the Company have been named as defendants in lawsuits alleging exposure to asbestos in certain of their products. See 'Business -- Environmental Matters' and 'Business -- Legal Proceedings.' There can be no assurance that the costs of complying with environmental and health and safety laws in current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by the Company that could materially adversely affect the Company's results of operations, cash flows and financial position.

BENEFITS ACCRUING TO AND CONTINUING RELATIONSHIPS WITH THE SELLING STOCKHOLDER AND ITS AFFILIATES


     The entire net proceeds of the Offerings will be received by the Selling Stockholder, which is a wholly-owned subsidiary of Wassall. The Company intends to use a portion of the proceeds of the initial borrowing under the New Credit Facility to (i) repay all intercompany debt and advances owed to Wassall and its subsidiaries (which, together with accrued interest, are anticipated to amount to approximately $200.7 million on the date of the consummation of the Offerings); (ii) pay $42.6 million as the Selling Stockholder Dividend; and
(iii) pay $2.0 million for the purchase of the Related Companies from Wassall.


     Since the Acquisition, the Company has been controlled by Wassall. Following the consummation of the Offerings, the Company will no longer be able to rely on Wassall for financial, management or other support.


     Following consummation of the Offerings, the Selling Stockholder will own approximately 30% of the outstanding shares of Common Stock (or approximately 20% of the outstanding shares of Common Stock if the U.S. Underwriters' over-allotment option is exercised in full). At least one director designated by the Selling Stockholder initially will serve as a director of General Cable. In addition, the Selling Stockholder will have the right to (i) approve the directors to be appointed to the Company's Board of Directors prior to the first annual meeting of stockholders following consummation of the Offerings and (ii) designate one individual (or, if the Board of Directors of the Company shall consist of more than eight members, two individuals) for nomination to the Company's Board of Directors for so long as the Selling Stockholder and its affiliates continue to own at least 10% of the outstanding capital stock of the Company. As a result, the Selling Stockholder may be in a position to exercise influence over General Cable after the consummation of the Offerings.


     In connection with the Offerings, the Company, the Selling Stockholder and certain of its affiliates are entering into agreements providing certain rights in favor of the Selling Stockholder and such affiliates including (i) the right to require the Company to register for public offering all or a portion of the Common Stock held by the Selling Stockholder following consummation of the Offerings, (ii) certain indemnification rights with respect to the business and assets of the Company, its subsidiaries and their respective predecessors and with respect to liabilities under the federal securities laws in connection with the Offerings and (iii) the Selling Stockholder's rights, referred to above, to approve the Company's additional directors appointed following consummation of the Offerings and to designate one individual (or, in the circumstances described above, two individuals) for nomination to the Company's Board of Directors. See 'Certain Relationships and Related Transactions.'

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance that an active public market for the Common Stock will develop or, if such market develops, that it will continue. The initial public offering price of the Common Stock will be determined through negotiations between the Selling Stockholder and the U.S. Managing Underwriters and the International Managing Underwriters, and may not be indicative of the market price for the Common Stock after consummation of the Offerings. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and various other factors such as announcements of new contracts, technological innovations or new products by the Company or its competitors, changes in government regulations, developments in patent or other proprietary rights and developments in the Company's relationships with its customers. In addition, the stock markets have in recent years experienced significant price fluctuations. Those fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, may adversely affect the market price of the Common Stock.


DILUTION


     The initial public offering price per share of Common Stock will exceed the net tangible book value per share of the Common Stock. In addition, the net tangible book value per share of the Common Stock will decrease as a result of the Refinancing and the Restricted Stock Issuance. Accordingly, purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution. See 'Dilution.'


CERTAIN ANTI-TAKEOVER EFFECTS


     The Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law (the 'DGCL') contain several provisions that could have the effect of delaying or preventing a change of control of the Company in a transaction not approved by the Company's Board of Directors. Accordingly, stockholders of the Company could be prevented from realizing a premium on their shares in a transaction not approved by the Company's Board of Directors. See 'Description of Capital Stock -- Certain Anti-Takeover Matters.' The Company's agreements with certain of its executive officers may have the effect of making such a change of control more expensive. See 'Executive Compensation.' In addition, a change of control will constitute an event of default under the New Credit Facility.


SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offerings, the Selling Stockholder will beneficially own 7,350,000 shares or approximately 30% (4,815,000 shares, or approximately 20%, if the U.S. Underwriters exercise their over-allotment option in full) of the outstanding shares of Common Stock of the Company. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that sales could occur could adversely affect prevailing market prices for the Common Stock. The Company and the Selling Stockholder have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, grant any option to purchase, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock or any warrants or other rights to purchase or acquire Common Stock) for a period of 180 days after the date of this Prospectus, without the prior written consent of Dillon, Read & Co. Inc. Following such time period, the shares of Common Stock owned by the Selling Stockholder may be sold (i) in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), (ii) in private offerings or (iii) upon registration under the Securities Act without regard to the volume limitations of Rule 144. In connection with the Offerings, the Company and the Selling Stockholder will enter into an agreement that provides the Selling Stockholder with certain rights to have the shares of Common

Stock owned by it after the Offerings registered by the Company under the Securities Act in order to permit the public sale of such shares. See 'Certain Relationships and Related Transactions' and 'Shares Eligible For Future Sale.'

                                  THE COMPANY

     General Cable is a leader in the development, design, manufacture, marketing and distribution of copper wire and cable products for the communications and electrical markets. Copper wire and cable is the most widely used medium for the transmission of voice, data, video and control signals and electrical current. The Company believes that several factors, including technological innovations and the size of the installed base of copper cable, will preserve copper's position as the medium of choice for these applications. Based on publicly available data and internal estimates, the Company believes that it has the most diversified product line and channels of distribution in the U.S. wire and cable industry. General Cable's products for the communications markets include PIC, outside service wire, high-bandwidth twisted pair data cable, multi-conductor/multi-pair shielded and unshielded cable, coaxial cable and fiber optic cable. General Cable's products for the electrical markets include building wire, portable cord and cordsets for construction, industrial and consumer applications, and automotive wire and cable. The Company sells to more than 8,500 customers, including electrical, data communications and electronic distribution companies, automotive, hardware and home center retail chains, and telecommunications companies and other end users.

     General Cable and its predecessors have served the communications and electrical markets for over 150 years. Predecessors of the Company supplied wire and cable for such notable projects as Samuel Morse's telegraph link-up between Washington and Baltimore, the Hoover Dam and the Statue of Liberty.

     The Company's immediate predecessor (the 'Predecessor'), a subsidiary of the Company now known as GCC Corporation ('GCC'), was formed in April 1992 to hold the wire and cable and heavy equipment businesses of American Premier Underwriters, Inc. ('American Premier'), then known as The Penn Central Corporation ('PCC'). American Premier entered the wire and cable business in 1981, when it acquired the successor to the original General Cable Corporation, and significantly expanded the business between 1988 and 1991 by acquiring Carol Cable Company and other wire and cable businesses and facilities. In July 1992, American Premier distributed 88% of the outstanding common stock of GCC to American Premier's stockholders, retaining the balance of GCC's common stock. As a result, GCC became a public company with its common stock traded on the Nasdaq National Market. In June 1994, the Company and its affiliates acquired GCC by means of a tender offer for the publicly-held GCC common stock and private purchases of a $169.8 million GCC subordinated promissory note and the GCC common stock held by American Premier and its affiliate.

     Since the Acquisition, General Cable has benefitted from a significant reorganization and capital investment program. Net sales have grown from $794.2 million in 1993 to $1,043.6 million in 1996, while operating profit has increased from $2.3 million to $78.5 million over the same period. Factors contributing to this improved performance include investment in new production equipment and information systems; rationalization of manufacturing facilities and product lines; consolidation of distribution locations; product redesign; improved materials procurement and usage; and the establishment of business teams and other organizational changes. The Company believes that these initiatives have generated significant productivity improvements since the Acquisition and that further productivity improvements can be achieved.

     The Company, a Delaware corporation, was organized in April 1994 to effect the Acquisition. Its principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076 and its telephone number is (606) 572-8000.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby, all of which will be received by the Selling Stockholder.

                                DIVIDEND POLICY

     The Company currently intends to pay quarterly cash dividends on its Common Stock, beginning with an initial quarterly dividend of $.05 per share payable in the fourth calendar quarter of 1997, subject to the declaration by the Company's Board of Directors. The payment of dividends (including the initial dividend) is subject to the discretion of the Board of Directors and the requirements of Delaware law and will depend upon general business conditions, the financial performance of the Company and other factors the Board of Directors may deem relevant. The New Credit Facility will contain certain provisions that will restrict the ability of the Company to pay dividends on or to repurchase its Common Stock. In the fourth quarter of 1996, the Company paid dividends totaling $55.1 million and, concurrently with consummation of the Offerings, it intends to pay the Selling Stockholder Dividend. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                    DILUTION


     The Company's  net tangible  book value  as of  March 31,  1997 was  $115.8 million, or $4.78 per share of Common Stock. After giving effect to (i) the Refinancing (including the payment of the Selling Stockholder Dividend) and (ii) the Restricted Stock Issuance, the Company's pro forma net tangible book value at March 31, 1997 would have been $78.8 million, or $3.22 per share of Common Stock. Based upon an assumed initial public offering price of $22.50 per share (the mid-point of the price range set forth on the cover page of this Prospectus), new investors purchasing Common Stock in the Offerings ('New Investors') will experience immediate dilution of $19.28 per share, which is equal to the difference between the assumed initial public offering price of $22.50 and such pro forma net tangible book value per share of Common Stock of $3.22.


     The following table illustrates the calculation of the per share dilution described above.


Assumed initial public offering price per share.......................................            $22.50
                                                                                                  ------
     Actual net tangible book value per share at March 31, 1997.......................   $4.78
                                                                                         -----
     Decrease in net tangible book value per share attributable to the Refinancing
      (including the payment of the Selling Stockholder Dividend) and the Restricted
      Stock Issuance..................................................................    1.56
                                                                                         -----
Pro forma net tangible book value per share...........................................              3.22
                                                                                                  ------
Dilution per share to New Investors...................................................            $19.28
                                                                                                  ------
                                                                                                  ------

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the Refinancing and the Offerings. This table should be read in conjunction with 'Unaudited Pro Forma Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the combined financial statements of the Company and related notes thereto included elsewhere in this Prospectus.



                                                                                      MARCH 31, 1997
                                                                                 ------------------------
                                                                                 ACTUAL    AS ADJUSTED(1)
                                                                                 ------    --------------
                                                                                  (DOLLARS IN MILLIONS)

Short-term debt...............................................................   $ 25.2        $ 25.2
                                                                                 ------       -------
                                                                                 ------       -------
Long-term debt:
     Notes payable to related parties.........................................   $195.8        $   --
     Other....................................................................      9.1           9.1
     New Credit Facility......................................................     --           242.5
                                                                                 ------       -------
          Total long-term debt................................................    204.9         251.6
                                                                                 ------       -------
Shareholders' equity:
     Common Stock, par value $.01, 75,000,000 shares authorized, 24,250,000 shares issued and outstanding, actual, 24,500,000 shares issued and
       outstanding, as adjusted...............................................       .2            .2
     Additional paid-in capital...............................................     94.7          78.6
     Retained earnings........................................................     20.9        --
                                                                                 ------       -------
          Total shareholders' equity..........................................    115.8          78.8
                                                                                 ------       -------
                    Total capitalization......................................   $320.7        $330.4
                                                                                 ------       -------
                                                                                 ------       -------


------------






(1) Reflects the Selling Stockholder Dividend and the Restricted Stock Issuance. Excludes an aggregate of 1,103,750 shares of Common Stock to be reserved for issuance upon the exercise of options expected to be granted at the initial public offering price to the Company's executive officers and key employees upon consummation of the Offerings pursuant to the Stock Incentive Plan. See 'Executive Compensation -- Stock Incentive Plan.'

                            SELECTED FINANCIAL DATA
             (IN MILLIONS, EXCEPT PER SHARE AND CERTAIN OTHER DATA)


     The selected financial data set forth in the following table for the years ended December 31, 1992 and 1993, the periods January 1, 1994 to June 8, 1994 and June 9, 1994 to December 31, 1994, and the years ended December 31, 1995 and 1996 and at December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the audited combined financial statements of the Company and the audited consolidated financial statements of the Predecessor. The data presented for the three months ended March 31, 1996 and 1997 and at March 31, 1997 are derived from the unaudited combined financial statements of the Company and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the data for such periods. Results of operations for the period ended March 31, 1997 are not necessarily indicative of results that may be expected for the full year. As a result of the Acquisition, which was accounted for as a purchase, the Company's results of operations, cash flows and financial position for the periods after June 8, 1994 are not comparable to prior periods.



     The pro forma statement of operations data give pro forma effect to the Refinancing as if it had occurred on January 1, 1996. The pro forma balance sheet data give pro forma effect to the Refinancing and the Restricted Stock Issuance as if they had occurred on March 31, 1997. The pro forma financial adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Such pro forma data are for informational purposes only and may not be indicative of the results of operations or financial position of the Company had the Refinancing and the Restricted Stock Issuance actually occurred on such dates.


     The following selected financial data should be read in conjunction with 'Unaudited Pro Forma Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the combined financial statements of the Company and related notes thereto and the audited consolidated financial statements of the Predecessor and related notes thereto included elsewhere in this Prospectus. Certain reclassifications have been made to the financial data of the Predecessor to conform to the presentation of such data by the Company.


                                                        PREDECESSOR                                       THE COMPANY
                                             ---------------------------------    -------------------------------------------------
                                                                                                                      THREE MONTHS
                                                 YEAR ENDED                                       YEAR ENDED              ENDED
                                                DECEMBER 31,    JANUARY 1 TO   JUNE 9 TO         DECEMBER 31,          MARCH 31,
                                             ------------------    JUNE 8,    DECEMBER 31,  ------------------    -----------------
                                              1992        1993       1994        1994        1995         1996      1996       1997
                                             ------      ------  ------------ ------------ --------      ------    ------    ------
STATEMENT OF OPERATIONS DATA:
    Net sales............................... $834.4      $794.2    $355.0      $543.3      $1,061.3    $ 1,043.6   $258.0   $ 251.0
    Gross profit............................   81.7        97.7      44.2        73.4         138.7        188.3     36.0      48.8
    Operating income (loss).................  (44.4)(1)     2.3       1.1        20.3          44.5         78.5      8.9      19.2
    Interest expense, net(6)................  (14.4)      (29.0)    (12.1)      (11.0)        (20.7)       (19.6)    (5.2)     (4.9)
    Earnings (loss) before income taxes.....  (69.2)      (26.3)    (11.0)        9.3          23.8         58.9      3.7      14.3
    Loss from discontinued operations(2)....   (2.7)      (31.3)     --          --             --          --         --       --
    Cumulative effect of accounting
      change(3).............................    7.5        --        --          --             --          --         --       --
    Income tax benefit (provision)..........   --          --          .1        (6.5)          1.5(4)     (19.7)    (1.2)     (5.7)
    Net income (loss).......................  (64.4)      (57.6)    (10.9)        2.8          25.3         39.2      2.5       8.6
    Earnings per share(5)...................                                   $  .12      $   1.04    $    1.62   $  .10   $   .35
    Weighted average number of shares
      outstanding(5)........................                                     24.3          24.3         24.3     24.3      24.3
PRO FORMA STATEMENT OF OPERATIONS DATA:
    Operating income........................                                                           $    78.5            $  19.2
    Interest expense, net(6)................                                                               (14.1)              (3.4)
    Net income..............................                                                                42.5                9.5
    Earnings per share(5)...................                                                           $    1.75            $   .39
OTHER DATA:
    Average daily COMEX price per pound of
      copper cathode........................ $ 1.03      $ 0.85    $ 0.91      $ 1.20(7)   $   1.35    $    1.06   $ 1.18   $  1.11
    Capital expenditures.................... $ 15.5      $ 11.7    $  6.2      $  9.1      $   26.2    $    30.0   $  5.6   $   4.0
    Depreciation and amortization of fixed
      assets................................   19.8        17.4       7.5         6.7          11.7         12.1      3.0       3.3
    Number of employees (at end of period)..  4,400       4,500                 4,200         4,100        3,900    4,100     3,800


                                                           DECEMBER 31                      DECEMBER 31,
                                                        -------------------    ---------------------------------          MARCH 31,
                                                          1992      1993         1994        1995        1996              1997
                                                         ------   ---------   ---------    --------    ---------        -----------
BALANCE SHEET DATA:
    Working capital.........................             $206.8    $227.7      $224.8      $  234.4    $   205.6         $214.9
    Net assets of discontinued operations(2)               82.8      48.4      --             --          --               --
    Total assets............................              710.7     620.4       518.7         535.6        513.6          540.3
    Long-term debt..........................              262.2     293.4       206.5         205.9        205.1          204.9
    Other long-term liabilities.............               70.8      76.7        94.1          71.9         71.0          72.1
    Shareholders' equity....................              218.7     139.9        97.6         122.9        107.4(8)       115.8
PRO FORMA BALANCE SHEET DATA:
    Working capital.........................                                                                             $214.9
    Total assets(9).........................                                                                              540.7
    Long-term debt(10)......................                                                                              251.6
    Shareholders' equity(11)................                                                                               78.8

                                                   (footnotes on following page)

(footnotes from previous page)

 (1) Includes (i) an $11.5 million restructuring provision for the consolidation of general and administrative functions and the reconfiguration of certain manufacturing plants and (ii) a $10.0 million loss on the sale of the Predecessor's Indiana Steel & Wire Company subsidiary.

 (2) Represents the Predecessor's loss from operations and loss on the sale of the assets of its Marathon LeTourneau Company heavy equipment manufacturing subsidiary. The net assets sold are reflected as net assets of discontinued operations.

 (3) Reflects the benefit of the cumulative effect of implementing Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes'.

 (4) At December 31, 1995, the Company recognized the full value of its net deferred tax assets; accordingly, goodwill recorded in the Acquisition was eliminated and the Company recognized a tax benefit of $1.7 million. See
     Note 11 to combined financial statements.


 (5) Earnings per share was computed based on the weighted average common shares outstanding for each period, adjusted for a 121,250-for-1 stock split.



 (6) See footnote (2) to 'Unaudited Pro Forma Financial Data'.



 (7) The average daily COMEX price per pound for the full year 1994 was $1.07.



 (8) After the payment of dividends totaling $55.1 million.



 (9) Adjusted to reflect capitalization of estimated deferred financing costs related to the Refinancing.



(10) Adjusted to reflect an initial borrowing under the New Credit Facility of $267.7 million at March 31, 1997 and the use of the proceeds as follows:
     (i) repayment of intercompany indebtedness of $195.8 million; (ii) repayment of $25.2 million of outstanding bank debt; (iii) payment of $42.6 million as the Selling Stockholder Dividend; (iv) payment of $2.0 million for the purchase of the Related Companies; (v) repayment of $1.7 million of intercompany advances owed by the Related Companies to Wassall; and (vi) payment of $0.4 million of estimated expenses of the Refinancing.



(11) Adjusted to reflect (i) the Selling Stockholder Dividend of $42.6 million and (ii) the Restricted Stock Issuance.

                       UNAUDITED PRO FORMA FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


     The unaudited pro forma statement of operations data set forth below give effect to the Refinancing as if it had occurred on January 1, 1996. The unaudited pro forma balance sheet data give pro forma effect to the Refinancing and the Restricted Stock Issuance as if they had occurred on March 31, 1997. The pro forma financial adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial data are for informational purposes only and may not necessarily be indicative of the results of operations or financial position of the Company had the Refinancing and the Restricted Stock Issuance actually occurred on such dates. The following pro forma financial data should be read in conjunction with 'Capitalization,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the audited combined financial statements of the Company and related notes thereto included elsewhere in this Prospectus.


                                                                                                          THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31, 1996                MARCH 31, 1997
                                                          --------------------------------------    --------------------------------
                                                          HISTORICAL  ADJUSTMENTS    PRO FORMA    HISTORICAL  ADJUSTMENTS  PRO FORMA
                                                          ----------  -----------    ---------    ----------- -----------  ---------
STATEMENT OF OPERATIONS DATA:
    Net sales..........................................    $1,043.6                  $1,043.6       $251.0                 $ 251.0
    Cost of sales......................................       855.3                     855.3        202.2                   202.2
                                                          ----------                 ---------    ---------               ---------
    Gross profit.......................................       188.3                     188.3         48.8                    48.8
    Selling, general and administrative expenses.......       109.8      --    (1)      109.8         29.6    --    (1)       29.6
                                                          ----------  -----------    ---------    --------------------    ---------
    Operating income...................................        78.5      --              78.5         19.2    --              19.2
    Interest expense to related parties................       (19.6)    $  19.6(2)      --            (4.8)  $   4.8(2)      --
    Other interest expense.............................        (1.1)      (13.7)(2)     (14.8 )        (.3)     (3.3)(2)      (3.6)
    Interest income....................................         1.1         (.4)(2)        .7           .2                      .2
                                                          ----------  -----------    ---------    --------------------    ---------
    Earnings before income taxes.......................        58.9         5.5          64.4         14.3       1.5          15.8
    Income tax provision...............................       (19.7)       (2.2)(3)     (21.9 )       (5.7)      (.6)(3)      (6.3)
                                                          ----------  -----------    ---------    --------------------    ---------
    Net income.........................................    $   39.2     $   3.3      $   42.5       $  8.6   $    .9       $   9.5
                                                          ----------  -----------    ---------    --------------------    ---------
                                                          ----------  -----------    ---------    --------------------    ---------
    Earnings per share(4)..............................    $   1.62     $   .13      $   1.75       $  .35   $   .04       $   .39
    Weighted average number of shares outstanding(4)...        24.3        24.3          24.3         24.3      24.3          24.3
BALANCE SHEET DATA (AT MARCH 31):
    Working capital....................................                                             $214.9                 $ 214.9
    Total assets.......................................                                              540.3   $    .4(5)      540.7
    Long-term debt.....................................                                              204.9      46.7(6)      251.6
    Shareholders' equity...............................                                              115.8     (37.0)(7)      78.8



------------


(1) Prior to the Offerings, selling, general and administrative expenses included fees of $1.6 million for 1996 and $0.6 million for the three months ended March 31, 1997 for financial, management and other services provided by a U.S. affiliate of the Selling Stockholder. Following the Offerings, these fees will be eliminated and selling, general and administrative expenses will include certain legal, insurance and other corporate expenses, which the Company believes will approximate these fees.



(2) Adjustments to reflect a net decrease in interest expense resulting from consummation of the Refinancing. The adjustments include: (i) elimination of interest expense to related parties of $19.6 million for 1996 and $4.8 million for the three months ended March 31, 1997 resulting from the expected repayment of $195.8 million of intercompany long-term debt with a weighted average interest rate of 9.9% per annum; (ii) interest expense on the New Credit Facility of $13.7 million for 1996 and $3.3 million for the three months ended March 31, 1997 reflecting an interest rate of 5.75% per annum (representing a 37.5 basis point spread over the one month London interbank offered rate ('LIBOR')) and $242.1 million of average borrowings assumed to be outstanding during 1996 and $245.1 million of average borrowings assumed to be outstanding during the three months ended March 31, 1997 (based upon an initial borrowing of $242.4 million as of January 1,
    1996) and General Cable's actual borrowing and repayment experience in 1996 and the three months ended March 31, 1997; and (iii) amortization of deferred financing costs. Historical interest income in 1996 included $0.4 million of earnings on excess cash, which were assumed to have been eliminated as a result of the Refinancing.


(3) Represents the income tax effect of the adjustments described in (1) and (2) above at a 40% effective tax rate.


(4) Earnings per share was computed based on the weighted average common shares outstanding for each period, adjusted for a 121,250-for-1 stock split.



(5) Represents capitalization of estimated deferred financing costs related to the Refinancing.



(6) Represents adjustments to reflect an initial borrowing under the New Credit Facility of $267.7 million at March 31, 1997 and the use of the proceeds as follows: (i) repayment of intercompany indebtedness of $195.8 million; (ii) repayment of $25.2 million of outstanding bank debt; (iii) payment of $42.6 million as the Selling Stockholder Dividend; (iv) payment of $2.0 million for the purchase of the Related Companies; (v) repayment of $1.7 million of intercompany advances to the Related Companies; and (vi) payment of $0.4 million of estimated expenses of the Refinancing.





(7) Represents adjustments to reflect (i) the Selling Stockholder Dividend of $42.6 million and (ii) the Restricted Stock Issuance.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion of General Cable's historical results of operations and financial condition should be read in conjunction with the combined financial statements of General Cable, the consolidated financial statements of the Predecessor and the respective notes thereto included elsewhere in this Prospectus. General Cable acquired the Predecessor in a transaction accounted for as a purchase effective June 9, 1994. Solely for purposes of comparing results of operations in 1995 and 1994, the Predecessor's operating results for the 1994 pre-Acquisition period have been combined with the Company's operating results for the 1994 post-Acquisition period. The combined results of operations for 1994 may not be indicative of the results that would have been achieved if the Acquisition had not occurred, primarily due to the difference in accounting basis resulting from the Acquisition.

     The combined financial statements include the results of operations and assets and liabilities of the Related Companies, which were transferred from the Company to Wassall subsequent to the Acquisition. Wassall will sell the Related Companies to General Cable following completion of the Offerings for $2.0 million. See 'Certain Relationships and Related Transactions.'

     Since the Acquisition, General Cable has taken a number of initiatives designed to improve its profitability and productivity, including investment in new production equipment and information systems; rationalization of manufacturing facilities and product lines; consolidation of distribution locations; product redesign; improved materials procurement and usage; and the establishment of business teams and other organizational changes.


     General Cable's reported net sales are directly influenced by the price of copper. The cost of copper has been subject to considerable volatility over the past several years, with the daily copper cathode selling price on the COMEX averaging $1.07 per pound in 1994, $1.35 per pound in 1995, $1.06 per pound in 1996 and $1.11 per pound in the first quarter of 1997. However, as a result of a number of practices intended to match copper purchases with sales, the Company's profitability has generally not been significantly affected by changes in copper prices. For certain of the Company's products (primarily building wire and portable cord), which are priced on a daily basis, the Company purchases copper at prices based on the average of the daily closing selling prices of copper on the COMEX for the month in which the purchase occurs, plus a negotiated premium (principally representing transportation costs and processing charges). For a portion of its other sales, the Company purchases copper cathode from its existing vendor base at a firm price for future delivery against orders or, with respect to a contract that is fixed as to price but not as to volume, for a portion of the estimated volume. Finally, the Company's arrangements with certain customers provide for the pass-through of changes in copper costs through price revisions. As a result of these practices, the Company generally passes changes in copper prices along to its customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. Generally, the Company does not engage in speculative metals trading or other speculative activities, nor does it engage in activities to hedge the underlying value of its copper inventory. In addition, the New Credit Facility will contain a provision restricting General Cable from engaging in hedging activities other than in the ordinary course of business. See 'Risk Factors -- Impact of Copper Prices' and 'Business -- Raw Materials.'


     General Cable generally experiences certain seasonal trends in sales and cash flow. Relatively significant amounts of cash are generally required during the first and second quarters of the year to build inventories in anticipation of higher demand during the spring and summer months, when construction activity increases. In general, receivables related to higher sales activity during the spring and summer months are collected during the third and fourth quarters of the year.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, statement of operations data in millions of dollars and as a percentage of net sales.


                                             YEAR ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                            ---------------------------------------------------------    ----------------------------------
                                1994(1)             1995(2)              1996(2)             1996(2)            1997(2)
                            ---------------    -----------------    -----------------    ---------------    ---------------
                              $         %         $          %         $          %        $         %        $         %
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----

Net sales................   $898.3    100.0%   $1,061.3    100.0%   $1,043.6    100.0%   $258.0    100.0%   $251.0    100.0%
Cost of sales............    780.7     86.9       922.6     86.9       855.3     82.0     222.0     86.0     202.2     80.6
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----
Gross profit.............    127.6     13.1       138.7     13.1       188.3     18.0      36.0     14.0      48.8     19.4
Selling, general and
  administrative
  expenses...............     96.2     10.7        94.2      8.9       109.8     10.5      27.1     10.5      29.6     11.8
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----
Operating income.........     21.4      2.4        44.5      4.2        78.5      7.5       8.9      3.4      19.2      7.6
Interest expense, net....    (23.1)    (2.6)      (20.7)    (2.0)      (19.6)    (1.9)     (5.2)    (2.0)     (4.9)    (2.0)
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----
Earnings (loss) before
  taxes..................     (1.7)     (.2)       23.8      2.2        58.9      5.6       3.7      1.4      14.3      5.7
Income tax (expense)
  benefit................     (6.4)     (.7)        1.5       .1       (19.7)    (1.9)     (1.2)     (.5)     (5.7)    (2.3)
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----
Net income (loss)........   $ (8.1)     (.9)%  $   25.3      2.4%   $   39.2      3.8%   $  2.5      1.0%   $  8.6      3.4%
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----
                            ------    -----    --------    -----    --------    -----    ------    -----    ------    -----


------------

(1) As discussed under 'General' above, the dollar amounts and percentages for 1994 combine the operating results of the Predecessor for the pre-Acquisition period with those of the Company for the post-Acquisition period.

(2) Percentages do not add due to rounding.


THREE MONTHS ENDED MARCH 31, 1997 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1996



     Net sales for the three months ended March 31, 1997 decreased $7.0 million, or 2.7%, to $251.0 million from net sales of $258.0 million for the same period in 1996. The decrease reflects a decrease of $8.4 million, or 9.7%, in the net sales of the Communications Group and an increase of $1.4 million, or 0.9%, in the net sales of the Electrical Group. Such amounts reflect a $0.07 decrease in the weighted average monthly COMEX price per pound of copper in the first three months of 1997 and other factors as discussed in the following paragraph.



     After adjusting the net sales for the first three months of 1996 to reflect the $0.07 lower weighted average monthly COMEX price per pound of copper sold by the Company in the first three months of 1997, net sales were $0.9 million, or 0.4%, lower than the first three months of 1996. The decrease in copper-adjusted net sales reflected an 8.2% decrease in the copper-adjusted net sales of the Communications Group and a 3.7% increase in the copper-adjusted net sales of the Electrical Group. The decrease in Communications Group net sales primarily reflected a decline in the volume of sales of PIC to U S WEST due to an expected decline in U S WEST's requirements for PIC in 1997 and a delay in the timing of expected orders. This decline, along with a decrease in pricing for certain datacom products, was partially offset by increased sales of PIC to other customers and increased datacom unit volume. The growth in Electrical Group net sales was primarily due to more favorable building wire pricing and increased copper-adjusted net sales of OEM assemblies, portable cord and automotive products in the first three months of 1997 compared to the same period in 1996.



     Gross profit increased $12.8 million, or 35.6% to $48.8 million in the first three months of 1997 from $36.0 million in the first three months of 1996. General Cable's gross margin increased to 19.4% in the first three months of 1997 from 14.0% in the first three months of 1996. The improvement in the 1997 period was primarily attributable to manufacturing cost reductions and improved building wire pricing, partially offset by a decrease in pricing for certain datacom products. On a copper-adjusted basis (to the first three months of 1997), the Company's gross margin was 14.3% in the first three months of 1996.



     The reduction in manufacturing costs in the first three months of 1997 compared to the same period in 1996 reflected (i) the effects of continued rationalization of production facilities; (ii) improvement of capacity utilization, including the conversion of certain facilities from five day to seven day per week continuous production schedules; (iii) product redesigns to lower material costs; and (iv) capital investment and other improvements in manufacturing processes to improve materials usage and reduce waste.



     Selling, general and administrative expenses increased $2.5 million, or 9.2%, to $29.6 million in the first three months of 1997 from $27.1 million in the first three months of 1996. Selling, general and administrative expenses as a percentage of sales were 11.8% in the first three months of 1997, compared to 10.8% of copper-adjusted (to 1997) sales in the first three months of 1996. The increase primarily reflected higher transportation costs, higher advertising and marketing expenses and increased incentive compensation expense.



     The Company incurred net interest expense of $4.9 million in the first three months of 1997 compared to $5.2 million in the first three months of 1996. The reduction in 1997 reflects the repayment of an $8.0 million related party note during 1996.



     The effective income tax rate for the three months ended March 31, 1997 was 39.9% compared to approximately 32.4% for the three months ended March 31, 1996. The lower 1996 effective tax rate reflected the impact of certain tax return reconciliation adjustments.


YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Net sales for 1996 decreased $17.7 million, or 1.7%, to $1,043.6 million in 1996 from 1995 net sales of $1,061.3 million. The decrease reflects a decrease of $36.1 million, or 5.1%, in the net sales of the Electrical Group, partially offset by an increase of $18.4 million, or 5.2%, in the net sales of the Communications Group. Such amounts reflect a $0.29 decrease in the weighted average monthly COMEX price per pound of copper in 1996, partially offset by increased volume and other factors as discussed in the following paragraph.

     After adjusting 1995 net sales to reflect the $0.29 lower weighted average monthly COMEX price per pound of copper sold by the Company in 1996, net sales for 1996 represented an $80.6 million, or 8.4%, increase over 1995. The increase in copper-adjusted net sales reflected a 13.1% increase in copper-adjusted net sales of the Communications Group and a 5.8% increase in copper-adjusted net sales of the Electrical Group. The growth in Communication Group sales was primarily due to increased volume of sales of PIC to RBOCs and increased demand for high-bandwidth twisted pair data cables. The growth in Electrical Group sales reflected a 5.0% increase in copper-adjusted net sales of building wire primarily due to more favorable pricing as market conditions improved in the second half of 1996, and a 9.7% increase in copper-adjusted net sales of portable cord principally due to increased volume.

     Gross profit increased $49.6 million, or 35.8%, to $188.3 million in 1996 from $138.7 million in 1995. General Cable's gross margin increased to 18.0% in 1996 from 13.1% in 1995. On a copper-adjusted basis (to 1996), the Company's gross margin was 14.4% in 1995. The improvement in 1996 was primarily attributable to manufacturing cost reductions and the increases in selling prices and sales volumes discussed above.

     The reduction in manufacturing costs in 1996 reflected (i) continued rationalization of production facilities through the closing of two plants; (ii) improvement of capacity utilization at remaining facilities, including the conversion of four facilities from five day to seven day per week continuous production schedules; (iii) improved production efficiencies resulting from higher production levels; (iv) raw material cost reductions reflecting decreased prices for resins and other non-copper raw materials and product redesigns to lower material costs; and (v) capital investment and other improvements in manufacturing processes to improve materials usage and reduce waste.

     Selling, general and administrative expenses increased $15.6 million, or 16.6%, to $109.8 million in 1996 from $94.2 million in 1995. Selling, general and administrative expenses as a percentage of sales were 10.5% in 1996, compared to 9.8% of copper-adjusted (to 1996) sales in 1995. The increase primarily reflected higher sales volume-related expenses such as transportation and higher salary and related expenses attributable to increases in staff to support expansion of the Company's direct sales force and marketing function, the restructuring of its distribution processes and new product development efforts. In addition, expenses in 1996 included increases in incentive compensation and advertising expenses.

     The Company incurred net interest expense of $19.6 million in 1996 compared to $20.7 million in 1995. The reduction in 1996 expense reflects the repayment of an $8.0 million related party note.

     The provision for income taxes was $19.7 million in 1996 compared to a benefit of $1.5 million in 1995. Prior to 1995, General Cable recorded a full valuation allowance against its net deferred tax asset because of uncertainties as to the amount of taxable income that would be generated in future years. In 1995, the Company determined that it was more likely than not that future taxable income would be sufficient to enable General Cable to realize all of its deferred tax assets. In accordance with the provisions of SFAS No. 109, 'Accounting for Income Taxes', the reversal of the valuation allowance resulted in a $63.0 million reduction of goodwill and a deferred tax benefit of $1.7 million in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Net sales for 1995 increased $163.0 million, or 18.1%, to $1,061.3 million in 1995 from $898.3 million in 1994. The increase reflects an increase of $88.8 million, or 33.1%, in the net sales of the Communications Group and an increase of $74.2 million, or 11.8%, in the net sales of the Electrical Group. Such amounts reflect a $0.28 increase in the weighted average monthly COMEX price per pound of copper in 1995, increased volume and other factors discussed in the following paragraph.


     After adjusting 1994 net sales to reflect the $0.28 higher weighted average monthly COMEX price per pound of copper sold by the Company in 1995, net sales for 1995 represented a $74.4 million, or 7.5%, increase over 1994. The increase in copper-adjusted net sales primarily reflected a 24.1% increase in copper-adjusted net sales of the Communications Group, primarily due to the full year impact of a long-term supply contract with U S WEST entered into in November 1994.


     Gross profit increased $21.1 million, or 17.9%, to $138.7 million from $117.6 million in 1994. The increase reflected reductions in product cost and increased sales volume. Results for 1994 benefitted from a $10.3 million reduction (compared to a $0.2 million reduction in 1995) in cost of sales resulting from the liquidation of inventory quantities accounted for on a last-in-first-out basis. The Company's gross margin was 13.1% in both 1995 and 1994. On a copper-adjusted basis (to 1995), the Company's gross margin was 11.9% in 1994.

     Reductions in manufacturing costs in 1995 resulted from (i) rationalization of production facilities through the closing of three plants; (ii) improvement of capacity utilization at other facilities; (iii) improved production efficiencies resulting from higher production levels; and (iv) capital investment and other improvements in manufacturing processes to improve materials usage and reduce waste. These improvements were partially offset by higher raw material prices and the additional cost of purchasing finished goods from outside vendors to meet an increase in customer demand for PIC while the Company was adding capacity.

     Selling, general and administrative expenses decreased $2.0 million, or 2.1%, to $94.2 million in 1995 from $96.2 million in 1994 primarily due to the restructuring of the Company's sales, marketing and administrative functions following the Acquisition. Selling, general and administrative expenses as a percentage of sales were 8.9% in 1995 compared to 9.7% of copper-adjusted (to
1995) sales in 1994.

     The Company incurred net interest expense of $20.7 million in 1995 compared to $23.1 million in 1994, principally due to lower average outstanding borrowings.

     Income taxes in 1995 reflected a benefit of $1.5 million compared to a provision of $6.4 million in 1994. The Company's income tax provision in 1994 principally reflected alternative minimum tax for which no deferred tax benefit was realized for the related tax credit due to a full valuation allowance on the Company's deferred tax assets at December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES


     In general, the Company requires cash for working capital, capital expenditures, debt repayment, interest and taxes. The Company's working capital requirements increase when it experiences strong incremental demand for products and/or significant copper price increases. Since the Acquisition, the Company has satisfied its cash requirements through a combination of funds generated from operations, related party borrowings and external borrowings. At March 31, 1997, the Company had outstanding long-term borrowings due Wassall and its subsidiaries of $195.8 million, intercompany advances due Wassall and its subsidiaries of $1.7 million and borrowings of $25.2 million under existing bank lines of credit, all of which will be repaid in the Refinancing. After completion of the Offerings, the Company will be required to meet all its cash requirements through funds generated from operations and external borrowings, without any support from Wassall. Based upon historical experience and the expected availability of funds under the New Credit Facility, the Company expects that its sources of liquidity will be sufficient to enable it to meet its cash requirements for working capital, capital expenditures, debt repayment, interest and taxes through 1998.


     Cash flow used by operating activities in the first three months of 1997 was $18.2 million. This principally reflected net income before depreciation and deferred taxes of $12.6 million, offset by a $20.7 million increase in accounts receivable, a $4.6 million increase in inventories and a $4.2 million reduction in accounts payable, accrued liabilities and other long-term liabilities. Accounts receivable increased due to an increase in selling prices resulting from a $0.12 per pound increase in copper prices in the first quarter of 1997 and higher sales volume in the first quarter of 1997 compared to the fourth quarter of 1996. Inventories increased during the first quarter of 1997 to support anticipated seasonal product demand during the second and third quarters. The reduction in accounts payable, accrued and other long-term liabilities principally reflected a decrease in accounts payable.


     Cash flow provided by operating activities in 1996 was $80.8 million. This principally reflected net income before depreciation and deferred taxes of $60.6 million, a $17.6 million reduction in inventory levels and a $12.1 million reduction in accounts receivable partially offset by an $11.6 million reduction in accounts payable, accrued liabilities and other long-term liabilities. Inventory was reduced as General Cable consolidated several inventory stocking locations into regional distribution centers and instituted new processes for forecasting, scheduling and inventory management. Accounts receivable decreased due to a decline in selling prices resulting from a $0.33 per pound decrease in copper prices in the fourth quarter of 1996, partially offset by higher sales volume in that quarter. The reduction in accounts payable, accrued liabilities and other long-term liabilities primarily reflected expenditures related to the closure of two manufacturing facilities.


     Cash flow used in investing activities was $35.5 million in 1996 and $3.8 million in the first three months of 1997, principally reflecting, in both periods, capital expenditures. The 1996 amount also reflected a $6.4 million investment in the Company's fiber optic cable joint venture with SpecTran Corporation ('SpecTran').



     General Cable expended $15.3 million, $26.2 million and $30.0 million for capital projects during 1994, 1995 and 1996, respectively, and $4.0 million in the first three months of 1997. Capital expenditures in 1996 consisted of projects to reduce product costs, increase capacity and modernize machinery and equipment. Although it has no material commitments for capital expenditures in 1997, General Cable expects to spend approximately $38.0 million for capital projects in 1997 in order to further increase manufacturing productivity and to selectively add production capacity.



     Cash flow provided by financing activities in the first three months of 1997 was $23.0 million, reflecting the proceeds of borrowings under the Company's revolving credit line. Cash flow used in financing activities in 1996 was $57.1 million, consisting primarily of dividends totaling $55.1 million.


ENVIRONMENTAL AND ASBESTOS-RELATED LITIGATION MATTERS


     General Cable's expenditures for environmental compliance and remediation amounted to approximately $0.3 million, $2.0 million and $1.0 million in 1994, 1995 and 1996, respectively, and $0.1 million for the first three months of 1997, and the Company expects to spend approximately an additional $0.9 million for these purposes in the remainder of 1997. In addition, subsidiaries of the Company have been named as PRPs in certain proceedings that involve environmental remediation. General Cable had accrued $7.2 million at March 31, 1997 for all environmental liabilities. In connection with the Acquisition, American Premier has agreed to indemnify General Cable against certain environmental liabilities arising out of General Cable's or its predecessor's ownership or operation of properties and assets. While it is difficult to estimate future environmental liabilities, General Cable does not currently anticipate any material adverse effect on its results of operations, cash flows or financial position as a result of compliance with federal, state, local or foreign environmental laws or regulations or remediation costs. See 'Business -- Environmental Matters.'



     General  Cable's   expenditures  for   asbestos  litigation   amounted   to
approximately $0.5 million, $0.5 million and $0.6 million in 1994, 1995 and 1996, respectively, and $0.1 million for the first three months of 1997 (before reimbursement of a substantial portion thereof under the settlement agreement described below), all of which were for defense costs. General Cable had accrued approximately $2.2 million for this litigation at March 31, 1997. General Cable has entered into a settlement agreement with certain principal primary insurers concerning liability for the costs of defense, judgments and settlements, if any, in the asbestos litigation. Subject to the terms and conditions of the settlement agreement, the insurers are responsible for a substantial portion of the costs and expenses incurred in the defense or resolution of such litigation. The Company does not believe that the outcome of the litigation will have a material adverse effect on its results of operations, cash flows or financial position. See 'Business -- Legal Proceedings.'

THE NEW CREDIT FACILITY

     Prior to consummation of the Offerings, General Cable intends to enter into the New Credit Facility with The Chase Manhattan Bank, as administrative agent (the 'Agent'), and a syndicate of banks. The following summary of the principal terms of the New Credit Facility does not purport to be complete and is subject to the detailed provisions of the agreement governing the New Credit Facility, a copy of which will be filed as an exhibit to the Registration Statement (as defined herein) of which this Prospectus is a part. The Company and the Agent have entered into a commitment letter pursuant to which the Agent has committed to provide the full amount of the facility.


     The New Credit Facility will consist of a five-year senior unsecured revolving credit and competitive advance facility in an aggregate principal amount of $350.0 million. Borrowings will be guaranteed by General Cable's principal operating subsidiaries. General Cable intends to make an initial borrowing of approximately $271.8 million under the New Credit Facility concurrently with consummation of the Offerings and to use the proceeds thereof to (i) repay all of its outstanding revolving bank debt (which is anticipated to be approximately $26.1 million on the date of the consummation of the Offerings), (ii) repay all intercompany debt and advances owed to Wassall and its subsidiaries (which, together with accrued interest, are anticipated to amount to approximately $200.7 million on the date of the consummation of the Offerings), (iii) pay $42.6 million as the Selling Stockholder Dividend; (iv) pay $2.0 million for the purchase of the Related Companies from Wassall and (v) pay estimated expenses of the Refinancing of $0.4 million. Future borrowings will be available for general corporate purposes, including acquisitions.


     Revolving Credit loans will  bear interest, at  General Cable's option,  at
(i) a spread over LIBOR or (ii) the 'Alternate Base Rate', which will be defined as the higher of (a) the Agent's Prime Rate, (b) the secondary market rate for certificates of deposit (adjusted for reserve requirements) plus 1% and (c) the Federal Funds Effective Rate (i.e., for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers). The spread over LIBOR will range between 17.0 and 42.5 basis points per annum, depending upon the Company's Leverage Ratio (as defined below), and will initially be 25.0 basis points per annum until the date by which the Company is required to furnish financial statements with respect to the fiscal year ending December 31, 1997.

     A facility fee will accrue on the full amount of the New Credit Facility, regardless of usage. The facility fee will range between 8.0 and 20.0 basis points per annum, depending upon the Company's Leverage Ratio, and will initially be 12.5 basis points per annum until the date by which the Company is required to furnish financial statements with respect to the fiscal year ending December 31, 1997.

     The New Credit Facility will require General Cable to maintain an Interest Coverage Ratio (defined as the ratio of earnings before interest, taxes, depreciation and amortization ('EBITDA') to Cash Interest Expense (as defined in the New Credit Facility)) for any period of four consecutive fiscal quarters of not less than 2.50 to 1.00 with step-ups to be agreed upon and a Leverage Ratio (defined as the ratio of Indebtedness (as defined in the New Credit Facility) to EBITDA) at any date and for the period of the four most recently ended consecutive fiscal quarters of not more than 3.75 to 1.00. The New Credit Facility will also contain limitations on (i) mergers, consolidations and certain asset sales and dispositions; (ii) subsidiary indebtedness and guarantees; (iii) liens and sale-leaseback transactions; (iv) transactions with affiliates; (v) dividends on, and redemptions and repurchases of, capital stock;
(vi) covenants restricting dividends and advances by subsidiaries; (vii) loans and investments; (viii) issuance of capital stock by subsidiaries; (ix) hedging activities other than in the ordinary course of business; and (x) changes in business.

                                    BUSINESS

     General Cable is a leader in the development, design, manufacture, marketing and distribution of copper wire and cable products for the communications and electrical markets. Communications wire and cable transmits low voltage signals for voice, data, video and control applications. Electrical wire and cable conducts electrical current for power and control applications. General Cable believes that its principal competitive strengths include its breadth of product line; brand recognition; distribution strength; customer selection, sales and service; and improved operating efficiency.

     The principal markets, products, distribution channels and end-users of each of General Cable's seven principal product categories are summarized below:

                                                                              PRINCIPAL
                              PRINCIPAL                                      DISTRIBUTION          PRINCIPAL
  PRODUCT CATEGORY             MARKETS             PRINCIPAL PRODUCTS          CHANNELS            END-USERS

COMMUNICATIONS GROUP:
Outside Voice and       Telecom Local Loop       PIC; Outside Service       Direct;           Telecommunications
Data                                             Wire                       Distributors      System Operators
Datacom                 Computer Networking      Multi-                     Distributors;     Contractors;
                        and Multimedia           Conductor/Multi-pair;      Direct            Original Equipment
                        Applications             Fiber Optic Cable                            Manufacturers
                                                                                              ('OEMs');
                                                                                              Systems Integrators
Industrial              Building Management;     Multi-Conductor;           Distributors;     Contractors;
Instrumentation and     Entertainment;           Coaxial Cable              Retailers;        Consumers;
Control                 Equipment Control                                   Direct            Industrial

ELECTRICAL GROUP:
Building Wire           Non-Residential and      THHN; Romex'r' Products    Distributors;     Contractors;
                        Residential                                         Retailers         Consumers
                        Construction
Portable Cord           Industrial Power and     Rubber and Plastic-        Distributors;     Industrial;
                        Control                  Jacketed Wire and Cable    Retailers;        Consumers;
                                                                            Direct            Contractors;
                                                                                              OEMs
Cordsets & OEM          Consumer;                Consumer Cordsets;         Retailers;        Consumers;
Assemblies              Industrial Power         OEM Cordsets;              Direct;           Contractors;
                                                 Assemblies                 Distributors      OEMs
Automotive              Parts Aftermarket        Ignition Wire Sets;        Retailers;        Consumers
                                                 Booster Cables             Distributors

INDUSTRY OVERVIEW

     Total shipments of insulated wire and cable (which excludes magnet wire and fiber optic products) in the U.S. during 1995 (the last year for which data are presently available) were estimated by the U.S. Department of Commerce to be approximately $11 billion. The Company estimates that shipments of such products outside of the U.S. during 1995 exceeded $40 billion. U.S. Department of Commerce statistics indicate that during the period from 1992 through 1995, the value of insulated wire and cable shipments increased an average of approximately 9% per annum. The Company believes that factors contributing to this growth include the development of an increasingly complex data and communication infrastructure, industrial expansion and increased construction outlays.

     General Cable believes that there are approximately 350 participants in the U.S. insulated wire and cable market. In recent years, there has been significant consolidation of U.S. wire and cable manufacturers. General Cable believes that the ten largest manufacturers currently account for approximately 50% of the U.S. insulated wire and cable market. The industry is serviced primarily by U.S. production facilities due to high transportation costs.

     Insulated wire and cable is used in a wide array of products. Its principal applications can be divided among four general end-user markets: communications, construction, durable goods and electrical power transmission. The largest product category within the insulated wire and cable industry is building wire, which accounted for approximately 26% of the total U.S. wire and cable market in 1995 according to the U.S. Department of Commerce. Other principal product categories and their share of the total U.S. wire and cable market include power cable (15%), electronic and data wire (13%), telephone and telegraph wire (17%), coaxial and antennae cable (12%) and other, including cord, cordsets and appliance wire (17%). General Cable competes in segments of each of these product categories, except for power cable, and estimates that its served market in the U.S. exceeds $7.0 billion.

GROWTH STRATEGY

     The following are the principal elements of General Cable's growth strategy:

     'One Company' approach. General Cable seeks to enhance its market share and operating performance by offering its diversified product line to customers who previously purchased wire and cable from multiple vendors but prefer to deal with a smaller number of broader-based suppliers. The Company also seeks to develop supply relationships with preferred customers who have a favorable combination of volume, product mix, business strategy and industry position. The Company believes its 'One Company' strategy will become increasingly important as the electrical, data communications, industrial and electronic distribution industries continue to consolidate into a smaller number of larger regional and national participants with broader product lines. The Company also expects that successful execution of its 'One Company Strategy' will provide more efficient purchasing, manufacturing, marketing and distribution for its products. As part of this strategy, the Company has established cross-functional business teams with profit and loss responsibility for its seven product categories. These teams seek opportunities to increase sales to existing customers and to new customers inside and outside of traditional market channels.

     Participation in growth markets. General Cable expects the markets for certain wire and cable products to increase significantly, and believes it is well positioned to participate in such growth. According to industry studies, demand for high-performance datacom and electronic wire is expected to increase. The Company believes that this increase will be driven by the development of computer networks, more powerful workstations, and imaging and multimedia applications. To increase its penetration of these markets, the Company has recently established a joint venture to design, develop, manufacture and market fiber optic premise cable for computer networking and multimedia applications in commercial and industrial markets. The Company believes that demand for copper wire and cable for outside voice and data applications in certain telecommunications markets will increase as a result of greater demand from residential customers for multiple access lines for fax machines and computer modems, and from business customers for greater bandwidth for data distribution and networking applications. Finally, the Company expects that demand for portable cord, cordsets and assemblies will grow as a result of increased demand for home office and communications equipment, expansion and maintenance of industrial equipment and the development of higher specification products for more environmentally demanding industrial applications.

     Further improvements in productivity. Since the Acquisition, General Cable has invested over $65 million in capital projects primarily to increase capacity and productivity; closed five manufacturing facilities representing 20% of total manufacturing floor space; consolidated its distribution operations through the closing of 60 inventory stocking locations and the establishment of three regional distribution centers; reduced salaried headcount by approximately 20%; and upgraded its information systems. The Company believes that these actions have generated significant productivity improvements. For example, on a constant copper-adjusted basis, sales per employee (based on average monthly employment) increased approximately 34% from 1994 to 1996. The Company plans to continue similar programs in the future, including the planned capital investment of $38.0 million in 1997 and the consolidation of several additional inventory stocking locations into the Company's regional distribution centers.

     The Company will also seek to achieve additional efficiencies in materials procurement and usage by working with suppliers to jointly develop programs to improve productivity. Currently, suppliers accounting for approximately 80% of the Company's purchased raw materials participate in such continuous productivity programs.

     New products. General Cable continues to develop new and enhanced products to meet changing customer needs and to improve operating results. Examples of newly introduced products include DreamLan'tm', an enhanced Category 5 data and video cable for office use; multimedia aerial service wire which provides voice, data and video in a single wire that can be easily installed through existing hardware; FrogHide'tm', a 'contractor-duty' extension cord; the Plug-It'tm' family of portable lighting and accessories; VuTron'r' III super-flexible premium portable cord; and the MinuteMan'tm' family of armored cable. In addition, the Company has introduced new packaging and merchandising for both the retail and wholesale markets.

     Joint ventures, strategic alliances and acquisitions. General Cable intends to seek joint venture partners and strategic alliances both domestically and internationally to enhance its manufacturing, distribution and sales capabilities. Current arrangements include: (i) a joint venture with SpecTran for the design, development, manufacture and marketing of communications-grade fiber optic cable for the customer premises market in the United States, Canada and Mexico; (ii) a strategic sourcing agreement with ALFLEX, a leading manufacturer of armored cable; and (iii) a strategic sourcing agreement for large rubber cord with Elektrim, a leading Polish power and electrical equipment manufacturer. In addition, the Company believes that complementary acquisition opportunities exist that would allow the Company to capitalize on its strong brand names, broad customer base, cost-efficient manufacturing capabilities and superior distribution processes.

     International expansion. General Cable currently derives less than 5% of its net sales outside of the U.S. The Company believes that opportunities exist for increased export and international sales, especially as its customers establish international operations and seek global capabilities from their suppliers. The Predecessor had manufacturing facilities in South America and Europe, most of which were divested in the 1980s. However, the Company believes that its brands have retained name-recognition that will assist the Company if it determines to re-enter these markets. Currently, the Company has sales and distribution activities in Canada and Europe and manufacturing facilities in Mexico and the United Kingdom.

PRODUCTS AND MARKETS

COMMUNICATIONS GROUP


     The Communications Group manufactures and sells wire and cable products for voice, data and video transmission applications ('Outside Voice and Data Products'), multi-conductor/multi-pair cables used for computer and telephone interconnections in telephone company central offices and customer premises ('Datacom Products') and specialty products for use in machinery and instrument interconnection, audio, computer, security and other applications ('Industrial Instrumentation and Control Products'). In 1996, the Communications Group contributed approximately 35% of the Company's net sales and approximately 65% of its operating income; in the first three months of 1997, it contributed approximately 30% of the Company's net sales and approximately 50% of the Company's operating income.


Outside Voice and Data Products

     General Cable's principal Outside Voice and Data Products are PIC and outside service wire. PIC is short haul trunk, feeder or distribution cable from a telephone company central office to the subscriber premises. It consists of multiple paired conductors (ranging from six pairs to 4,200 pairs) and various types of sheathing, water-proofing, foil wraps and metal jacketing. Outside service wire is used to connect telephone subscriber premises to curbside distribution cable.

     Copper wire and cable is the most widely used medium for transmission in the local loop portion of the telecommunications infrastructure. The local loop is the segment of the telecommunications network that connects the customer's premises to the nearest telephone company central office. The Company believes that copper will continue to be the transmission medium of choice in the local loop due to factors such as the investment of over $200 billion in the local exchange copper telecommunications infrastructure that must be maintained; the lower installation costs of copper compared to optical fiber and other media; and technological advancements that expand the bandwidth

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
of the installed local loop copper network, which allow the continued use of copper as the transmission medium for the new voice, data, video and multi-media uses demanded by customers. In addition, the Company expects that demand for Outside Voice and Data Products will increase as a result of greater demand from residential customers for multiple access lines for fax machines and computer modems, and the demand for new services that can be supported by a copper-based local loop.

     Technological advances supporting continued copper dominance in the local loop include the Integrated Services Digital Network ('ISDN') and digital subscriber line ('xDSL') variations. ISDN is a digital service that enables voice, data and video to be carried over a single connection. ISDN applications include remote office connectivity, internet connections, high speed computing and videoconferencing. xDSL technologies, including HDSL (High-speed Digital Subscriber Line), ADSL (Asymmetric Digital Subscriber Line), SDSL (Symmetric Digital Subscriber Line) and VDSL (Very-high Data Rate Digital Subscriber Line), employ advanced digital signal processing and advanced data compression techniques to allow ordinary copper wires to transmit large amounts of high-speed digital information with greatly enhanced performance. A significant feature of xDSL technology is that both 'plain old telephone service' and digital data can be carried on existing wires. This allows xDSL systems to be compatible with current analog phones and upgradeable for digital systems. Individual customers can also be added without a significant technology investment to upgrade an entire network.


     General Cable sells its Outside Voice and Data Products primarily to telecommunications system operators through its direct sales force under supply contracts of varying lengths, and also to telecommunications distributors. In 1995 and 1996, approximately 8.9% and 10.4%, respectively, of the Company's net sales were generated by sales of Outside Voice and Data products to its largest customer, U S WEST, pursuant to a ten-year supply agreement that took effect on November 1, 1994. The agreement does not guarantee a minimum level of sales. Product prices are subject to periodic adjustment based upon changes in the cost of copper and other factors. The agreement is terminable by U S WEST prior to its scheduled expiration date if the Company does not meet certain performance criteria.


     Outside Voice and Data Products face competition from other PIC manufacturers and potentially from alternative products such as fiber optic cable. Based on U.S. Department of Commerce reports, the Company believes that its share of the U.S. outside voice and data market increased from approximately 13% in 1994 to approximately 21% in 1995.

Datacom Products

     The Company's Datacom Products are high-bandwidth twisted pair copper and fiber optic cable for the customer premises, central office and OEM telecommunications equipment markets. Customer premises products are used for wiring at subscriber premises, and include computer, riser and plenum wire and cable. Riser cable runs between floors and plenum cable runs in air spaces, primarily above ceilings in non-residential structures. Central office products interconnect components within central office switching systems and public branch exchanges.

     Rapid technological advances in computers and software, including the increased use of more powerful computers and distributed data processing, have created the need for sophisticated local area network ('LAN') and wide area network ('WAN') technologies. Such technologies demand advanced data transmission cable that enables increased volumes of data to be transmitted at faster speeds without diminishing data integrity. Because of continuing technological advances and new network applications, the Company expects that demand for such high-performance data cable will continue to increase. The Company is a leading supplier of a broad family of cables for LAN and WAN applications, which are often specified for large, complex installations with demanding data processing applications such as a new Motorola Inc. plant in Boynton Beach, Florida and the Mirage Resorts, Inc. Bellagio Hotel and Casino currently under construction in Las Vegas, Nevada.

     The Company's strategy has been to focus its marketing, engineering and development efforts on introducing new products in response to the growing demand for higher-performance data transmission cable. For example, in 1996 the Company introduced DreamLan'tm', an enhanced performance Category 5 video and data cable for office use, as well as high pair-count Category 3 and Category 5

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
plenum products and indoor/outdoor rated Category 3 products. The Company will continue to invest in manufacturing technology and to focus on new product development and product improvements to serve this market.

     The growth and evolution of LAN and WAN networks have also resulted in new and distinct processes for specifying, selecting, installing and guaranteeing the performance of data transmission cable required to support such networks. General Cable engineers coordinate with end users and installers to determine the specifications of the cable required for a particular network. The Company's product development, manufacturing and product testing and verification capabilities, as well as its established relationships and reputation in the industry, have enabled it to become an integral participant in this process. For example, the Company works with a number of connector manufacturers to further sales in this market by offering joint warranty programs to assure system performance.

     In December 1996, subsidiaries of the Company and SpecTran formed General Photonics LLC ('General Photonics'), an equally-owned joint venture, for the design, development, manufacture and marketing of communications-grade fiber optic cable for the customer premises market in the United States, Canada and Mexico. SpecTran is a developer, manufacturer and marketer of glass optical fiber and specialty value-added fiber optic components and assemblies. Based on the most recent U.S. Department of Commerce data, the premise fiber optic market grew at an annual rate of approximately 23% over the five-year period ended in 1995. Under the joint venture arrangement, fiber optic cable and other products manufactured by General Photonics will be marketed primarily through General Cable's sales force with some direct sales and customer support provided by General Photonics personnel. General Cable believes that the addition of premise fiber optic cable to the Company's product line will enable it to better serve its major communications customers, nearly all of whom currently purchase fiber optic cables. In connection with the joint venture, General Photonics entered into a contract with SpecTran's fiber optic manufacturing subsidiary. The contract, which is co-terminous with the joint venture, provides the joint venture with an available supply of optical fiber. GCC and SpecTran also have entered into a non-compete arrangement as part of the joint venture.

     General Cable sells Datacom Products primarily through distributors and agents under the General Cable'r' brand name. The Company believes, based on U.S. Department of Commerce reports, that it has approximately a 12% share of the U.S. market for copper datacom products based on 1995 sales.

Industrial Instrumentation and Control Products

     The Company's Industrial Instrumentation and Control Products include multi-conductor, multi-pair, coaxial, hook-up, audio and microphone cables, speaker and television lead wire, high temperature and shielded electronic wire, and harness assemblies. Primary uses for these products are various applications within the commercial, industrial instrumentation and control, and residential markets.

     These markets require a broad range of multi-conductor products for applications involving programmable controllers, robotics, process control and computer integrated manufacturing, sensors and test equipment, as well as cable for fire alarm, smoke detection, sprinkler control, entertainment and security systems. Many industrial and commercial environments require cables with exterior armor and/or jacketing materials that can endure exposure to chemicals, extreme temperatures and outside elements. The Company offers products that are specially designed for these applications.

     Harness assemblies are used in communications switching systems and industrial control applications. These assemblies are used in such products as data processing equipment, telecommunications network switches, office machines and industrial machinery.

     The Company's Industrial Instrumentation and Control Products are sold primarily through distributors and agents under the Carol'r' brand name. The Company believes, based on U.S. Department of Commerce reports, that it has approximately a 7% share of the U.S. market for industrial instrumentation and control products (excluding harness assemblies and coaxial products for cable television and other applications) based on 1995 sales.

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
ELECTRICAL GROUP


     The Electrical Group manufactures and sells wire and cable products (typically for applications at 600 volts or less) for use in non-residential and residential structures and in a wide variety of capital goods and consumer uses. General Cable has four principal Electrical product categories: building wire, portable cord, cordsets and OEM assemblies, and automotive products. In 1996, the Electrical Group contributed approximately 65% of the Company's net sales and approximately 35% of its operating income; in the first three months of 1997, it contributed approximately 70% of the Company's net sales and approximately 50% of the Company's operating income. The Company intends to seek continued improvements in productivity, new product developments and customer relationships to increase the profits derived from these product lines.


Building Wire

     General Cable manufactures and sells a broad line of thermosetting, thermoplastic and elastomeric insulated wire and cable products for the distribution of electrical power to and within non-residential and residential structures. The Company's principal building wire products are THHN, a copper conductor used in non-residential construction and industrial applications, Romex'r' brand residential circuit, intermediate and feeder sized cables, and value-added specialty cables for industrial applications. According to the most recent brand preference survey by Electrical Construction & Maintenance, General Cable has the highest-ranked brand of building wire in the U.S. among electrical contractors and operators of plants and facilities.

     Based on data compiled by the Copper Development Association, from 1980 through 1995 new non-residential and residential construction square footage has been generally flat, while copper cable usage has almost doubled. The Company believes that demand for building wire has increased as a result of greater wiring density required in new construction and renovation projects to provide for the electrical needs of such appliances as trash compactors, microwave ovens, air conditioners, entertainment centers, lighting and climate controls, specialty and task lighting, electric garages and outdoor lighting systems.

     An increasing portion of the Company's building wire sales consists of sales of high value-added niche products that meet more demanding service requirements or reduce installation costs. These products include tray cable, armored cable, aluminum utility service cable and control cable used in the operation and interconnection of protective and signalling devices in electrical distribution systems.

     General Cable has entered into a strategic sourcing agreement with ALFLEX, a subsidiary of Commonwealth Industries, to expand the Company's position in the armored cable market. Armored cable is armor sheathed electrical cable that features excellent mechanical protection and has become a cost effective alternative to traditional conduit and wire installations.

     General Cable sells its building wire products primarily to electrical distributors for resale to electrical contractors, industrial customers and OEMs. Sales are also made through hardware and home center retail chains and other retail stores. The Company believes, based on U.S. Department of Commerce reports, that it has approximately a 17% share of the U.S. building wire and cable market based on 1995 sales. In addition, based on published industry information, the Company believes that it is one of the three largest competitors in the U.S. building wire market.

Portable Cord

     The Company manufactures and sells a wide variety of rubber and plastic insulated portable cord products for power and control applications serving industrial, mining, entertainment, OEM, farming and other markets. Portable cord products have electrical characteristics similar to building wire, but are designed and constructed to be used in more dynamic and severe environmental conditions where a flexible but durable power supply is required. Portable cord products include both standard commercial cord and cord products designed to customer specifications. Portable rubber-jacketed power cord, the Company's largest selling cord product line, is typically manufactured without a connection device at either end and is sold in standard and customer-specified lengths. Portable cord is also sold to OEMs for use as power cords on their products and in other applications, in which case the cord is made to the

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
OEMs' specifications. The Company also manufactures portable cord for use with moveable heavy equipment and machinery. According to the most recent brand preference survey by Electrical Construction & Maintenance, General Cable has the highest-ranked brand of portable cord in the U.S. among electrical contractors, operators of plants and facilities and engineering firms.

     General  Cable's  portable  cords  are  used  in  the  installation  of new industrial equipment and the maintenance of existing equipment, and to supply electrical power at temporary venues such as festivals, sporting events, concerts and construction sites. For example, General Cable supplied portable cord for the 1996 Summer Olympics. The Company expects demand for portable cord to grow in response to general economic activity and the development of higher specification products for more environmentally demanding industrial applications.

     General Cable's portable cord products are sold under the Carol'r' brand name, primarily through electrical distributors and electrical retailers to industrial customers, OEMs, contractors and consumers. The Company believes, based on U.S. Department of Commerce reports, that it has approximately a 16% share of the U.S. portable cord market based on 1995 sales.

Cordsets and OEM Assemblies

     General Cable focuses primarily on high-performance, value-added cordsets, including extension cords and multiple outlet power centers, appliance cords for ranges and dryers, portable lights, and cordsets with surge protection and ground fault interruption devices for use by consumers, contractors and OEMs. Cordsets are manufactured with connection devices at one or both ends, with standard indoor and outdoor, single or multiple outlet extension cords being the most common example. Jackets for cordset products are typically thermoplastic. The Company has developed many high-performance plastic and premium rubber cordsets for use in a wide variety of demanding applications, such as outdoor locations or rugged job sites.

     OEM assemblies are used in a variety of demanding applications such as power delivery to office modules and for such products as power hand tools, floor care products and other appliances. The Company targets customers who require premium cordsets or assemblies that require innovative engineering and for whom the Company's vertical integration in high-performance wire and cable provides a competitive cost advantage.

     The Company sells its cordsets and cable harness assemblies primarily to OEMs and to hardware and home center retail chains, hardware distributors and mass merchants for resale to consumers and contractors. In addition, an increasing portion of the Company's cordset sales are to electrical distributors for resale to retail outlets, electrical contractors, industrial companies and OEMs.

     The Company faces competition for these products from both U.S. and foreign (particularly, Mexican and Asian) cordset manufacturers and suppliers. The Company believes that it is a leading domestic supplier of cordsets.

Automotive Products

     General Cable's principal automotive products are ignition wire sets and booster cables for sale to the automotive aftermarket. The Company believes that it offers one of the broadest ranges of ignition wire sets for the U.S. automotive aftermarket. Many of the Company's automotive products are built to OEM specifications, and the Company utilizes the expertise of its automotive and materials engineers in the design and manufacture of these products.

     Booster cable sales are affected by the severity of weather conditions and related promotional activity by retailers. As a result, a majority of booster cable sales occur between September and December.

     General Cable sells its automotive wire and cable primarily to automotive parts retailers and distributors, mass merchants, hardware and home center retail chains and hardware distributors. The Company's automotive products are also sold on a private label basis to retailers and other automotive parts manufacturers. The Company believes that it is one of the leading suppliers of ignition wire to the U.S. automotive aftermarket.

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
Other Operations

     Genca, a subsidiary of the Company, designs, manufactures and sells extruders, extrusion tooling and equipment and synthetic and carbide wire drawing dies for sale to third parties and for use by General Cable. Genca's product line of extrusion tooling and equipment includes generic and specialty crossheads, extrusion and mixing screws, small tools and complete extrusion equipment systems, including components and related technical services. These products are used principally for the manufacture of insulated wire and cable, and the fabrication of plastic tubing and various hoses and pipes. General Cable has been focusing on expanding the applications for these products outside of the traditional wire and cable markets. Among the growing technologies utilizing the Company's extrusion equipment and tooling are the medical tubing and automotive fuel line industries. Genca's products are primarily sold through Genca's agents and direct sales force to end users. Although these products represent a relatively small portion of the Company's sales, the Company believes that its other operations benefit from the technology and equipment provided by this business.

MARKETING, DISTRIBUTION AND CUSTOMER SERVICE

     General Cable sells its products primarily through electrical, data communications and electronic distribution companies, and automotive, hardware and home center retail chains, and directly to end users in the industrial, entertainment and communications markets. General Cable has developed supply relationships with preferred customers who have a favorable combination of volume, product mix, business strategy and industry position, and has implemented a number of initiatives designed to enable the Company to better serve these customers.

     Since the Acquisition, General Cable has been implementing a comprehensive restructuring of its marketing and distribution processes, which has contributed to the Company's improved profitability and customer service. As a principal part of this initiative, the Company has focused on creating an organizational structure and putting in place the facilities and processes necessary to enable the Company to execute its 'One Company' strategy. In this regard, the Company has restructured both its direct sales force and its commissioned agents and has redesigned its sales force, agent and customer incentives.

     The Company is currently implementing several operational and service enhancements, including electronic locator systems for materials and finished products, bar coding, Advance Shipping Notifications, EDI and Vendor Managed Inventory ('VMI'). Company-wide electronic product locator systems for raw and in-process materials and finished products and comprehensive bar coding at the point of manufacture are being put in place in all of the Company's plants and regional distribution centers to allow the Company to better monitor, control and make effective use of its inventories. Advance Shipping Notifications are being introduced company-wide so that in-transit product is identifiable and can be allocated against orders while moving toward a regional distribution center or to a customer. EDI has enabled the Company to reduce transaction costs and improve communications with its customers. VMI allows the Company to monitor and replenish customer inventory, thereby reducing customer purchasing and inventory costs and improving the Company's production and inventory planning and customer service. The Company believes that these services enable its customers to improve service to their own customers.

     General Cable has also implemented a number of initiatives designed to reduce operating costs and improve the Company's inventory management capabilities to support increased sales and improved order fill rates. Since 1994, the Company has closed approximately 60 inventory stocking locations and established three new regional distribution centers. The Company's distribution centers enable General Cable to ship all of its products to a customer on one order with one set of shipping documents and to bill on one invoice. As a result of these increased efficiencies, the Company has been able to achieve significant inventory reductions, decreased operating costs and improved delivery times and fill rates. The Company intends to open two new regional distribution centers in 1997, and to consolidate several additional inventory stocking locations into its regional distribution centers.

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COMPETITION

     The markets for all of General Cable's products are highly competitive, and the Company experiences competition from at least one major competitor within each market. Due to the diversity of its product lines, however, the Company believes that no single competitor competes with the Company across the entire spectrum of the Company's product lines. General Cable believes that it has developed strong customer relations as a result of its ability to supply customer needs across a broad range of products, its commitment to quality control and continuous improvement, its continuing investment in information technology, its emphasis on customer service, and its substantial production and distribution resources.

     Although the primary competitive factors for General Cable's products vary somewhat across the different product categories, the principal factors influencing competition are generally breadth of product line, inventory availability and delivery time, price, quality and customer service. Price is a highly significant factor for certain lines within the Company's Electrical product categories. Many of the Company's products are made to industry specifications, and are therefore essentially functionally interchangeable with those of competitors. See 'Risk Factors -- Price and Other Competitive Factors.' However, the Company believes that significant opportunities exist to differentiate all of its products on the basis of quality, consistent availability, conformance to customer specifications and customer service. Within the communications market, conformance to manufacturer's specifications and technological superiority are also important competitive factors. Brand recognition is also a primary differentiating factor in the portable cord market and, to a lesser extent, in the Company's other product groups.

MANUFACTURING AND TECHNOLOGY

     General Cable's manufacturing strategy is primarily focused on product quality and production efficiency. The Company seeks to optimize its cost structure through vertical integration, where appropriate, to lower its production costs while maintaining high quality standards in the finished products. For example, General Cable internally produces a substantial portion of its copper rod requirements. General Cable also develops and produces certain proprietary thermoplastic, thermosetting and elastomeric compounds, which are used as insulation and jacketing for many of its products.

     General Cable has invested and expects to continue to invest in new equipment and production processes, process controls, automation, material handling and packaging to further improve its production efficiency. Since the Acquisition, General Cable has spent an aggregate of $65.3 million for capital projects, and expects to spend $38.0 million in 1997. In addition, since the Acquisition, General Cable has closed five manufacturing facilities, reducing overall manufacturing floor space by 20% without reducing production output.

     General Cable's manufacturing operations involve a broad variety of manufacturing processes which reflect the breadth of the Company's product lines. All of the Company's copper wire and cable products require that copper rod be drawn and insulated. The Company draws most of its wire requirements at its manufacturing facilities, and purchases the rest of its needs from third parties. Wire drawing is the process of reducing the conductor diameter by pulling it through a converging set of dies until the specified product size is attained. For certain of the Company's products, the drawn wire is then bundled. Most wire products, including the bundled wire, are insulated with thermoplastic, thermosetting, elastomeric or fluoropolymer compounds through an extrusion process. Extrusion involves the melting, feeding and pumping of a polymeric compound through a die to shape it into its final form on the wire. The Company has the capability to manufacture thermoplastic, thermosetting and elastomeric compounds in a wide variety of proprietary formulations and colors which are then extruded onto wire. General Cable also supplies its competitors with certain of these proprietary compounds. The insulated wires are then combined, or cabled, in a number of configurations to achieve the desired performance characteristics. A final extrusion process applies an overall covering, or 'jacket,' to the cable.

     General Cable maintains advanced manufacturing, quality assurance and testing equipment geared to the specific products which it manufactures, and which enable the Company to achieve the critical tolerances in insulating, cabling, jacketing, pairing and other processes required for many of the

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
Company's high-performance products. The Company believes that meeting industry standards and codes is critical to its success, and its products are designed to satisfy the safety and performance standards set by various industrial groups and testing laboratories. UL, a nonprofit, independent organization, operates a listing service for electrical and electronic materials and equipment. UL listing is required by national and most local electrical codes in the United States. UL conformity assessment includes testing, evaluation, certification and periodic inspections by UL of the Company's manufacturing facilities.

     In addition to standards organizations, the Company's electrical products are designed to comply with electrical code requirements, particularly the National Electric Code, federal specifications and various local and municipal codes. As part of the Company's focus on meeting and exceeding customer expectations and industry standards, 11 of the Company's 17 U.S. manufacturing facilities are ISO 9002 certified, and the Company is working to certify all of its manufacturing and distribution facilities. ISO 9002 is an internationally recognized verification system for quality management. The Company believes that such registration is an important factor in its ability to maintain and expand its participation in international markets.

RAW MATERIALS

     The principal raw material used by General Cable in the manufacture of its wire and cable products is copper. General Cable purchases copper in either cathode, rod or wire form from a number of major domestic and foreign producers, generally through annual supply contracts. In 1996, the Company produced approximately 37% of the copper rod used in its manufacturing operations at its cast copper rod mill, which uses both cathode and recycled copper. Copper is available from many sources, and General Cable believes that it is not dependent on any single supplier of copper. In 1996, the Company's largest supplier of copper accounted for approximately 30% of the Company's copper purchases.

     General Cable has centralized its copper purchasing to capitalize on economies of scale and to facilitate the negotiation of favorable purchase terms from suppliers. The cost of copper has been subject to considerable volatility over the past several years. However, as a result of a number of practices intended to match copper purchases with sales, the Company's profitability has generally not been significantly affected by changes in copper prices. For certain of the Company's products (primarily building wire and portable cord), which are priced on a daily basis, the Company purchases copper at prices based on the average of the daily closing selling prices of copper on the COMEX for the month in which the purchase occurs, plus a negotiated premium (principally representing transportation costs and processing charges). For a portion of its other sales, the Company purchases copper cathode from its existing vendor base at a firm price for future delivery against orders or, with respect to a contract that is fixed as to price but not as to volume, for a portion of the estimated volume. Finally, the Company's arrangements with certain customers provide for the pass-through of changes in copper costs through price revisions. As a result of these practices, the Company generally passes changes in copper prices along to its customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. Generally, the Company does not engage in speculative metals trading or other speculative activities, nor does it engage in activities to hedge the underlying value of its copper inventory. In addition, the New Credit Facility is expected to contain a provision restricting General Cable from engaging in hedging activities other than in the ordinary course of business. See 'Risk Factors -- Impact of Copper Prices' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Other raw materials utilized by the Company include nylon, PVC resin and compounds, polyethylene and plasticizers, fluoropolymer compounds, a variety of filling, binding and sheathing materials, and aluminum wire. The Company believes that all of these materials are available in sufficient quantities through purchases in the open market.

     In connection with the Company's joint venture with SpecTran, General Photonics has entered into a contract with a wholly-owned subsidiary of SpecTran for the purchase of optical fiber. See ' -- Products and Markets -- Communications Group -- Datacom Products.'

PATENTS AND TRADEMARKS

     General Cable believes that the success of its business depends more on the technical competence, creativity and marketing abilities of its employees than on any individual patent, trademark or copyright. Nevertheless, General Cable has a policy of seeking patents when appropriate on inventions concerning new products and product improvements as part of its ongoing research, development and manufacturing activities. The Company owns 35 U.S. patents, which expire in 1999 through 2017, and has four patent applications pending in the U.S. In addition, the Company owns 25 foreign patents, which expire in 1998 through 2015. The Company also owns 73 registered trademarks and 29 trademarks for which application for registration is pending.

     Although in the aggregate these patents and trademarks are of considerable importance to the manufacturing and marketing of many of the Company's products, the Company does not consider any single patent or trademark or group of patents or trademarks to be material to its business as a whole. While General Cable occasionally obtains patent licenses from third parties, none are deemed to be significant. Trademarks which are deemed to be important are Carol'r', Genca'r', General Cable'r', Romex'r', Vutron'r' and DreamLan'tm', and the General Cable triangle symbol. General Cable believes that the Company's products bearing these trademarks have achieved significant brand recognition within the industry.

     General Cable also relies on trade secret protection for its confidential and proprietary information. The Company routinely enters into confidentiality agreements with its employees. There can be no assurance, however, that others will not independently obtain similar information and techniques or otherwise gain access to the Company's trade secrets or that the Company will be able to effectively protect its trade secrets.

ENGINEERING AND DEVELOPMENT


     General Cable actively engages in a continuing engineering and development program and employs over 75 engineers and technicians. The Company maintains a central research, development and product testing laboratory in Highland Heights, Kentucky. In addition, each of the Company's manufacturing locations has process and manufacturing engineering facilities and, in certain cases, product engineering facilities. The engineering and development activities conducted by the Company at these facilities include new product development, testing and analysis, process and equipment development and testing, and compound materials development and testing.


     The Company's products are designed to satisfy the safety and performance standards set by various industrial groups and testing laboratories, and care is exercised throughout the manufacturing process to ensure that the products conform to industry, government and customer specifications. The characteristics of insulating compounds are designed to satisfy safety and other technical requirements.

     General Cable's personnel take an active role in the establishment of industry standards, codes and specifications. The Company has representatives on committees of the National Electrical Manufacturers Association, the Institute of Electrical & Electronics Engineers, the Electronic Industries Association and other organizations.

EMPLOYEES


     At March 31, 1997, approximately 3,800 persons were employed by General Cable, and collective bargaining agreements covered approximately 2,200 employees at 14 locations. During the last five years, the Company has experienced two strikes affecting a total of three facilities; both preceded the Acquisition and were settled on satisfactory terms. Union contracts will expire at three facilities in 1997, six facilities in 1998 and two facilities in 1999. The Company believes that its relationships with employees are good.


PROPERTIES

     General Cable operates 17 manufacturing facilities in the U.S., of which 14, totaling approximately 3.5 million square feet, are owned. The remaining three facilities, totaling approximately 216,000 square feet, are leased under agreements with expiration dates ranging from 1997 to 2000. In addition, General Cable operates two manufacturing facilities outside the U.S., totaling approximately 27,500 square feet. The Company also leases three regional distribution centers, totaling approximately 717,240 square feet, located in Anaheim, Dallas and Atlanta, and a 64,000 square foot warehouse in Des Plaines, Illinois. These leases expire in 2001 and 2002. Company agents manage two additional regional distribution centers in Chicago and Bridgeton, New Jersey.

     The Company's principal properties are listed below. The Company believes that its properties are generally well maintained and are adequate for the Company's current level of operations.

                                 SQUARE                   USE/PRODUCT                   OWNED
LOCATION                          FEET                      LINE(S)                   OR LEASED
------------------------------   -------    ---------------------------------------   ---------
MANUFACTURING FACILITIES:
Manchester, NH................   533,000    Electronic and Datacom Products             Owned
Plano, TX.....................   404,000    Electrical Products and Rod Mill            Owned
Lincoln, RI...................   398,000    Electrical Products and Automotive          Owned
Bonham, TX....................   330,000    Outside Voice and Data Products             Owned
Mountoursville, PA............   318,000    Cordsets and Electrical Products            Owned
Monticello, IL................   250,000    Outside Voice and Data Products             Owned
Kingman, AZ...................   243,000    Electrical Products                         Owned
Watkinsville, GA..............   224,000    Electrical Products                         Owned
Altoona, PA...................   195,000    Automotive Products                         Owned
Lawrenceburg, KY..............   190,000    Outside Voice and Data Products and         Owned
                                              Datacom Products
Williamstown, MA..............   167,000    Electrical Products and Cordsets            Owned
Taunton, MA...................   138,000    Wire Fabricating                           Leased
Sanger, CA....................   105,000    Datacom Products                            Owned
Cass City, MI.................   100,000    Datacom Products                            Owned
Clearwater, FL................    72,300    Extrusion Systems and Tooling               Owned
Kenly, NC.....................    50,000    Electrical OEM Products                    Leased
Ft. Wayne, IN.................    28,000    Wire Drawing Dies                          Leased
Piedras Negras, Mexico........    16,540    Communications Assemblies                  Leased
Wellingborough, UK............    11,000    Automotive and Electrical OEM Products     Leased

DISTRIBUTION AND OTHER FACILITIES:
Atlanta, GA...................   328,260    Distribution Center                        Leased
Dallas, TX....................   200,000    Distribution Center                        Leased
Anaheim, CA...................   188,980    Distribution Center                        Leased
Highland Heights, KY..........   166,000    Corporate Headquarters and Laboratory       Owned
Des Plaines, IL...............    64,000    Warehouse                                  Leased
Toronto, Ontario Canada.......    24,000    Sales Office and Warehouse                 Leased

ENVIRONMENTAL MATTERS

     The Company is subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.

     Subsidiaries of the Company have been identified as PRPs with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. Persons liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although CERCLA imposes joint and several liability on all PRPs, in application, the PRPs typically allocate the investigation and cleanup costs based, among other things, upon the volume of waste contributed by each PRP. Settlements can often be achieved through negotiations with the appropriate environmental agency or the other PRPs. PRPs that contributed small amounts of waste (typically less than 1% of the waste) are often given the opportunity to settle as 'de minimis' parties, resolving their liability for a particular site. The Company does not own or operate any of the waste sites with respect to which it has been named as a PRP by the government. Based on its review and other factors, the Company believes that costs to the Company relating to environmental clean-up at these sites will not have a material adverse effect on its results of operations, cash flows or financial position.

     American Premier, in connection with the Acquisition, agreed to indemnify General Cable against liabilities (including all environmental liabilities) arising out of General Cable's or its predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by the Predecessor prior to the Acquisition), without limitation as to time or amount. American Premier also agreed to indemnify General Cable against 66 2/3% of all other environmental liabilities arising out of General Cable's or its predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million which are identified during the seven year period ending June 2001. General Cable also has claims against third parties with respect to some of these liabilities. While it is difficult to estimate future environmental liabilities accurately, the Company does not currently anticipate any material adverse effect on its results of operations, financial condition or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.


     At March 31, 1997, the Company had accrued approximately $7.2 million (exclusive of an additional accrual of approximately $2.2 million for the asbestos-related litigation described below under ' -- Legal Proceedings') for various environmental related liabilities of which the Company is aware. The Company cannot predict whether future developments in laws and regulations concerning environmental protection or unanticipated enforcement or other legal actions, particularly with respect to environmental standards, will require material capital expenditures or otherwise affect its financial condition, results of operation or cash flow in a materially adverse manner or whether it will be successful in meeting future demands of regulatory agencies in a manner which will not have a material adverse effect on the Company's results of operations, cash flows or financial position. See 'Risk Factors -- Environmental Matters.'


LEGAL PROCEEDINGS

     There are approximately 4,900 pending non-maritime asbestos cases involving subsidiaries of the Company. The overwhelming majority of these cases involve employees in shipyards alleging exposure to asbestos-contaminated shipboard cable manufactured by General Cable's predecessors. In addition to the Company's subsidiaries, numerous other wire and cable manufacturers have been named as defendants. Most cases previously filed have been dismissed with prejudice and without imposition of liability against the Company. In some instances, individual cases have been settled on a de minimis basis. In addition, subsidiaries of the Company have been named, together with numerous other wire and cable manufacturers, as defendants in approximately 14,000 suits brought by plaintiffs alleging asbestos-related injury from the maritime industry ('MARDOC' cases), under the supervision of the U.S. District Court for the District of Eastern Pennsylvania (the 'District Court'). On May 1, 1996 the District Court ordered that 9,373 of such MARDOC cases be dismissed without prejudice for failure to plead sufficient facts. Pursuant to that order of dismissal, plaintiffs' attorney was permitted to bring future MARDOC cases only if the cases were brought in admiralty under the Merchant Marine Act of 1920 (commonly known as the Jones Act) and if counsel paid a filing fee for each new complaint and pleaded sufficient facts showing an asbestos-related injury as well as product identification specific as to each defendant. Subsequently, plaintiffs' counsel filed additional cases, and defendants filed a motion seeking dismissal of all MARDOC cases and an injunction against any new suits on essentially the same grounds as the prior motion that was granted in May 1996. On March 17, 1997, the District Court ordered that all MARDOC cases, including any cases not covered by the May 1, 1996 order, all actions filed after May 1, 1996 and all future cases, be administratively dismissed and placed on an inactive docket. These cases were dismissed without prejudice, but can be refiled only if the cases are brought in admiralty under the Jones Act and plaintiff's counsel pays a filing fee for each such complaint and pleads sufficient facts showing both an asbestos-related injury and product identification specific as to each defendant. Based upon its experience to date, the Company does not believe that the outcome of the pending non-maritime and MARDOC asbestos cases will have a material adverse effect on its results of operations, cash flows or financial position.

     In January 1994, General Cable entered into a settlement agreement with certain principal primary insurers concerning liability for the costs of defense, judgments and settlements, if any, in all of the asbestos litigation described above. Subject to the terms and conditions of the settlement agreement, the insurers are responsible for a substantial portion of the costs and expenses incurred in the defense or resolution of such litigation. Accordingly, based on (i) the terms of the insurance settlement agreement; (ii) the relative costs and expenses incurred in the disposition of past asbestos cases; (iii) reserves established on the books of the Company which are believed to be reasonable; and (iv) defenses available to the Company in the litigation, the Company believes that the resolution of the present asbestos litigation will not have a material adverse effect on its results of operations, cash flows or financial position. Liabilities incurred in connection with asbestos litigation are not covered by the American Premier indemnification referred to under ' -- Environmental Liabilities' above.

     General  Cable  is  a  party   to  various  other  legal  proceedings   and
administrative actions in addition to those discussed above and under ' -- Environmental Matters,' all of which are of an ordinary or routine nature incidental to the operations of the Company. In the opinion of the Company's management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     Upon consummation of the Offerings, the executive officers of General Cable will be as follows:

              NAME                 AGE                    POSITION(S) WITH THE COMPANY
--------------------------------   ---   ---------------------------------------------------------------


Stephen Rabinowitz..............   54    Chairman, President, Chief Executive Officer
                                           and Director

Gregory B. Kenny................   44    Executive Vice President, Chief Operating Officer
                                           and Director

Christopher F. Virgulak.........   42    Executive Vice President, Chief
                                           Financial Officer and Treasurer

Robert J. Siverd................   48    Executive Vice President,
                                           General Counsel and Secretary

     Mr. Rabinowitz has served as President and Chief Executive Officer of GCC since joining it in September 1994 and became Chairman, President and Chief Executive Officer of the Company in March 1997. From March 1992 until August 1994, Mr. Rabinowitz served as President and Group Executive for AlliedSignal Friction Materials and as President of AlliedSignal Braking Systems Business. For the ten years prior thereto, he held various executive positions at General Electric Company, including President and Chief Executive Officer of GE Electrical Distribution and Control and Vice President and General Manager of GE Lighting Technology Division. Mr. Rabinowitz is a director of JLG Industries, Inc.

     Mr. Kenny has served as Executive Vice President of GCC since June 1994. He also became Chief Operating Officer of GCC in February 1997 and Executive Vice President, Chief Operating Officer and a director of the Company in March 1997. Mr. Kenny was Senior Vice President of GCC from April 1992 until June 1994. He joined PCC in 1982 and served in various executive positions with PCC and GCC thereafter.

     Mr.  Virgulak  has  served  as Executive  Vice  President,  Chief Financial
Officer and Treasurer of GCC since October 1994 and became Executive Vice President, Chief Financial Officer and Treasurer of the Company in March 1997. From January 1993 to October 1994, Mr. Virgulak was Chief Financial Officer of Wassall USA, Inc., an affiliate of Wassall. From November 1990 to September 1992, he served as Chief Financial Officer of Carol Cable Company, Inc., then a subsidiary of PCC.

     Mr. Siverd has served as Executive Vice President, General Counsel and Secretary of GCC since August 1994 and became Executive Vice President, General Counsel and Secretary of the Company in March 1997. He was Senior Vice President, General Counsel and Secretary of GCC from April 1992 until July 1994 and Vice President and Associate General Counsel of PCC from September 1987 through June 1992.

OTHER KEY EMPLOYEES

     General Cable's other key management employees are as follows:

                                                                                                YEARS OF
              NAME                  AGE                      POSITION(S)                        SERVICE
---------------------------------   ---   -------------------------------------------------   ------------


Harold C. Bevis..................   37    Senior Vice President and General Manager for             2
                                            Building Wire Products
Richard D. Foster................   57    Senior Vice President, Human Resources                    1

Joseph Ewing-Chow................   51    Vice President, Information Systems                      16

R. David Corey...................   48    Vice President and General Manager for Outside           26
                                            Voice and Data Products

Kenneth A. McAllister............   52    Vice President and General Manager for                   11
                                            Datacom/Electronic Products

Elizabeth W. Taliaferro..........   41    Vice President, Sales Systems                            15

Bryan Kelln......................   31    Vice President, Supply Chain Management                   2

Larry L. Davis...................   55    Vice President, Operations                               34

BOARD OF DIRECTORS

General


     The Board of Directors of the Company currently consists of the Company's Chief Executive and Chief Operating Officers, Stephen Rabinowitz and Gregory B. Kenny, who were elected as directors in March 1997 and two designees of Wassall, Kevin J. Doyle and David A. Roper, who have served as directors since the Acquisition. Mr. Doyle, 41, has been Chief Executive Officer of Wassall USA, Inc., an affiliate of Wassall, since 1991 and has been a director of Wassall since January 1993. He served as President of the Company and Chairman of GCC from the Acquisition until March 1997. Mr. Roper, 46, has been an executive director of Wassall since September 1988 and Deputy Chief Executive of Wassall since March 1994.



     The directors are divided into three classes of directors serving staggered three-year terms. The initial term of office of the first class of directors (the 'Class I Directors') will expire at the 1998 annual meeting of stockholders, the initial term of office of the second class of directors (the 'Class II Directors') will expire at the 1999 annual meeting of stockholders, and the initial term of office of the third class of directors (the 'Class III Directors') will expire at the 2000 annual meeting of stockholders. The Class I Directors will initially consist of Mr. Roper, the Class II Directors will initially consist of Mr. Kenny, and the Class III Directors will initially consist of Messrs. Doyle and Rabinowitz. Commencing with the 1998 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired will be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election. See 'Description of Capital Stock -- Certain Anti-Takeover Effects -- Certain Charter and By-Law Provisions.'



     The Company anticipates that the Board of Directors will be expanded to add four directors (to be divided among the three classes) who are not employees of either the Company or Wassall as soon as practicable after consummation of the Offerings, and that at least one non-employee director will be added no later than 90 days after completion of the Offerings. It is anticipated that Mr. Roper will resign from the Board of Directors upon the appointment of one or more of such additional directors.


Committees

     Upon appointment of the additional directors, the Company's Board of Directors will establish an Audit Committee and a Compensation Committee, each consisting entirely of directors who are not employees of the Company. The functions of these standing committees will be as follows:

     Audit Committee. The Audit Committee will be responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the Board of Directors the appointment of a firm of independent accountants to audit the Company's financial statements and review with representatives of the independent accountants the scope of the audit of the Company's financial statements, results of audits, audit costs and recommendations with respect to internal controls and financial matters. It will also review non-audit services rendered by the Company's independent accountants and periodically meet with or receive reports from the Company's principal financial and accounting officers.


     Compensation Committee. The Compensation Committee will set the compensation of all executive officers and administer the Stock Incentive Plan and Company's other executive compensation plans and programs (including setting performance targets and making awards under such plans). It will also review the competitiveness of the Company's management and director compensation and benefit programs and review principal employee relations policies and procedures. It is intended that all members of the Compensation Committee will be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code').

Compensation of Directors

     It is anticipated that, following consummation of the Offerings, the Company will establish a compensation program for directors who are not employees of the Company, including annual retainer and meeting fees. It is anticipated that a portion of such fees may be payable in awards under the Stock Incentive Plan and the balance will be paid in cash.

Compensation Committee Interlocks and Insider Participation

     During 1996, neither the Company's nor GCC's Board of Directors had a compensation committee or other committee performing similar functions. The directors of the Company (Messrs. Doyle and Roper) and the directors of GCC (Messrs. Doyle, Roper and Rabinowitz) participated in deliberations concerning executive compensation.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company (including its subsidiaries) for 1996.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION
                                               ---------------------------------------------------------------------
                   NAME AND                                                     OTHER ANNUAL          ALL OTHER
              PRINCIPAL POSITION               YEAR    SALARY      BONUS      COMPENSATION(1)      COMPENSATION(2)
---------------------------------------------- ----   ---------   --------   ------------------   ------------------

Stephen Rabinowitz ........................... 1996   $ 354,423   $830,921        $ 12,387             $ 42,433
  Chairman, President and Chief Executive
  Officer
Gregory B. Kenny ............................. 1996     235,000    250,000           9,293               27,557
  Executive Vice President and Chief Operating
  Officer
Robert J. Siverd ............................. 1996     215,045    207,000           3,461               21,732
  Executive Vice President, General Counsel
  and Secretary
Christopher F. Virgulak ...................... 1996     191,539    200,000           5,463               20,701
  Executive Vice President, Chief Financial
  Officer and Treasurer
Harold C. Bevis .............................. 1996     155,481    180,000           4,167               10,153
  Senior Vice President

------------

(1) Represents the amount reimbursed during the fiscal year for payment of insurance premiums and related taxes thereon.

(2) Includes (a) imputed income from life insurance in the amounts of $3,168 for Mr. Rabinowitz, $857 for Mr. Kenny, $1,329 for Mr. Siverd, $683 for Mr. Virgulak and $345 for Mr. Bevis and (b) employer matching and additional contributions pursuant to the Company's retirement and excess benefit plans in the amounts of $39,265 for Mr. Rabinowitz, $26,700 for Mr. Kenny, $20,403 for Mr. Siverd, $20,018 for Mr. Virgulak and $9,808 for Mr. Bevis.

1997 ANNUAL INCENTIVE BONUS PLAN

     The following is a description of the 1997 Annual Incentive Bonus Plan of the Company (the '1997 Plan'), which will be adopted by the Selling Stockholder prior to consummation of the Offerings. This description is intended only as a summary and is qualified in its entirety by reference to the 1997 Plan, which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The 1997 Plan is designed to attract, retain and motivate key employees of the Company and the Company's subsidiaries by providing a cash incentive award for 1997 to approximately 110 employees of the Company and the Company's
subsidiaries   who  have   been  selected  to   participate  by   the  Board  of

Directors, subject to consummation of the Offerings. Upon attainment by the Company of specified performance goals based on the Company's operating results (the 'Performance Goal'), the Company shall pay participants their respective bonus payout based on the participants' base salaries multiplied by the applicable multiplier factor under the Performance Goal. The maximum bonus payout attainable under the 1997 Plan by each of the individuals named in the Summary Compensation Table (as a percentage of their respective base salaries) is 120% for Mr. Rabinowitz, 120% for Mr. Kenny, 90% for Mr. Siverd and 90% for Mr. Virgulak.

     It is expected that compensation paid under the 1997 Plan to participants who are 'covered employees' as defined in Section 162(m) of the Code and the applicable regulations thereunder will be deductible by the Company for federal income tax purposes based upon a special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering.

STOCK INCENTIVE PLAN

     The following is a description of the Stock Incentive Plan, which will be adopted by the Selling Stockholder prior to consummation of the Offerings. This description is intended only as a summary and is qualified in its entirety by reference to the Stock Incentive Plan, which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


     The Stock Incentive Plan is designed to attract, retain and motivate key employees of the Company and the Company's subsidiaries and to align the interests of the Company's key employees with those of its stockholders by providing opportunities to receive Common Stock or monetary payments based on the value of the Common Stock. Awards under the Stock Incentive Plan may be granted in any one or a combination of (a) stock options, which may be 'incentive stock options,' within the meaning of Section 422 of the Code, or stock options which do not constitute incentive stock options, (b) stock appreciation rights ('SARs'), (c) restricted stock awards, (d) performance awards and (e) stock units. A maximum of 2,450,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Stock Incentive Plan. The maximum number of shares of Common Stock with respect to which Awards may be granted or measured to any individual participant under the Stock Incentive Plan during the term of the Stock Incentive Plan will not exceed 1,000,000 shares and the maximum number of shares with respect to which stock options and SARs may be granted to any individual participant under the Stock Incentive Plan during the term of the Stock Incentive Plan shall not exceed 750,000 shares. The Stock Incentive Plan shall terminate on the tenth anniversary of the date of adoption (unless sooner terminated by the Board).



     The Stock Incentive Plan will be administered by the Company's Board of Directors, and by the Compensation Committee once it is established. The composition of the Compensation Committee is intended to satisfy the requirement contained in Rule 16b-3 under the Exchange Act that the Stock Incentive Plan be administered by 'Non-Employee Directors' (as defined in Rule 16b-3) so that awards granted under the Stock Incentive Plan are exempt from Section 16(b) of the Exchange Act. The Compensation Committee will have the authority, subject to the terms of the Stock Incentive Plan, to determine when and to whom to make grants or awards under the plan, the number of shares to be covered by the grants or awards, the types and terms of performance awards, stock options, SARs, restricted stock grants and stock units, and the exercise price of stock options and SARs, and to prescribe, amend and rescind rules and regulations relating to the Stock Incentive Plan. The Compensation Committee's determinations under the Stock Incentive Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants and awards under the Stock Incentive Plan.



     Participants will consist of such key employees of the Company and the Company's subsidiaries as the Compensation Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Compensation Committee may designate from time to time to receive awards under the Stock Incentive Plan. The terms of any grants under the Stock Incentive Plan will be governed by the award agreements issued in connection with awards under the Stock Incentive Plan. Approximately 110 employees currently are eligible to participate in the Stock Incentive Plan.

     The Company's Board of Directors may amend, suspend or terminate the Stock Incentive Plan at any time except that, unless approved by stockholders of the Company, no such amendment may (i) increase the total number of shares which may be issued under the Stock Incentive Plan or the maximum number of shares with respect to which Awards may be granted to any individual participant under the Stock Incentive Plan, except for adjustments to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares, or (ii) modify the requirements as to eligibility for awards under the Stock Incentive Plan. In addition, no amendment to the Plan may be made without approval of the stockholders if the amendment would disqualify any incentive stock options granted under the Stock Incentive Plan. By mutual agreement between the Company and a participant, awards may be made under the Stock Incentive Plan in substitution and cancellation of awards previously granted to the participant under the Stock Incentive Plan or under any other plan of the Company. Awards granted under the Stock Incentive Plan are subject to adjustment in the event of certain changes affecting the Common Stock.



     The Compensation Committee may grant 'incentive stock options' within the meaning of Section 422 of the Code, 'non-qualified stock options' or SARs in respect of shares of Common Stock to participating employees alone or in tandem with other awards under the Stock Incentive Plan. The exercise price of a stock option or base price of an SAR may not be less than the fair market value of the underlying shares of the Common Stock on the date of grant. The exercise period for stock options and SARs will be determined by the Compensation Committee and may not exceed ten years from the date of grant. Stock options and SARs will be exercisable at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions, as are set forth in the agreement evidencing the grant of such options or SARs. In the event of a change of control (as defined in the Stock Incentive Plan) of the Company, outstanding stock options and SARs may become exercisable immediately and, in the discretion of the Compensation Committee, the excess of the fair market value of the Common Stock subject to such stock options or SARs over the exercise price or base price thereof will be paid out in cash.


     Stock options and SARs may be transferred by an optionee only by will or by the laws of descent and distribution, and may be exercised only by the optionee or grantee during his lifetime. If a participant dies and the applicable award agreement so provides, all outstanding options and SARs will become immediately vested and may be exercised by the person or persons to whom the optionee's or grantee's rights pass within one year after the optionee's or grantee's death. In no case (other than in the event of the participant's death) may options or SARs be exercised later than the expiration date of the stock options or SARs specified in the grant.

     Upon exercise of an SAR, a holder generally is entitled, without payment to the Company, to receive cash, shares of Common Stock or any combination thereof, as determined by the Compensation Committee, in an amount equal to the excess of the fair market value of one share of Common Stock on the exercise date over the base price, multiplied by the number of shares in respect of which the SAR is exercised.

     The Compensation Committee may grant performance awards, in the form of shares or units, to participating employees alone or in tandem with other awards under the Stock Incentive Plan. In the event that the Compensation Committee grants such awards, it will establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of performance awards that will be paid out. Payouts may be in shares of Common Stock (with or without restrictions) and/or cash. Performance goals may be based upon Company-wide, divisional and/or individual performance.

     The Compensation Committee may grant stock awards, in such amounts and subject to such terms and conditions as the Compensation Committee will determine. The vesting of a stock award granted under the Stock Incentive Plan may be conditioned upon the completion of a specified period of service, upon the attainment of specified performance goals and/or upon such other criteria, if any, as the Compensation Committee may determine. In addition, the right to vote and receive dividends on the shares of Common Stock subject to the stock award will be determined by the Compensation Committee.

     The Compensation Committee also may grant stock units, each of which is a notional account representing one share of Common Stock. Stock units granted under the Stock Incentive Plan are payable in shares of Common Stock at such time as is set forth in an award agreement and are accompanied by such restrictions on vesting, if any, as may be determined by the Compensation Committee. While stock units do not confer voting rights on the participant, the Compensation Committee may provide that a stock unit be accompanied by dividend equivalent rights payable in cash or in the form of additional stock units.


     All stock options and SARs, and certain stock awards, performance awards and stock units, granted under the Stock Incentive Plan, and the compensation attributable to such awards, are intended to (i) qualify as 'performance-based compensation' (as such term is used in Section 162(m) of the Code) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code or
(ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain awards granted under the Stock Incentive Plan may be granted in a manner such that the awards qualify as 'performance-based compensation' if either the granting or vesting of such award is subject to the achievement of a performance target or targets based on one or more of the following performance measures: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.



     Following consummation of the Offerings, the Board of Directors is expected to award Restricted Stock having a potential maximum undiscounted aggregate fair market value on the date of grant (based upon the initial public offering price) of approximately $5,600,000 to approximately 100 executive officers and other key employees. The individuals named in the Summary Compensation Table are expected to receive awards of restricted stock having the following potential maximum undiscounted fair market values: Mr. Rabinowitz -- $2,000,000; Mr. Kenny -- $500,000; Mr. Siverd -- $140,000; Mr. Virgulak -- $125,000; and Mr.
Bevis -- $100,000. The restrictions on the initial grants of the restricted stock shall lapse (subject to acceleration under certain circumstances) 36 months after consummation of the Offerings in the case of Messrs. Rabinowitz and Kenny and December 31, 1998 in the case of all other recipients. The awards of Restricted Stock will be made in settlement of all obligations of the Company under existing long-term incentive arrangements with employees of the Company other than with respect to Mr. Rabinowitz, who will be paid, in addition to the restricted stock to be granted to him under the Stock Incentive Plan, a separate cash payment of $1,788,000 in settlement of all obligations of the Company under Mr. Rabinowitz's existing long-term incentive arrangements. These arrangements, which provide for cash payments upon the Company's achievement of certain performance targets, will be terminated upon consummation of the Offerings.



     Upon consummation of the Offerings, the Board of Directors is also expected to grant options to purchase a total of approximately 1,103,750 shares of Common Stock to approximately 110 employees. The individuals named in the Summary Compensation Table are expected to receive options to purchase the following number of shares of Common Stock: Mr. Rabinowitz -- 286,000 shares; Mr. Kenny -- 86,000 shares; Mr. Siverd -- 33,000 shares; Mr. Virgulak -- 33,000 shares; and Mr. Bevis -- 28,000 shares. The exercise price of these options, which are not intended to be incentive stock options, shall be equal to the initial public offering price and the options shall become exercisable on the third anniversary of the date of grant (subject to acceleration under certain circumstances) for a period of seven years thereafter.



     It is expected that awards granted from 1997 through 2000 under the Stock Incentive Plan to participants who are 'covered employees' (as defined in Section 162(m) of the Code and the applicable regulations thereunder) will be deductible by the Company for federal income tax purposes based upon a special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering.

EMPLOYMENT AGREEMENTS

     The following descriptions of the employment agreements between the Company and each of Messrs. Rabinowitz, Kenny, Virgulak and Siverd (each an 'Employment Agreement') are intended only as a summary and are qualified in their entirety by reference to the respective Employment Agreements, which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part. Each of the Employment Agreements will become effective upon the consummation of the Offerings.


     Mr. Rabinowitz will serve as Chief Executive Officer and President of the Company pursuant to a three-year employment agreement (subject to automatic one-year extensions unless the Company or Mr. Rabinowitz elects not to so extend). Under his Employment Agreement, Mr. Rabinowitz will receive an annual base salary of $600,000, retroactive to January 1, 1997. Mr. Rabinowitz will also have an opportunity to earn a bonus under the 1997 Plan of up to 120% of his base salary upon the attainment of specified performance goals and will not be precluded from being awarded an additional bonus outside the 1997 Plan in respect of 1997 in the discretion of the Compensation Committee. In addition, he will have an opportunity (not less favorable than that under the 1997 Plan) to earn a bonus under a performance-based annual bonus program for senior executives to be established by the Compensation Committee for years after 1997 (the 'Future Bonus Plan'). Mr. Rabinowitz's Employment Agreement also provides that the Company will recommend to the Board of Directors that, upon consummation of the Offerings, Mr. Rabinowitz receive the awards of restricted stock and options described above under 'Stock Incentive Plan'. Upon termination of his employment, Mr. Rabinowitz's Employment Agreement provides for the payment of accrued and unpaid base salary and benefits under then existing plans (other than severance benefits). In addition, in the event of a termination due to death or Disability, by the Company other than for Cause or by Mr. Rabinowitz for Good Reason (all as defined in his Employment Agreement), his Employment Agreement provides for immediate vesting of and lapsing of restrictions on all unvested restricted stock and options held by Mr. Rabinowitz. In the event of a termination by the Company other than for Cause or by Mr. Rabinowitz for Good Reason, his Employment Agreement also provides for a payment equal to a multiple (the 'Multiplier') of the sum of his base salary and the target bonus under the 1997 Plan or Future Bonus Plan for the year in which termination occurs, as well as his continuation as a participant in the Company's executive health and welfare benefit plans for the number of years represented by the Multiplier. The Multiplier for Mr. Rabinowitz will be two.


     The terms and conditions of the Employment Agreements between the Company and each of Messrs. Kenny, Virgulak and Siverd are substantially the same as those contained in Mr. Rabinowitz's Employment Agreement, except that the Employment Agreements of each of the foregoing will not provide for the opportunity to be awarded an additional bonus outside of the 1997 Plan, and except as follows: Mr. Kenny will serve as Executive Vice President and Chief Operating Officer of the Company, receive an annual base salary of $300,000, have an opportunity to earn a bonus of up to 120% of his base salary under the 1997 Plan and the Future Bonus Plan, and have a Multiplier of 1.5. Mr. Siverd will serve as Executive Vice President, General Counsel and Secretary pursuant to a two-year employment agreement, receive an annual base salary of $225,000, and have a Multiplier of one. Mr. Virgulak will serve as Executive Vice President and Chief Financial Officer pursuant to a two-year employment agreement, receive an annual base salary of $204,000, and have a Multiplier of one. In addition, Mr. Virgulak and Mr. Siverd's agreements will provide that they will be entitled to participate in the 1997 Plan and the Future Bonus Plan on such terms as may be determined by the Compensation Committee. In addition, each of their Employment Agreements will provide that the Company will recommend to the Board of Directors that, upon consummation of the Offerings, they receive the respective awards of restricted stock and options described under 'Stock Incentive Plan.'

CHANGE IN CONTROL AGREEMENTS


     Prior to consummation of the Offerings, the Company will enter into agreements with each of Messrs. Rabinowitz, Kenny, Siverd and Virgulak (the
'Change-in-Control Agreements') providing for certain benefits if the executive's employment is terminated by the Company or the Company's subsidiaries or by the Company's successor without Cause (as defined in the Change-in-Control

Agreements), or the executive terminates his employment with the Company or the Company's subsidiaries or with the Company's successor for Good Reason (as defined below) and such termination occurs within six months preceding, or within two years following, a Change-in-Control (as defined below). In such event, the executive shall receive a payment equal to a specified multiple of the sum of (x) the executive's annual base salary at the time of the termination of the executive's employment (or, in the case of a termination of employment for Good Reason based on a reduction of his annual base salary, the annual base salary in effect immediately prior to such reduction) plus (y) the executive's target annual incentive bonus in effect for the year in which his employment is terminated or the year in which the Change-in-Control occurs, whichever is greater. In addition, the Company or its successor shall continue the executive's participation in the Company-sponsored executive health and welfare benefit plans until the earlier of the same specified multiple of 12 months following the date of the executive's termination of employment or the date the executive receives equivalent coverage and benefits under the plans of a subsequent employer. The multiples shall be as follows: Mr. Rabinowitz -- three times; Mr. Kenny -- two and a half times; Mr. Siverd -- one and a half times; and Mr. Virgulak -- one and a half times. Upon a Change-in-Control, the restrictions on any restricted stock will lapse and any unexercisable stock options held will become fully vested and immediately exercisable in accordance with the terms of the Stock Incentive Plan and the award agreements issued thereunder.



     Provided that Mr. Rabinowitz has not deferred compensation otherwise includible in income for any year commencing with 1997, if the payments received by Mr. Rabinowitz (pursuant to the Change-in-Control Agreement or otherwise) exceed a certain threshold amount and result from a 'change in ownership' as defined in Section 280G of the Code, the Company will pay him an additional amount (a 'Gross-Up Payment') to reimburse him for the federal excise tax (and any interest, penalties or additions to tax) with respect thereto on a 'grossed-up' basis. However, if Mr. Rabinowitz has deferred compensation, he will not be entitled to a Gross-Up Payment, and further, if the net payments he would retain in connection with a 'change in ownership' (after deducting any excise tax and applicable income tax) would be less than the amount he would have netted, after applicable income taxes, had the present value of such payments equalled $1 less than three times his threshold amount (the 'Maximum Payments'), then his total payments will not exceed the Maximum Payments. Any payments to Messrs. Kenny, Siverd and Virgulak pursuant to the Change-in-Control Agreements shall be subject to the limitations of Section 280G(b)(2) of the Code.


     For purposes of the Change-in-Control Agreements, 'Change-in-Control' means that any of the following has occurred: (a) any person or other entity (other than any of the Company's subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in
Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the 'Voting Stock'); (b) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs; (c) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or (d) a change in the Company's Board of Directors occurs with the result that the members of the Board on the effective date of the Registration Statement of which this Prospectus is a part (the 'Incumbent Directors') no longer constitute a majority of such Board of Directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for these purposes. A Change-in-Control shall not include the Offerings.

     For purposes of the Change-in-Control Agreements, 'Good Reason' means the occurrence of any of the following without the prior written consent of the
Executive: (i) removal from any of the positions held by the executive with respect to the Company or any of its significant subsidiaries (as defined in Regulation S-X under the Exchange Act) on the 181st day prior to the Change-in-Control or any senior position that the executive subsequently achieves; (ii) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position held by the executive on the 181st day prior to the Change-in-Control or any senior position that the executive subsequently achieves, or any other action by the Company or a successor that results in a diminution of the executive's position, authority, duties or responsibilities other than an isolated action that is not taken in bad faith and is remedied by the Company or a successor promptly after receipt of written notice thereof from the executive; (iii) a reduction in the executive's annual base salary or executive's annual bonus opportunity set forth in the Employment Agreement from that in effect on the 181st day prior to the Change-in-Control (or any greater salary or bonus that the executive is subsequently entitled to) or a material reduction in any other material benefit provided the executive by the Company; (iv) notice by the Company not to extend the Employment Agreement; (v) the relocation of the executive's principal place of employment to a location more than fifty (50) miles from the executive's principal place of employment (unless such relocation does not increase the executive's commute by more than twenty (20) miles) on the 181st day prior to the Change-in-Control, except for required travel on the Company's business to an extent substantially consistent with the executive's business travel obligations as of such day; or (vi) the failure by the Company to obtain an agreement from any successor to assume and agree to perform the Change-in-Control Agreement.

                              SELLING STOCKHOLDER


     As of the date hereof, the Selling Stockholder owns all of the outstanding shares of the Company's Common Stock. Upon consummation of the Offerings, the Selling Stockholder will own 7,350,000 shares of Common Stock, or approximately 30% of the outstanding Common Stock. If the U.S. Underwriters' over-allotment option is exercised in full, after consummation of Offerings the Selling Stockholder will own 4,815,000 shares of Common Stock, or approximately 20% of the outstanding Common Stock.


     The address of the Selling Stockholder is P.O. Box 21153, 3001 AD Rotterdam, The Netherlands.

     In connection with the Offerings, the Selling Stockholder and Wassall are entering into agreements with the Company providing certain rights in favor of the Selling Stockholder and Wassall and certain obligations and restrictions on the Company after consummation of the Offerings. See 'Certain Relationships and Related Transactions.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement (the 'Management Agreement'), the Company paid management fees to an affiliate of the Selling Stockholder aggregating approximately $1.1 million, $1.4 million and $1.6 million for the period June 9, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, respectively. From January 1, 1997 through the consummation of the Offerings, the Company will pay management fees to such affiliate of the Selling Stockholder aggregating approximately $1.0 million. Upon consummation of the Offerings, the Management Agreement will be terminated.

     Wassall has from time to time arranged for letters of credit on behalf of General Cable under its credit facility. At December 31, 1995 and 1996, letters of credit aggregating $12.6 million and $11.9 million, respectively, were issued under Wassall's credit facility on behalf of the Company. At December 31, 1994, no such letters of credit were issued. Pursuant to the Intercompany Agreement (as defined below), the Company will agree to use its best efforts to obtain letters of credit to replace all outstanding Wassall letters of credit, and to indemnify Wassall against all expenses incurred by it with respect to such Wassall letters of credit.


     Concurrently with consummation of the Offerings, General Cable intends to make an initial borrowing of approximately $271.8 million under the New Credit Facility and use a portion of the proceeds thereof to (i) repay all intercompany debt and advances owed to Wassall and its subsidiaries (which, together with accrued interest, are anticipated to amount to approximately $200.7 on the date of the consummation of the Offerings), (ii) pay $42.6 million as the Selling Stockholder Dividend and (iii) pay $2.0 million for the purchase of the Related Companies from Wassall.

     Following consummation of the Offerings, the Selling Stockholder will own approximately 30% of the outstanding shares of Common Stock (or approximately 20% of the outstanding shares of Common Stock if the U.S. Underwriters' over-allotment option is exercised in full). At least one director designated by the Selling Stockholder initially will serve as a director of General Cable. In addition, the Selling Stockholder will have the right to (i) approve the directors to be appointed to the Company's Board of Directors prior to the first annual meeting of stockholders following consummation of the Offerings and (ii) designate one individual (or, if the Board of Directors of the Company shall consist of more than eight members, two individuals) for nomination to the Company's Board of Directors for so long as the Selling Stockholder and its affiliates continue to own at least 10% of the outstanding capital stock of the Company. As a result, the Selling Stockholder may be in a position to exercise influence over General Cable after the consummation of the Offerings.


     Concurrently with consummation of the Offerings, the Company and the Selling Stockholder intend to enter into an agreement (the 'Registration Rights Agreement') pursuant to which the Selling Stockholder will be granted the right to require the Company, subject to certain limitations, to register for public offering and sale all or a portion of the Common Stock held by the Selling Stockholder following consummation of the Offerings (each, a 'demand registration'). The Selling Stockholder will be entitled to three demand registrations, one of which may, at the request of the Selling Stockholder, be a shelf registration which the Company shall maintain effective for a period of up to three years. In addition, the Selling Stockholder will have the right to have its shares of Common Stock included in future registration statements of the Company. The Selling Stockholder has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase or acquire shares of Common Stock for a period of 180 days following the date of this Prospectus, without prior written consent of Dillon, Read & Co. Inc. See 'Underwriting.' The Company will be obligated to pay all registration expenses (other than underwriting discounts and commissions) incurred in connection with such registrations, and will indemnify the Selling Stockholder and its officers and directors against certain liabilities, including liabilities under the federal securities laws, in connection therewith. All such registration rights are subject to customary terms and conditions.


     In addition, concurrently with consummation of the Offerings, the Company, Wassall and the Selling Stockholder intend to enter an agreement (the 'Intercompany Agreement') pursuant to which, among other things, (i) the Company, on the one hand, and Wassall and its subsidiaries (other than the Company and its subsidiaries), on the other hand, will (A) agree not to solicit employees of the other for a period of two years following the Offerings and (B) indemnify each other with respect to certain insurance expenses; (ii) the Company will, subject to certain exceptions, indemnify Wassall and its subsidiaries against (A) all liabilities relating to the Company and its subsidiaries and their businesses and assets (and the businesses and assets of their predecessors) and (B) liabilities under the federal securities laws in connection with the Offerings; and (iii) the Selling Stockholder will be granted the rights, referred to above, to approve the Company's additional directors appointed following consummation of the Offerings and to designate one individual (or, in the circumstances described above, two individuals) for nomination to the Company's Board of Directors.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share (the 'Preferred Stock').



     The following statements relating to the capital stock of the Company are summaries and do not purport to be complete. Reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') and the Amended and Restated By-Laws (the 'By-Laws') of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. The first annual meeting of shareholders is expected to be held during the second quarter of 1998.

     Holders of Common Stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any Preferred Stock that may be issued from time to time, holders of Common Stock are entitled to participate ratably in dividends on the Common Stock as declared by the Company's Board of Directors. Holders of Common Stock are entitled to share ratably in all assets available for distribution to stockholders in the event of the liquidation or dissolution of the Company, subject to distribution of the preferential amount, if any, to be distributed to holders of Preferred Stock.

PREFERRED STOCK


     The Certificate of Incorporation authorizes the Company's Board of Directors, without any vote or action by the holders of Common Stock, to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more series. The Company's Board of Directors is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Preferred Stock. Issuances of Preferred
Stock would be subject to the applicable rules of the NYSE or other organizations whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of Preferred Stock established by the Company's Board of Directors, any or all series of Preferred Stock could have preferences over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Common Stock, would dilute the voting power of the outstanding Common Stock. The Company has no present plans to issue any Preferred Stock.


TRANSFER AGENT AND REGISTRAR


     ChaseMellon Shareholder Services L.L.C. will be the transfer agent and registrar for the Common Stock.


CERTAIN ANTI-TAKEOVER MATTERS


CERTAIN CHARTER AND BY-LAW PROVISIONS


     The provisions of the Certificate of Incorporation and the Company's By-Laws described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company's Board of Directors.


     Copies of the Certificate of Incorporation and the By-Laws have been filed with the Commission as exhibits to the Registration Statement. The following description of certain provisions of the Certificate of Incorporation and the By-Laws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Certificate of Incorporation and the By-Laws.


Classified Board of Directors


     The Certificate of Incorporation divides the Company's Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. See 'Management -- Board of Directors.'

     The Company believes that a classified board will help to assure the continuity and stability of the Company's Board of Directors, and its business strategies and policies as determined by the Company's Board of Directors, because a majority of the directors at any given time will have prior experience as directors of the Company. This provision should also help to ensure that the Company's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of the Company's Common Stock, will have sufficient time to review the proposal, to consider appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding Common Stock from obtaining control of the Company's Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Vacancies

     The Certificate of Incorporation and the By-Laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of the Company's Board of Directors then in office. The Certificate of Incorporation also provides that the Company's Board of Directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of the Company's Board of Directors. Furthermore, except as may be provided in a resolution or resolutions of the Company's Board of Directors providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, directors may be removed by shareholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the Certificate of Incorporation authorizing the Company's Board of Directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings

     The Certificate of Incorporation provides that, except as may be provided in a resolution or resolutions of the Company's Board of Directors providing for any class or series of Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of the Company's Board of Directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

Advance Notice for Raising Business or Making Nominations at Meetings

     The By-Laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Company's Board of Directors, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Company's Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of the Company at the principal executive office of the Company no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to the Secretary at the principal executive office of the Company no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given.

     The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and, the consent of each such person to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on the Company's books (if they so appear), and the class and number of shares of the Company's capital stock that are beneficially owned by them.

Amendments to By-Laws

     The Certificate of Incorporation provides that the Company's Board of Directors or the holders of at least 66 2/3% of the voting power of all shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal the Company's By-Laws.

Amendment of the Certificate of Incorporation

     Any proposal to amend, alter, change or repeal any provision of the Certificate of Incorporation, except as may be provided in a resolution or resolutions of the Company's Board of Directors providing for any class or series of Preferred Stock and which relate to such class or series of Preferred Stock, requires approval by the affirmative vote of both a majority of the members of the Company's Board of Directors then in office and a majority vote of the voting power of all of the shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the Certificate of Incorporation relating to (i) the classification of the Company's Board of Directors, (ii) removal of Directors,
(iii) the prohibition of stockholder action by written consent or stockholder calls for special meetings, (iv) amendment of By-Laws, or (v) amendment of the Certificate of Incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock and Additional Common Stock

     Under the Certificate of Incorporation, the Company's Board of Directors will have the authority to provide by Board resolution for the issuance of shares of one or more series of Preferred Stock. The Company's Board of Directors is authorized to fix by resolution the terms and conditions of each such other series. See 'Description of Capital Stock -- Preferred Stock.'

     The Company believes that the availability of the Company's Preferred Stock, in each case issuable in series, and additional shares of Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of the Company's Preferred Stock, as well as authorized but unissued shares of Common Stock will be available for issuance without further action by the Company's stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of the Company's capital stock may then be listed.

     These provisions give the Company's Board of Directors the power to approve the issuance of a series of Preferred Stock, or an additional series of Common Stock, of the Company that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of Preferred Stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.


DELAWARE BUSINESS COMBINATION STATUTE


     Section 203 of the DGCL ('Section 203') provides that, subject to certain exceptions specified therein, an 'interested stockholder' of a Delaware corporation shall not engage in any business combination with the corporation for a three-year period following the date that such stockholder becomes an 'interested stockholder' unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an 'interested stockholder,' (ii) upon consummation of the transaction which resulted in the stockholder becoming an 'interested stockholder,' the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the 'interested stockholder.' Except as otherwise specified in
Section 203, an 'interested stockholder' is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an 'interested stockholder' to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an 'interested stockholder.' Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company will have 24,500,000 shares of Common Stock outstanding upon consummation of the Offerings. Of those shares, the 16,900,000 shares of Common Stock offered hereby will be available for immediate sale as of the date of this Prospectus in the public market without restriction by persons other than 'affiliates' of the Company, as that term is defined in the regulations promulgated under the Securities Act.


     Upon consummation of the Offerings, the Selling Stockholder will beneficially own approximately 30% of the outstanding shares of Common Stock (or approximately 20% if the over-allotment option is exercised in full). The Company and the Selling Stockholder have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock or warrants or other rights to purchase or acquire shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. After expiration of such 180-day period, such shares may be sold (i) in accordance with Rule 144 promulgated under the Securities Act, (ii) in private offerings or (iii) upon registration under the Securities Act without regard to the volume limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned 'restricted securities' (defined generally in Rule 144 as securities issued in transactions not involving a public offering) for at least one year, including persons who may be deemed to be affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (which number, immediately following the Offerings, will be 245,000 shares) and the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, provided that the Company has been subject to and complied with certain reporting requirements under the Exchange Act, and the sale is made in a 'broker's transaction' or in a transaction directly with a 'market-maker,' as those terms are used in Rule 144, without the solicitation of buy orders by the broker or such person and without such person making any payment to any person other than the broker who executes the order to sell the shares of Common Stock. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale of restricted securities by such person, and who has beneficially owned the restricted securities for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares under Rule 144 without regard to the volume limitations and public information and manner of sale requirements described above. Restricted securities properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an affiliate of the Company.

     Shares held by the Selling Stockholder may be freely sold if registered under the Securities Act. The Company has agreed to use its best efforts, upon request by the Selling Stockholder, to register under the Securities Act any or all shares of Common Stock held by the Selling Stockholder and, under certain conditions, when shares of Common Stock are registered by the Company. See 'Certain Relationships and Related Transactions.'

     The Company may file a registration statement on Form S-8 under the Securities Act to register all of the shares of Common Stock issued or reserved for future issuance under the Stock Incentive Plan. After the effective date of that registration statement, shares purchased upon exercise of options granted pursuant to the plan generally would be available for resale in the public market.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of a substantial amount of such shares by the Selling Stockholder or by stockholders purchasing in the Offerings or the perception that sales could occur could adversely affect prevailing market prices for the Common Stock.

                    CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO
                       NON-U.S. HOLDERS OF COMMMON STOCK

GENERAL

     The following general discussion summarizes certain of the material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income tax that may be relevant to the ownership or disposition of the Common Stock by a prospective investor in light of such investor's personal circumstances and does not address any state, local or foreign tax consequences. This discussion also does not address the U.S. federal income tax consequences of ownership of Common Stock not held as a capital asset within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies or other financial institutions, persons that hold the Common Stock as part of a 'straddle', a 'hedge' against currency risk or a 'conversion transaction', persons that have a 'functional currency' other than the U.S. dollar, and investors in pass-through entities.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     For purposes of the following discussion, a Non-U.S. Holder of Common Stock is a holder who is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source. For taxable years after December 31, 1996, a trust holding Common Stock is a U.S. Holder if a court within the U.S. is able to exercise primary jurisdiction over the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. For purposes of withholding tax on dividends discussed below, a non-resident alien or non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     Dividends and gain on the sale, exchange or other disposition of Common Stock will be considered to be 'U.S. trade or business income' if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty country resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

DIVIDENDS

     In general, dividends  paid to a  Non-U.S. Holder of  Common Stock will  be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends which represent U.S. trade or business income are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be applicable under an income tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations, not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address or provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the Service.

SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of Common Stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States) or (iv) the Company is a U.S. real property holding company (which the Company is not, has not been and does not believe it is likely to become).

FEDERAL ESTATE TAX

     Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Service and to each Non-U.S. Holder any dividend that is subject to withholding. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The payment of the proceeds from the disposition of Common Stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a 'U.S. related person' is (i) a 'controlled foreign corporation' for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                  UNDERWRITING

     The names of the U.S. Underwriters for the United States Offering and the aggregate number of shares of Common Stock that each has severally agreed to purchase from the Selling Stockholder, subject to the terms and conditions specified in the U.S. Underwriting Agreement, are as follows:

                                                                                             NUMBER OF
         U.S. UNDERWRITERS                                                                     SHARES
------------------------------------------------------------------------------------------   ----------

Dillon, Read & Co. Inc....................................................................
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated................................................................






                                                                                             ----------
     Total................................................................................   13,520,000
                                                                                             ----------
                                                                                             ----------

     The U.S. Managing Underwriters are Dillon, Read & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The names of the International Underwriters for the International Offering and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Selling Stockholder, subject to the terms and conditions specified in the International Underwriting Agreement, are as follows:

                                                                                              NUMBER OF
         INTERNATIONAL UNDERWRITERS                                                            SHARES
-------------------------------------------------------------------------------------------   ---------

Dillon, Read & Co. Inc.....................................................................
Merrill Lynch International................................................................
Swiss Bank Corporation, acting through its division, SBC Warburg...........................




                                                                                              ---------
     Total.................................................................................   3,380,000
                                                                                              ---------
                                                                                              ---------

     The International Managing Underwriters are Dillon, Read & Co. Inc., Merrill Lynch International and Swiss Bank Corporation, acting through its division, SBC Warburg.

     The U.S. Underwriters and the International Underwriters are collectively referred to as the 'Underwriters,' and the U.S. Underwriting Agreement and the International Underwriting Agreement are collectively referred to as the 'Underwriting Agreements.' The per share price to the public and the per share underwriting discounts and commissions for the Offerings will be identical. The closing of the United States Offering is a condition to the closing of the International Offering, and vice versa.

     If any shares of Common Stock offered are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreements contain certain provisions whereby if any U.S. Underwriter or International Underwriter defaults in its obligation to purchase the shares to be purchased by it and if the aggregate obligations of the U.S. Underwriters or International Underwriters so defaulting do not exceed 10% of the shares offered in the United States Offering or the International Offering, respectively, the remaining U.S. Underwriters, or some of them, or the remaining International Underwriters, or some of them, as the case may be, must assume such obligations.

     The shares of Common Stock offered hereby are being initially offered severally by the Underwriters for sale at the price set forth on the cover page hereof, or at such price less a concession not to exceed $ per share on sales to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $ per share to other Underwriters or certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares of Common Stock offered hereby. After the initial public offering of the Common Stock, the price to the public, the concession and the reallowance may be changed by the U.S. Managing Underwriters or the International Managing Underwriters.


     Pursuant to the Agreement Between the U.S. Underwriters and International Underwriters (the 'Agreement Between Underwriters'), each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, direct or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between Underwriters. As used herein 'United States or Canadian Person' means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the 'U.S. Shares' and the 'International Shares,' respectively.

     Pursuant to the Agreement Between Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. As a result, shares of Common Stock originally purchased pursuant to the U.S. Underwriting Agreement may be sold outside the United States and Canada, and shares of Common Stock originally purchased pursuant to the International Underwriting Agreement may be sold in the United States or Canada. The price of any shares so sold will, unless otherwise agreed, be the price to the public, less an amount not greater than the selling concession.

     Pursuant to the Agreement Between Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

     Pursuant to the Agreement Between Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and during the period of six months from the date hereof will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995 (the 'Regulations'); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.



     Pursuant to the Agreement Between Underwriters, each International Underwriter has represented and agreed that it has not, directly or indirectly, offered, sold or transferred and will not, directly or indirectly, offer, sell or transfer any of the shares of Common Stock in The Netherlands to any person other than to individuals or legal entities who trade or invest in securities in the conduct of a business or profession (which include banks, investment institutions, securities brokers, pension funds, insurance companies, central governments, large international and supranational organizations, finance companies and large enterprises with a separate treasury department).



     In any jurisdiction this Prospectus is for distribution only to persons to whom it may lawfully be issued and only in accordance with the laws and regulations of such jurisdiction. The distribution of this Prospectus and the offer and the sale of the Common Stock offered hereby may be restricted by law in certain jurisdictions. Persons who receive this Prospectus must inform themselves about and observe such restrictions.



     In Belgium, this Prospectus is being distributed only to banks, subscribers and other persons, distribution to whom will not contravene any relevant laws or restrictions regarding the public offering of securities.



     Neither this Prospectus, which has not been approved by, nor registered nor filed with the Commission des Operations de Bourse, nor any other offering material relating to the Common Stock may be used in connection with any offer for subscription or sale of the Common Stock to the public in France or be distributed to the public in France other than to a limited number of institutional investors (excluding investment trusts or funds) acting for their own account. Persons into whose possession this material comes must inform themselves about and observe any such restrictions. This material does not constitute and may not be used for or in connection with either an offer to any person to whom it is unlawful to make such an offer or a solicitation by anyone not authorized so to act.


     The Selling Stockholder has granted to the U.S. Underwriters an option to purchase an aggregate of up to an aggregate of 2,535,000 additional shares of Common Stock on the same terms per share. If the U.S. Underwriters exercise this option, each of the U.S. Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same proportion of the aggregate shares so purchased as the number of shares to be purchased by it shown in the above tables bears to 13,520,000. The U.S. Underwriters may exercise such option on or before the thirtieth day from the date of the U.S. Underwriting Agreement and only to cover over-allotments, if any, in connection with the United States Offering.

     The Company and the Selling Stockholder have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, transfer, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to purchase or acquire shares of Common Stock or permit the registration of shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc.

     The Company and the Selling Stockholder have agreed in the Underwriting Agreements to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Dillon, Read & Co. Inc. has rendered certain financial advisory and investment banking services to Wassall and its affiliates for which it has received customary fees. SBC Warburg is stockbroker to Wassall and has from time to time performed certain investment banking services for Wassall, for which it has received customary fees.


     The U.S. Managing Underwriters and the International Managing Underwriters have advised the Company and the Selling Stockholder that they do not expect sales to discretionary accounts by the Underwriters to exceed 5% of the total number of shares in the Offerings.

     In connection with the Offerings, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilization, syndicate covering transactions and imposition of penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreements. Stabilizing means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with the Offerings. Pursuant to a penalty bid, Dillon, Read & Co.
Inc., on behalf of the Underwriters, would be able to reclaim a selling concession from an Underwriter if shares of Common Stock originally sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in the price of the Common Stock being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

     Prior to the Offerings, there will be no public market for the Common Stock. Consequently, the offering price will be determined by negotiations among the Selling Stockholder, the U.S. Managing Underwriters and the International Managing Underwriters. Among the principal factors to be considered in such negotiations are the prevailing market and general economic conditions, the price-to-earnings ratios of other publicly traded companies, the revenues and earnings of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development. Additionally, consideration will be given to the general state of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offerings are made.


     The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters will be passed on for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The combined financial statements of General Cable and related companies as of December 31, 1995 and 1996 and for the period June 9, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996 and the consolidated financial statements of General Cable Corporation and subsidiaries for the period January 1, 1994 to June 8, 1994 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the 'Registration Statement') under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Common Stock, reference is hereby made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also will be available for inspection and copying at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at the Commission website located at (http://www.sec.gov). Copies of such material also can be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is not currently subject to the informational requirements of the Exchange Act. Upon consummation of the Offerings, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the Commission. Such reports and other information will be available for inspection and copying at the public reference section and regional Commission offices, at the addresses set forth above.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----

GENERAL CABLE CORPORATION AND RELATED COMPANIES:
Independent Auditors' Report...............................................................................    F-2
Combined Statements of Income for the period June 9, 1994 to December 31, 1994 and the years ended December
  31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 (unaudited).........................    F-3
Combined Balance Sheets at December 31, 1995 and 1996 and at March 31, 1997 (unaudited)....................    F-4
Combined Statements of Cash Flows for the period June 9, 1994 to December 31, 1994 and the years ended
  December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 (unaudited)................    F-5
Notes to Combined Financial Statements.....................................................................    F-6
GENERAL CABLE CORPORATION AND SUBSIDIARIES ('PREDECESSOR'):
Independent Auditors' Report...............................................................................   F-16
Consolidated Statement of Operations for the period January 1, 1994 to June 8, 1994........................   F-17
Consolidated Statement of Cash Flows for the period January 1, 1994 to June 8, 1994........................   F-18
Consolidated Statement of Stockholders' Equity for the period January 1, 1994 to June 8, 1994..............   F-19
Notes to Consolidated Financial Statements.................................................................   F-20

                          INDEPENDENT AUDITORS' REPORT

GENERAL CABLE CORPORATION:

     We have audited the accompanying combined balance sheets of General Cable Corporation and related companies as of December 31, 1996 and 1995, and the related combined statements of income and cash flows for the years ended December 31, 1996 and 1995 and the period June 9, 1994 (acquisition date) to December 31, 1994. The combined financial statements include the accounts of General Cable Corporation and two related companies, Carol Cable Europe Ltd and Carol Cable, Ltd. These companies are under common ownership and common management. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of General Cable Corporation and related companies as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and the period from June 9, 1994 (acquisition date) to December 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio


February 7, 1997, except for
note 19, for which the
date is April 18, 1997.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
                         COMBINED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                             JUNE 9, 1994                                        THREE MONTHS ENDED
                                          (ACQUISITION DATE)      YEAR ENDED DECEMBER 31,              MARCH 31,
                                           TO DECEMBER 31,      ---------------------------      --------------------
                                                 1994               1995           1996           1996        1997
                                          ------------------    ------------    -----------      --------------------
                                                                                                     (UNAUDITED)
Net sales..............................         $543.3            $1,061.3       $ 1,043.6           $258.0     $251.0
Cost of sales..........................          469.9               922.6           855.3            222.0      202.2
                                               -------          ------------    -----------         -------    -------
          Gross profit.................           73.4               138.7           188.3             36.0       48.8
Selling, general and administrative
  expenses.............................           53.1                94.2           109.8             27.1       29.6
                                               -------          ------------    -----------         -------    -------
          Operating income.............           20.3                44.5            78.5              8.9       19.2
                                               -------          ------------    -----------         -------    -------
Interest income (expense):
     Interest expense to related
       parties.........................          (10.9)              (20.1)          (19.6)            (5.0)      (4.8)
     Other interest expense............            (.5)               (1.3)           (1.1)             (.4)       (.3)
     Interest income...................             .4                  .7             1.1               .2         .2
                                               -------          ------------    -----------         -------    -------
                                                 (11.0)              (20.7)          (19.6)            (5.2)      (4.9)
                                               -------          ------------    -----------         -------    -------
          Earnings before income
            taxes......................            9.3                23.8            58.9              3.7       14.3
Income tax benefit (provision).........           (6.5)                1.5           (19.7)            (1.2)      (5.7)
                                               -------          ------------    -----------         -------    -------
          Net income...................         $  2.8            $   25.3       $    39.2           $  2.5     $  8.6
                                               -------          ------------    -----------         -------    -------
                                               -------          ------------    -----------         -------    -------

Earnings per common share..............         $  .12            $   1.04       $    1.62           $  .10     $  .35
                                               -------          ------------    -----------         -------    -------
                                               -------          ------------    -----------         -------    -------
Weighted average common shares.........           24.3                24.3            24.3             24.3       24.3
                                               -------          ------------    -----------         -------    -------
                                               -------          ------------    -----------         -------    -------



            See accompanying Notes to Combined Financial Statements.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
                            COMBINED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)


                                                                                 DECEMBER 31,
                                                                              ------------------       MARCH 31,
                                                                               1995        1996          1997
                                                                              ------      ------      -----------
                                                                                                      (UNAUDITED)

                                  ASSETS
Current Assets:
     Cash..................................................................   $ 13.7      $  1.9        $   2.9
     Receivables, net......................................................    147.6       135.5          156.2
     Inventories...........................................................    178.6       161.0          165.6
     Deferred income taxes.................................................     23.0        23.7           23.4
     Prepaid expenses and other............................................      6.4        13.6           14.3
                                                                              ------      ------      -----------
          Total current assets.............................................    369.3       335.7          362.4
Property, plant and equipment, net.........................................    116.4       128.8          128.5
Deferred income taxes......................................................     41.7        31.8           31.3
Other non-current assets...................................................      8.2        17.3           18.1
                                                                              ------      ------      -----------
          Total assets.....................................................   $535.6      $513.6        $ 540.3
                                                                              ------      ------      -----------
                                                                              ------      ------      -----------

                   LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
     Accounts payable......................................................   $ 66.5      $ 69.3        $  60.8
     Accrued liabilities...................................................     60.4        58.8           61.5
     Short-term debt.......................................................     --           2.0           25.2
     Note payable to related party.........................................      8.0        --           --
                                                                              ------      ------      -----------
          Total current liabilities........................................    134.9       130.1          147.5

Long-term Debt:
     Notes payable to related parties......................................    195.8       195.8          195.8
     Other.................................................................     10.1         9.3            9.1
                                                                              ------      ------      -----------
          Total long-term debt.............................................    205.9       205.1          204.9
                                                                              ------      ------      -----------
Other long-term liabilities................................................     71.9        71.0           72.1
                                                                              ------      ------      -----------
          Total liabilities................................................    412.7       406.2          424.5
                                                                              ------      ------      -----------
Shareholder's Equity:
     Common stock, $0.01 par value, 75,000,000 shares authorized,
       24,250,000 shares issued and outstanding............................       .2          .2             .2
     Additional paid-in capital............................................     94.7        94.7           94.7
     Retained earnings.....................................................     28.0        12.5           20.9
                                                                              ------      ------      -----------
          Total shareholder's equity.......................................    122.9       107.4          115.8
                                                                              ------      ------      -----------
          Total liabilities and shareholder's equity.......................   $535.6      $513.6        $ 540.3
                                                                              ------      ------      -----------
                                                                              ------      ------      -----------

     Pro Forma (unaudited):
          Historical shareholder's equity..................................                             $ 115.8
          Dividend to shareholder..........................................                                42.6
                                                                                                      -----------
          Shareholder's equity.............................................                             $  73.2
                                                                                                      -----------
                                                                                                      -----------


            See accompanying Notes to Combined Financial Statements.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                     JUNE 9, 1994
                                                  (ACQUISITION DATE)                YEAR ENDED DECEMBER 31,
                                                   TO DECEMBER 31,                ----------------------------
                                                         1994                    1995                      1996
                                                  ------------------    ----------------------    ----------------------

Cash flows of operating activities:
    Net income.................................         $  2.8                  $ 25.3                    $ 39.2
    Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
         Depreciation and amortization.........            7.7                    12.9                      12.1
         Deferred income taxes.................        --                         (1.7)                      9.3
         Changes in operating assets and
           liabilities:
             (Increase) decrease in
               receivables.....................          (10.1)                   (4.9)                     12.1
             (Increase) decrease in
               inventories.....................           32.7                     9.1                      17.6
             (Increase) decrease in other
               assets..........................            1.3                    (3.4)                      2.1
             Decrease in accounts payable,
               accrued and other long-term
               liabilities.....................          (14.0)                  (16.1)                    (11.6)
                                                       -------                 -------                   -------
                  Net cash flows of operating
                    activities.................           20.4                    21.2                      80.8
                                                       -------                 -------                   -------

Cash flows of investing activities:
    Capital expenditures.......................           (9.1)                  (26.2)                    (30.0)
    Investment in joint venture................        --                     --                            (6.4)
    Other, net.................................            1.6                     (.5)                       .9
                                                       -------                 -------                   -------
                  Net cash flows of investing
                    activities.................           (7.5)                  (26.7)                    (35.5)
                                                       -------                 -------                   -------

Cash flows of financing activities:
    Dividends paid.............................        --                     --                           (55.1)
    Proceeds from related party advance........           26.0                     8.0                       4.8
    Proceeds from issuance of other debt.......            4.5                --                             2.0
    Repayment of related party advance.........        --                     --                            (8.0)
    Repayment of other long-term debt..........          (35.9)                    (.7)                      (.8)
                                                       -------                 -------                   -------
                  Net cash flows of financing
                    activities.................           (5.4)                    7.3                     (57.1)
                                                       -------                 -------                   -------
Increase (decrease) in cash....................            7.5                     1.8                     (11.8)
Cash -- beginning of period....................            4.4                    11.9                      13.7
                                                       -------                 -------                   -------
Cash -- end of period..........................         $ 11.9                  $ 13.7                    $  1.9
                                                       -------                 -------                   -------
                                                       -------                 -------                   -------

SUPPLEMENTAL INFORMATION
    Income taxes paid (refunded)...............         $  4.5                  $  4.2                    $ (1.1)
                                                       -------                 -------                   -------
                                                       -------                 -------                   -------
    Interest paid..............................         $ 11.3                  $ 21.3                    $ 20.1
                                                       -------                 -------                   -------
                                                       -------                 -------                   -------

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                 ----------------------------------------
                                                        1996                  1997
                                                 ------------------    ------------------
Cash flows of operating activities:
    Net income.................................        $  2.5                $  8.6
    Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
         Depreciation and amortization.........           3.0                   3.3
         Deferred income taxes.................            .6                    .7
         Changes in operating assets and
           liabilities:
             (Increase) decrease in
               receivables.....................         (14.0)                (20.7)
             (Increase) decrease in
               inventories.....................          (4.2)                 (4.6)
             (Increase) decrease in other
               assets..........................       --                       (1.3)
             Decrease in accounts payable,
               accrued and other long-term
               liabilities.....................         (10.6)                 (4.2)
                                                       ------                ------
                  Net cash flows of operating
                    activities.................         (22.7)                (18.2)
                                                       ------                ------
Cash flows of investing activities:
    Capital expenditures.......................          (5.6)                 (4.0)
    Investment in joint venture................       --                    --
    Other, net.................................           (.2)                   .2
                                                       ------                ------
                  Net cash flows of investing
                    activities.................          (5.8)                 (3.8)
                                                       ------                ------
Cash flows of financing activities:
    Dividends paid.............................       --                    --
    Proceeds from related party advance........       --                    --
    Proceeds from issuance of other debt.......          22.0                  23.2
    Repayment of related party advance.........       --                    --
    Repayment of other long-term debt..........           (.1)                  (.2)
                                                       ------                ------
                  Net cash flows of financing
                    activities.................          21.9                  23.0
                                                       ------                ------
Increase (decrease) in cash....................          (6.6)                  1.0
Cash -- beginning of period....................          13.7                   1.9
                                                       ------                ------
Cash -- end of period..........................        $  7.1                $  2.9
                                                       ------                ------
                                                       ------                ------
SUPPLEMENTAL INFORMATION
    Income taxes paid (refunded)...............       -$-                    $  1.9
                                                       ------                ------
                                                       ------                ------
    Interest paid..............................        $  4.3                $   .1
                                                       ------                ------
                                                       ------                ------


            See accompanying Notes to Combined Financial Statements.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. GENERAL AND ACQUISITION

     General. General Cable Corporation (formerly General Cable Acquisition Holdings Corporation, see note 19) and related companies ('General Cable') are engaged in the development, design, manufacture, marketing and distribution of copper wire and cable products for the communications and electrical markets. As of December 31, 1996, General Cable operated seventeen manufacturing facilities within the United States in addition to the corporate headquarters in Highland Heights, Kentucky.

     Acquisition. In June 1994, a subsidiary of Wassall PLC acquired all of the outstanding common stock of General Cable for $94.9 million including acquisition related expenses. Wassall PLC also purchased a subordinated promissory note payable to American Premier Underwriters, Inc. ('American Premier') for $169.8 million. This transaction is referred to as the 'Acquisition'. The Acquisition was accounted for as a purchase and accordingly the purchase price was allocated to the assets acquired and liabilities assumed based upon their fair market values.

     The fair values of assets acquired and liabilities assumed were as follows (in millions):

Cash................................................................................   $   4.4
Receivables.........................................................................     132.6
Inventories.........................................................................     220.3
Property, plant and equipment.......................................................     101.3
Goodwill............................................................................      64.4
Other assets........................................................................      12.7
                                                                                       -------
     Total..........................................................................     535.7
Accounts payable and accrued liabilities............................................    (141.8)
Long-term debt......................................................................    (211.8)
Other liabilities...................................................................     (87.2)
                                                                                       -------
     Total, net.....................................................................   $  94.9
                                                                                       -------
                                                                                       -------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination. The combined financial statements include the accounts of General Cable and its wholly owned subsidiaries and two related companies, Carol Cable Ltd. and Carol Cable Europe Ltd. The companies, the ownership of which was transferred to Wassall PLC subsequent to the Acquisition, are under common ownership and common management. See Note 19. All transactions and balances among the combined companies have been eliminated. Certain reclassifications have been made to the prior years to conform to the current year's presentation.


     Basis of Presentation of Unaudited Interim Financial Information. The interim financial information included herein is unaudited. In the opinion of management, the interim financial information reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited interim financial information. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of results that may be expected for the full year.


     Revenue Recognition. Revenue is recognized when shipments are made to customers.


     Earnings Per Share. Earnings per share was computed based on the weighted average shares outstanding for each period adjusted for a 121,250-for-1 stock split effected April 18, 1997. See Note 19. General Cable is required to implement SFAS No. 128, 'Earnings Per Share' ('SFAS No. 128'), which was issued in February 1997, in the fourth quarter of 1997. The effect of implementing SFAS No. 128 is not expected to be material.


     Inventories. Inventories are stated at the lower of cost or market value. General Cable values the copper component of its inventories using the last-in/first-out ('LIFO') method and values all remaining inventories using the first-in/first-out ('FIFO') method.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Goodwill. Goodwill recorded in the Acquisition was amortized using the straight line method over 40 years. In accordance with SFAS No. 109, 'Accounting for Income Taxes' ('SFAS No. 109'), the recognition in 1995 of the tax benefits of acquired deductible temporary differences and carryforwards served to reduce goodwill to zero.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Costs assigned to property, plant and equipment relating to the Acquisition were based on estimated fair values at that date. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. General Cable implemented SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of,' on January 1, 1996. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Management believes that amounts recorded as assets are recoverable through normal operations. The implementation of SFAS No. 121 did not have a material effect on the combined financial statements.

     Fair Value of Financial Instruments. Financial instruments are defined as cash or contracts relating to the receipt, delivery or exchange of financial instruments. Except as otherwise noted, fair value approximates the carrying value of such instruments.

     Forward Pricing Agreements For Purchases of Copper. In the normal course of business, General Cable enters into forward pricing agreements for purchases of copper to match certain sales transactions. At December 31, 1995 and 1996, General Cable had $21.3 million and $16.9 million, respectively, of future copper purchases that were under forward pricing agreements and such amounts approximated fair value.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk. General Cable sells a broad range of products throughout the United States, Canada and Europe. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, including members of buying groups, comprising General Cable's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. General Cable maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. General Cable has one customer that accounted for 10.4% of its net sales in 1996. Sales to a single customer did not exceed 10% in 1995 or the period June 9, 1994 to December 31, 1994.

3. RECEIVABLES

     Receivables were net of allowances of $8.1 million and $8.4 million at December 31, 1995 and 1996, respectively.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. INVENTORIES

     Inventories consisted of the following (in millions):


                                                                  DECEMBER 31,
                                                                ----------------     MARCH 31,
                                                                 1995      1996        1997
                                                                ------    ------    -----------
                                                                                    (UNAUDITED)

Raw materials................................................   $ 32.9    $ 20.8      $  20.7
Work-in-progress.............................................     35.7      28.6         24.4
Finished goods...............................................    110.0     111.6        120.5
                                                                ------    ------    -----------
     Total...................................................   $178.6    $161.0      $ 165.6
                                                                ------    ------    -----------
                                                                ------    ------    -----------


     At December 31, 1995 and 1996, $80.2 million and $67.8 million, respectively, of inventories were valued using the LIFO method. Approximate replacement cost of inventories valued using the LIFO method totaled $114.5 million at December 31, 1995 and $76.2 million at December 31, 1996. A reduction in inventory quantities during 1994, 1995 and 1996 resulted in a liquidation of LIFO inventory quantities carried at a lower cost as compared with the cost of current purchases. The effect of this liquidation was to decrease cost of goods sold by $10.3 million, $.2 million and $1.6 million for the period June 9, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following (in millions):

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1995      1996
                                                                              ------    ------

Land.......................................................................   $  9.7    $  6.9
Buildings and leasehold improvements.......................................     35.2      38.5
Machinery, equipment and office furnishings................................     76.4      94.1
Construction in progress...................................................     12.3      18.1
                                                                              ------    ------
                                                                               133.6     157.6
Less -- Accumulated depreciation and amortization..........................    (17.2)    (28.8)
                                                                              ------    ------
     Total.................................................................   $116.4    $128.8
                                                                              ------    ------
                                                                              ------    ------

     Depreciation expense totaled $6.7 million, $11.7 million and $12.1 million for the period June 9, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, respectively.

6. INVESTMENT IN JOINT VENTURE

     In December 1996, General Cable and SpecTran Corporation formed General Photonics LLC, a joint venture fiber optic cable company. General Cable and SpecTran each own 50% of General Photonics. General Cable accounts for its investment in General Photonics under the equity method of accounting. At December 31, 1996, the investment balance of $6.4 million is included in other assets in the accompanying combined balance sheet.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in millions):

                                                                       DECEMBER 31,
                                                                      --------------
                                                                      1995     1996
                                                                      -----    -----

Insurance claims and related expenses..............................   $10.3    $10.1
Payroll related accruals...........................................     8.0      9.4
Customer rebates...................................................     9.2      7.1
Accrued restructuring costs........................................    15.0      6.4
Payable to related party...........................................    --        4.8
Other accrued liabilities..........................................    17.9     21.0
                                                                      -----    -----
          Total....................................................   $60.4    $58.8
                                                                      -----    -----
                                                                      -----    -----

8. SHORT-TERM DEBT

     General Cable has an unsecured Demand Revolving Credit Note ('Revolver') for $30.0 million, of which no amounts were outstanding at December 31, 1995 and $2.0 million was outstanding at December 31, 1996. The Revolver is due December 31, 1997. Interest on borrowings under the Revolver is paid on the last day of the selected interest period and is based on either (i) the prime rate, (ii) the LIBOR rate plus 30 basis points or (iii) a quoted rate, as such rate is selected by General Cable. The approximate weighted average interest rate paid was 6.1%, 6.6% and 5.9% for the period June 9, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, respectively.

     In March 1995, a subsidiary of General Cable issued an $8.0 million note payable on demand to a Wassall PLC subsidiary. The note bore annual interest at the one year LIBOR rate plus 1% and was payable semi-annually. The note was repaid in July 1996.

9. RESTRUCTURING PLAN

     In connection with the Acquisition, accruals of approximately $46.5 million were established for restructuring activities related to the reduction of excess manufacturing and warehouse capacity and the reduction of excess administrative overhead costs. These costs principally represented employee separation costs and costs related to facility closings, including lease payments for closed facilities and other premise costs. Facilities closed include two manufacturing plants during 1996 and three manufacturing plants and one warehouse in 1995. The restructuring plan is expected to be completed during 1998. The total cost of these actions is expected to approximate the original estimate.

     Changes in accrued restructuring costs were as follows (in millions):

                                                                                 FACILITY
                                                                   SEPARATION    CLOSING
                                                                     COSTS        COSTS      TOTAL
                                                                   ----------    --------    -----

Original balance................................................     $ 18.4       $ 28.1     $46.5
     Utilization................................................       (2.8)       --         (2.8)
                                                                   ----------    --------    -----
Balance, December 31, 1994......................................       15.6         28.1      43.7
     Utilization................................................       (7.9)        (8.7)    (16.6)
                                                                   ----------    --------    -----
Balance, December 31, 1995......................................        7.7         19.4      27.1
     Utilization................................................       (4.7)        (9.1)    (13.8)
                                                                   ----------    --------    -----
Balance, December 31, 1996......................................     $  3.0       $ 10.3     $13.3
                                                                   ----------    --------    -----
                                                                   ----------    --------    -----

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. LONG-TERM DEBT

     Notes payable to related parties consisted of the following (in millions):

                                                            DECEMBER 31,
                                                          ----------------
                                                           1995      1996
                                                          ------    ------

Subordinated Note, 9.98%...............................   $169.8    $169.8
Note payable, prime rate plus 3/4%.....................     26.0      26.0
                                                          ------    ------
          Total........................................   $195.8    $195.8
                                                          ------    ------
                                                          ------    ------

     On June 9, 1994, Wassall PLC purchased a $169.8 million 9.98% Subordinated Note due 2005 from American Premier (the 'Subordinated Note'). The principal of the Subordinated Note is scheduled to be repaid as follows: $12.75 million in each of 1998 and 1999; $25.5 million in each of 2000 through 2004; and the remaining unpaid balance in 2005. The terms of the Subordinated Note limit General Cable's other indebtedness to $100 million in borrowings from banks or other financial institutions.

     In July 1994, a subsidiary of General Cable issued a $26.0 million note payable on demand to a Wassall PLC subsidiary. Interest on the note is payable semi-annually. The holder of the note has agreed that repayment will not be demanded during 1997 unless other funding is obtained to refinance the note on a long-term basis.

     At December 31, 1996, the fair value of General Cable's notes to related parties was $220.3 million compared to the carrying value of $195.8 million. The fair value was estimated by discounting the future cash flows using an interest rate currently available to General Cable.

     At December 31, 1996, other long-term debt of $9.3 million, primarily Industrial Development Revenue Bonds, had a weighted average annual interest rate of 5.7%. Maturities of such notes are as follows: 1997 -- $0.7 million, 1998 -- $0.6 million, 1999 -- $2.8 million, 2000 -- $0.1 million, 2001 -- $0.1 million and thereafter -- $5.0 million.

11. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following (in millions):

                                                        PERIOD
                                                      JUNE 9 TO       YEAR ENDED DECEMBER 31,
                                                     DECEMBER 31,    --------------------------
                                                         1994           1995           1996
                                                     ------------    ----------    ------------

Current:
     Federal tax expense..........................       $6.3          $--            $  6.8
     State tax expense............................         .2           --               2.9
     Foreign tax expense..........................      --                 .2             .7
Deferred:
     Federal tax expense (benefit)................      --               (1.7)           8.4
     State tax expense............................      --              --                .9
                                                        -----        ----------       ------
                                                         $6.5          $ (1.5)        $ 19.7
                                                        -----        ----------       ------
                                                        -----        ----------       ------

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of reported income tax expense to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income is as follows (in millions):

                                                        PERIOD
                                                      JUNE 9 TO       YEAR ENDED DECEMBER 31,
                                                     DECEMBER 31,    --------------------------
                                                         1994           1995           1996
                                                     ------------    ----------    ------------

Statutory federal income tax......................       $3.3          $  8.3         $ 20.6
State income tax-net of federal benefit...........         .1           --               1.7
Valuation allowance change........................        2.0           (10.1)        --
Other (net).......................................        1.1              .3           (2.6)
                                                        -----        ----------       ------
                                                         $6.5          $ (1.5)        $ 19.7
                                                        -----        ----------       ------
                                                        -----        ----------       ------

     The components of deferred tax assets and liabilities were as follows (in millions):

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       1995           1996
                                                                    ----------    ------------

Deferred tax assets:
     Net operating loss carryforward.............................     $ 28.3         $ 27.4
     Pension and retiree benefits accruals.......................        8.5            7.9
     Asset and rationalization reserves..........................       11.7            7.8
     Inventory reserves..........................................        5.3            5.1
     Alternative minimum tax credit..............................        7.5            4.7
     Other liabilities and reserves..............................       13.5           14.4
                                                                    ----------       ------
     Total deferred tax assets...................................     $ 74.8         $ 67.3
                                                                    ----------       ------
                                                                    ----------       ------
Deferred tax liabilities:
     Depreciation and fixed assets...............................     $ 10.1         $ 11.8
                                                                    ----------       ------
                                                                    ----------       ------
Net deferred tax assets..........................................     $ 64.7         $ 55.5
                                                                    ----------       ------
                                                                    ----------       ------

     SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 1994, a valuation allowance for the full amount of the net deferred tax asset was recorded because of pre-1994 losses and uncertainties as to the amount of taxable income that would be generated in future years. Due in large part to productivity improvements and cost reduction programs, General Cable's operating profits have increased substantially. In 1995, management determined that it was more likely than not that future taxable income would be sufficient to enable General Cable to realize all of its deferred tax assets. Accordingly, no valuation allowance has been recorded at December 31, 1995 and 1996. Goodwill recorded in the Acquisition was amortized using the straight line method over 40 years. In accordance with SFAS No. 109, the recognition in 1995 of the tax benefits of acquired deductible temporary differences and carryforwards served to reduce goodwill to zero.

     In accordance with the provisions of Internal Revenue Code Section 382, utilization of the Company's net operating loss carryforward is estimated to be limited to approximately $5.4 million per year. The net operating loss carryforward expires in varying amounts from 2007 through 2011. Because of the
Section 382 limitation, the portion of the Company's total net operating loss carryforward that may be utilized through expiration is estimated to be approximately $78.2 million. General Cable also has $4.7 million of alternative minimum tax ('AMT') credit carryforwards that have no expiration date. The utilization of the AMT credit carryforwards is also subject to Section 382 limitations.

12. PENSION PLANS

     General   Cable  provides  retirement  benefits  through  contributory  and noncontributory pension plans for the majority of its regular full-time employees.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Pension expense under the defined contribution plans sponsored by General Cable equaled four percent of each eligible employee's covered compensation. In addition, General Cable sponsors employee savings plans under which General Cable may match a specified portion of contributions made by eligible employees.

     Benefits provided under defined benefit pension plans sponsored by General Cable are generally based on years of service multiplied by a specific fixed dollar amount. Contributions to these pension plans are based on generally accepted actuarial methods which may differ from the methods used to determine pension expense. The amounts funded for any plan year are neither less than the minimum required under federal law nor more than the maximum amount deductible for federal income tax purposes.

     Net pension expense for plans included the following components (in millions):

                                                                       PERIOD JUNE        YEAR ENDED
                                                                           9 TO          DECEMBER 31,
                                                                       DECEMBER 31,    -----------------
                                                                           1994         1995       1996
                                                                       ------------    ------     ------

Service cost........................................................      $   .6       $  1.1     $  1.4
Interest cost.......................................................         2.9          6.1        6.0
Return on plan assets...............................................        (1.1)       (14.3)     (10.5)
Net amortization and deferral.......................................        (2.3)         7.7        3.2
                                                                          ------       ------     ------
     Net defined benefit pension expense............................          .1           .6         .1
     Net defined contribution pension expense.......................         1.4          2.3        2.1
                                                                          ------       ------     ------
          Total pension expense.....................................      $  1.5       $  2.9     $  2.2
                                                                          ------       ------     ------
                                                                          ------       ------     ------

     The table below sets forth the funded status of General Cable's defined benefit plans and the amounts recognized in General Cable's balance sheet at December 31, 1995 and 1996 related to those plans (in millions):

                                                                        ASSETS EXCEED
                                                                         ACCUMULATED
                                                                          BENEFITS          ACCUMULATED
                                                                      -----------------      BENEFITS
                                                                        DECEMBER 31,       EXCEED ASSETS
                                                                      -----------------    -------------
                                                                       1995       1996         1995
                                                                      ------     ------    -------------

Actuarial present value of benefit obligation:
     Vested benefit obligation.....................................   $ (8.0)    $(75.9)      $ (69.7)
                                                                      ------     ------    -------------
                                                                      ------     ------    -------------
     Accumulated benefit obligation................................   $ (9.0)    $(82.7)      $ (74.9)
                                                                      ------     ------    -------------
                                                                      ------     ------    -------------
Projected benefit obligation.......................................   $(10.0)    $(84.0)      $ (74.9)
Plan assets at fair value..........................................     12.8       87.8          68.7
                                                                      ------     ------    -------------
Excess assets (obligations)........................................      2.8        3.8          (6.2)
Unrecognized net gain..............................................     (1.6)      (9.1)         (2.0)
Unrecognized prior service cost....................................       .4        2.8           1.0
                                                                      ------     ------    -------------
     Accrued pension asset (liability).............................   $  1.6     $ (2.5)      $  (7.2)
                                                                      ------     ------    -------------
                                                                      ------     ------    -------------

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.5% for the period June 9, 1994 to December 31, 1994 and 7.5% for the years ended December 31, 1995 and 1996, respectively. The rate of compensation increase was 4.5% and the assumed long-term rate of return on plan assets was 9.5% for each period presented. Pension plan assets consist of equity securities and various fixed income investments.

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     General Cable has post-retirement benefit plans that provide medical and life insurance for certain retirees and eligible dependents. General Cable funds the plans as claims or insurance premiums are incurred. Net post-retirement benefit expense included the following components (in millions):

                                                                          PERIOD JUNE       YEAR ENDED
                                                                              9 TO         DECEMBER 31,
                                                                          DECEMBER 31,     -------------
                                                                              1994         1995     1996
                                                                          ------------     ----     ----

Service cost...........................................................       $ .1         $ .3     $ .4
Interest cost..........................................................         .5          1.1      1.1
                                                                               ---         ----     ----
     Net post-retirement benefit expense...............................       $ .6         $1.4     $1.5
                                                                               ---         ----     ----
                                                                               ---         ----     ----

     The funded status of the plans and amounts recognized in General Cable's balance sheet was as follows (in millions):

                                                                                          DECEMBER 31,
                                                                                        ----------------
                                                                                         1995      1996
                                                                                        ------    ------

Accumulated post-retirement benefit obligation:
     Retirees........................................................................   $ (5.9)   $ (5.3)
     Fully eligible active plan participants.........................................     (3.0)     (3.0)
     Other active plan participants..................................................     (6.3)     (7.2)
     Unrecognized net loss...........................................................       .4      --
                                                                                        ------    ------
          Accrued post-retirement benefit liability..................................   $(14.8)   $(15.5)
                                                                                        ------    ------
                                                                                        ------    ------

     The discount rate used in determining the accumulated post-retirement benefit obligation was 8.5% for the period June 9, 1994 to December 31, 1994 and 7.5% for the years ended December 31, 1995 and 1996, respectively. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 11.9% decreasing gradually to 5.5% in year 2005 and thereafter. Increasing the assumed health care cost trend rate by 1% would result in an increase of the accumulated post-retirement benefit obligation of $1.3 million for 1996. The effect of this change would increase net post-retirement benefit expense by $.1 million.

14. SHAREHOLDER'S EQUITY

     Changes in shareholder's equity were as follows (in millions):

                                                                       ADDITIONAL
                                                             COMMON      PAID IN      RETAINED
                                                             STOCK       CAPITAL      EARNINGS     TOTAL
                                                             ------    -----------    ---------    ------

Balance, June 9, 1994.....................................    $ .2        $94.7        $ --        $ 94.9
     Net income...........................................     --         --               2.8        2.8
     Other................................................    --          --               (.1)       (.1)
                                                             ------    -----------    ---------    ------
Balance, December 31, 1994................................      .2         94.7            2.7       97.6
     Net income...........................................    --          --              25.3       25.3
                                                             ------    -----------    ---------    ------
Balance, December 31, 1995................................      .2         94.7           28.0      122.9
     Net income...........................................    --          --              39.2       39.2
     Dividends............................................    --          --             (55.1)     (55.1)
     Other................................................    --          --                .4         .4
                                                             ------    -----------    ---------    ------
Balance, December 31, 1996................................    $ .2        $94.7        $  12.5     $107.4
                                                             ------    -----------    ---------    ------
                                                             ------    -----------    ---------    ------

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Pro forma shareholder's equity (unaudited) reflects a $42.6 million dividend anticipated to be paid to a Wassall subsidiary in May 1997 in connection with the refinancing and the initial public offering described in
Note 19.


15. CONTINGENCIES

     Certain present and former operating sites, or portions thereof, currently or previously owned and/or leased by current or former operating units of General Cable are the subject of investigations, monitoring or remediation under the Federal Comprehensive Environmental Response, Compensation and Liability Act ('CERCLA' or 'superfund'), the Federal Resource Conservation and Recovery Act or comparable state statutes or agreements with third parties. These proceedings are in various stages ranging from initial investigations to active settlement negotiations to implementation of the clean-up or remediation of sites.

     Certain present and former operating units of General Cable have been named as Potentially Responsible Parties ('PRPs') at several off-site disposal sites under CERCLA or comparable state statutes in federal court proceedings. In each of these matters, the operating unit of General Cable is working with the governmental agencies involved and other PRPs to address environmental claims in a responsible and appropriate manner.

     At December 31, 1996, General Cable had accrued approximately $7.3 million for various environmental related liabilities of which General Cable is aware. In connection with the Acquisition, American Premier agreed to indemnify General Cable against all environmental liabilities arising out of General Cable's or its predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by General Cable prior to the Acquisition), without limitation as to time or amount. American Premier also agreed to indemnify General Cable against 66 2/3% of all other environmental liabilities arising out of General Cable's or its predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million which are identified during the seven year period ending June 2001. While it is difficult to estimate future environmental liabilities accurately, General Cable does not currently anticipate any material adverse impact on its results of operations, financial position or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.

     In addition, subsidiaries of the Company have been named as defendants in lawsuits alleging exposure to asbestos in products manufactured by the Company. At December 31, 1996, General Cable had accrued approximately $2.3 million for these lawsuits. The Company does not believe that the outcome of the litigation will have a material adverse effect on its results of operations, cash flows or financial position.

16. COMMITMENTS

     General Cable has entered into various operating lease agreements related principally to certain administrative, manufacturing and distribution facilities and transportation equipment. Future minimum rental payments required under noncancelable lease agreements at December 31, 1996 were as follows:
1997  -- $5.8 million, 1998 -- $5.0 million,  1999 -- $4.7 million, 2000 -- $3.0 million, 2001 -- $2.1 million, and $0.5 million thereafter. Rental expense recorded under operating leases was $2.1 million, $3.8 million and $4.2 million for the period June 9, 1994 to December 31, 1994, and the years ended December 31, 1995, 1996, respectively.

17. RELATED PARTY TRANSACTIONS

     A subsidiary of Wassall charged General Cable a fee for management services of $1.1 million for the period June 9, 1994 to December 31, 1994, $1.4 million for 1995 and $1.6 million for 1996 which are

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

included in selling, general and administrative expenses in the accompanying combined statements of income.

18. QUARTERLY OPERATING RESULTS (UNAUDITED)

     The interim financial information is unaudited. In the opinion of management, the interim financial information reflects all adjustments necessary for a fair presentation of quarterly financial information. Quarterly results have been influenced by seasonal factors inherent in General Cable's businesses. Summarized historical quarterly financial data for 1995 and 1996 are set forth below (in millions, except per share data):


                                                                   FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                                  QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                                                  -------    -------    -------    -------    --------

1995
     Net sales.................................................   $249.3     $270.8     $273.6     $267.6     $1,061.3
     Gross profit..............................................     27.0       38.2       35.9       37.6        138.7
     Net income(loss)..........................................     (3.2)       8.2        9.1       11.2         25.3
     Earnings (loss) per share.................................     (.13)       .34        .37        .46         1.04

1996
     Net sales.................................................   $258.0     $270.7     $272.2     $242.7     $1,043.6
     Gross profit..............................................     36.0       47.6       55.7       49.0        188.3
     Net income................................................      2.5       10.0       15.2       11.5         39.2
     Earnings per share........................................      .10        .41        .63        .48         1.62


19. SUBSEQUENT EVENTS


     On March 5, 1997 the name of General Cable Acquisition Holdings Corporation was changed to General Cable Corporation. In addition, on March 7, 1997 General Cable's Board of Directors approved the filing of a Registration Statement under the Securities Act of 1933 for an initial public offering of General Cable's common stock.



     In connection with the initial public offering, the Board of Directors of General Cable approved an increase in the number of authorized shares of common stock to 75,000,000, authorized 25,000,000 shares of preferred stock and authorized a 121,250-for-1 common stock split effective April 18, 1997. All references to common stock and per share data have been restated to give retroactive effect to the stock split.



     Prior to consummation of the initial public offering, General Cable intends to enter into a new credit facility with a syndicate of banks. The facility will consist of a five-year unsecured revolving credit and competitive advance facility in an aggregate principal amount of $350.0 million. Concurrently with the consummation of the initial public offering, General Cable intends to make an initial borrowing under the new facility, and to use the proceeds of such borrowing, to (i) repay all outstanding revolving bank debt, (ii) repay all intercompany debt and advances to Wassall and its subsidiaries, (iii) pay a $42.6 million dividend to Wassall and (iv) purchase Carol Cable Ltd. and Carol Cable Europe Ltd. from Wassall for $2.0 million, which approximates the net book value of such companies.

                          INDEPENDENT AUDITORS' REPORT

GENERAL CABLE CORPORATION:

     We have audited the accompanying consolidated statement of operations, cash flows, and shareholders' equity of the General Cable Corporation and subsidiaries for the period January 1, 1994 to June 8, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, cash flows, and shareholders' equity. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of General Cable Corporation and subsidiaries for the period from January 1, 1994 to June 8, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio

February 3, 1997

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE PERIOD JANUARY 1, 1994 TO JUNE 8, 1994
                                 (IN MILLIONS)

Net sales.......................................................................      $ 355.0
Cost of sales...................................................................        310.8
                                                                                   ----------
          Gross profit..........................................................         44.2
Selling, general and administrative expenses....................................         43.1
                                                                                   ----------
          Operating income......................................................          1.1
Interest expense:
     Interest expense related parties...........................................        (11.5)
     Other interest.............................................................          (.6)
                                                                                   ----------
          Loss before income taxes..............................................        (11.0)
Income tax benefit..............................................................           .1
                                                                                   ----------
          Net loss..............................................................      $ (10.9)
                                                                                   ----------
                                                                                   ----------

                See Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE PERIOD JANUARY 1, 1994 TO JUNE 8, 1994
                                 (IN MILLIONS)

Cash flows of operating activities:
     Net loss.............................................................................    $   (10.9)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization...................................................          7.8
          Non-cash interest expense.......................................................         11.5
          Changes in operating assets and liabilities:
               Increase in receivables....................................................        (13.1)
               Increase in inventories....................................................        (22.9)
               Increase in other assets...................................................         (3.0)
               Decrease in accounts payable, accrued and other long-term liabilities......         (7.8)
                                                                                            -------------
                    Net cash flows of operating activities................................        (38.4)
                                                                                            -------------
Cash flows of investing activities:
     Proceeds from sale of discontinued operations........................................         10.4
     Capital expenditures.................................................................         (6.2)
                                                                                            -------------
                    Net cash flows of investing activities................................          4.2
                                                                                            -------------
Cash flows of financing activities:
     Net proceeds from Revolving Credit Facility..........................................         35.9
     Repayment of debt....................................................................        (11.3)
                                                                                            -------------
                    Net cash flows of financing activities................................         24.6
                                                                                            -------------
Decrease in cash..........................................................................         (9.6)
Cash -- beginning of period...............................................................         14.0
                                                                                            -------------
Cash -- end of period.....................................................................    $     4.4
                                                                                            -------------
                                                                                            -------------

Non-cash Items

     General Cable issued an Interest Note to American Premier Underwriters Inc. ("American Premier") for $12.0 million on March 31, 1994.

     General Cable transferred promissory notes received in connection with the sale of assets and liabilities of MLTC Company (formerly Marathon LeTourneau Company) to American Premier in payment of $37.7 million of subordinated debt.

                 See Notes to Consolidated Financial Statements

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE PERIOD JANUARY 1, 1994 TO JUNE 8, 1994
                                 (IN MILLIONS)

                                                                        COMMON    CAPITAL     ACCUMULATED
                                                                        STOCK     SURPLUS       DEFICIT      TOTAL
                                                                        ------    --------    -----------    ------

Balance, December 31, 1993...........................................   $13.0      $245.1       $(118.2)     $139.9
     Net loss........................................................    --         --            (10.9)      (10.9)
     Common stock retired............................................     (.1 )       (.5)       --             (.6)
     Other...........................................................    --            .2            .3          .5
                                                                        ------    --------    -----------    ------
Balance, June 8, 1994................................................   $12.9      $244.8       $(128.8)     $128.9
                                                                        ------    --------    -----------    ------
                                                                        ------    --------    -----------    ------

                 See Notes to Consolidated Financial Statements

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES AND BASIS OF PRESENTATION

     Business. General Cable Corporation ('General Cable') manufacturers a broad array of wire and cable products for use in the telecommunications, electronic, electrical, consumer and automotive markets. The Common Stock of General Cable was distributed to the shareholders of American Premier, a subsidiary of American Financial Corporation, on July 1, 1992. American Financial Corporation and its subsidiaries owned approximately 45% of General Cable Common Stock at December 31, 1993.

     General Cable had $286.8 million in 9.98% Subordinated Notes payable to American Premier at December 31, 1993. Interest expense relating to the Subordinated Notes payable to American Premier was $11.5 million for the period January 1, 1994 to June 8, 1994.

     Basis of Presentation. The consolidated financial statements present the results of operations and cash flows of General Cable and its subsidiaries for the period from January 1, 1994 to June 8, 1994 prior to the acquisition of General Cable by Wassall PLC on June 9, 1994 and do not include any adjustments resulting from the acquisition.

     Principles of Consolidation. All significant majority-owned subsidiaries are consolidated. Intercompany transactions and balances are eliminated.

     Inventories. Inventories are stated at the lower of cost or market value. General Cable values the copper component of its inventories using the last-in/first-out ('LIFO') method and values all remaining inventories using the first-in/first-out ('FIFO') method.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the expected useful lives of the assets.

     Goodwill. The excess of the acquisition cost over the net assets of businesses acquired is being amortized using the straight-line method over 40 years.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition. Product sales are recorded when such products are shipped to customers.

     Postretirement Benefits Other than Pensions. General Cable implemented SFAS No. 106, 'Employers Accounting for Postretirement Benefits Other than Pensions,' on January 1, 1993 and elected prospective recognition of the transition obligation. The expense related to health care and life insurance for retired employees was not material for January 1, 1994 through June 8, 1994.

2. DIVESTITURES

     In November 1993, General Cable entered into a definitive agreement with Rowan Companies, Inc. for the sale of substantially all the assets and assumption of certain liabilities of MLTC Company as of September 30, 1993. In February 1994, General Cable completed the sale and subsequently transferred all proceeds of the transaction, approximately $48.1 million, consisting of cash and promissory notes, to American Premier in partial payment of subordinated debt due to American Premier.

3. PENSION PLANS

     General   Cable  provides  retirement  benefits  through  contributory  and noncontributory pension plans for the majority of its regular full-time employees except those covered by certain labor contracts.

     Pension expense under the defined contribution plans sponsored by General Cable equaled four percent of each eligible employee's covered compensation. In addition, General Cable sponsors

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

employee savings plans under which General Cable may match a specified portion of contributions made by eligible employees.

     Benefits provided under defined benefit plans sponsored by General Cable are generally based on years of service multiplied by a specific fixed dollar amount. Contributions to these pension plans are based on generally accepted actuarial methods which may differ from the methods used to determine pension expense. The amounts funded for any plan year are neither less than the minimum required under federal law nor more than the maximum amount deductible for federal income tax purposes.

     Net pension expense for the period January 1, 1994 to June 8, 1994 was $1.3 million.

4. INCOME TAXES

     In accordance with Statement of Financial Accounting Standards No. 109, the benefit of future deductible temporary differences as well as tax loss and credit carryforwards was offset by a full valuation allowance due to the uncertainties with respect to the amount of taxable income which will be generated in future years. No provision for federal income taxes and a $0.1 million benefit for state income taxes were recorded for the period January 1, 1994 to June 8, 1994 due to an operating loss.

5. COMMITMENTS

     General Cable has entered into various operating lease agreements related principally to certain administrative and manufacturing facilities and transportation equipment. Rental expense charged to operations for all operating leases amounted to $1.9 million for the period January 1, 1994 to June 8, 1994.

6. SUBSEQUENT EVENTS

     Effective June 9, 1994, a subsidiary of Wassall PLC acquired 96% of the outstanding common stock of General Cable. The subsidiary subsequently acquired the remaining 4% of the common stock of General Cable.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

______________________________                    ______________________________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Prospectus Summary.........................      3
Risk Factors...............................      7
The Company................................     11
Use of Proceeds............................     11
Dividends..................................     12
Dilution...................................     12
Capitalization.............................     13
Selected Financial Data....................     14
Unaudited Pro Forma Financial Data.........     16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................     17
Business...................................     23
Management.................................     37
Selling Stockholder........................     45
Certain Relationships and Related
  Transactions.............................     45
Description of Capital Stock...............     46
Shares Eligible for Future Sale............     50
Certain U.S. Federal Tax Consequences
  to Non-U.S. Holders of Common
  Stock....................................     52
Underwriting...............................     54
Legal Matters..............................     57
Experts....................................     57
Available Information......................     58
Index to Financial Statements..............    F-1


                            ------------------------

     UNTIL                 ,  1997 (25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                             ------------------------

                               16,900,000 SHARES
                                  COMMON STOCK


                                   PROSPECTUS
                                                , 1997



                            ------------------------


                            DILLON, READ & CO. INC.
                              MERRILL LYNCH & CO.

______________________________                    ______________________________

                  [INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE]

                  SUBJECT TO COMPLETION, DATED APRIL 22, 1997

                               16,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

     All of the 16,900,000 shares of common stock, par value $.01 per share (the 'Common Stock'), of General Cable Corporation ('General Cable' or the 'Company') offered hereby are being sold by Wassall Netherlands Cable B.V., a Netherlands corporation (the 'Selling Stockholder'), in concurrent offerings in the United States and Canada and outside the United States and Canada (the 'Offerings'). Of such shares, 3,380,000 are initially being offered outside the United States and Canada by the International Underwriters (the 'International Offering') and 13,520,000 are initially being offered in the United States and Canada by the U.S. Underwriters (the 'United States Offering'). The per share price to the public and per share underwriting discounts and commissions for the Offerings will be identical. See 'Underwriting.' The Company will not receive any of the proceeds from the sale of the shares offered hereby.

     Prior to the Offerings, the Company has been a wholly-owned subsidiary of the Selling Stockholder. Following consummation of the Offerings, the Selling Stockholder will own approximately 30% of the outstanding shares of Common Stock (or approximately 20% of the outstanding shares of Common Stock if the U.S. Underwriters' over-allotment option is exercised in full).


     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $21.00 and $24.00. See 'Underwriting' for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange (the 'NYSE'), subject to official notice of issuance, under the symbol 'GCN'.

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE 'RISK FACTORS' ON PAGES 7 - 11.
                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION
     PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------


                                                                                  Underwriting              Proceeds to
                                                          Price to               Discounts and                Selling
                                                           Public                 Commissions*             Stockholder`D'
Per Share.......................................             $                         $                         $
Total`DD'.......................................             $                         $                         $


------------------------

* The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'


`D' Before  deducting expenses of the Offerings estimated to be $       , all of
    which are payable by the Selling Stockholder.


`DD' The Selling Stockholder has granted  the U.S. Underwriters a 30-day  option to purchase up to 2,535,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
     exercised in full, the total price to public will be $          , the total
     underwriting  discounts and commissions will  be $            and the total
     proceeds to  the  Selling  Stockholder  will  be $                   .  See
     'Underwriting.'

                            ------------------------
     The Common Stock is being offered by the Underwriters as set forth under 'Underwriting' herein. It is expected that delivery of the Common Stock offered hereby will be made at the offices of Dillon, Read & Co. Inc., New York, New York or through the facilities of The Depository Trust Company on or about
               , 1997 against payment therefor. The International Underwriters include:
DILLON, READ & CO. INC.
                     MERRILL LYNCH INTERNATIONAL
                                            SBC WARBURG
                                            A DIVISION OF SWISS BANK CORPORATION
            The date of this Prospectus is                   , 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  [INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE]

______________________________                    ______________________________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Prospectus Summary.........................      3
Risk Factors...............................      7
The Company................................     11
Use of Proceeds............................     11
Dividends..................................     12
Dilution...................................     12
Capitalization.............................     13
Selected Financial Data....................     14
Unaudited Pro Forma Financial Data.........     16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................     17
Business...................................     23
Management.................................     37
Selling Stockholder........................     45
Certain Relationships and Related
  Transactions.............................     45
Description of Capital Stock...............     46
Shares Eligible for Future Sale............     50
Certain U.S. Federal Tax Consequences to
  Non-U.S. Holders of Common Stock.........     52
Underwriting...............................     54
Legal Matters..............................     57
Experts....................................     57
Available Information......................     58
Index to Financial Statements..............    F-1


                            ------------------------

     UNTIL                 ,  1997 (25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                     [LOGO]

                            ------------------------

                               16,900,000 SHARES
                                  COMMON STOCK

                                   PROSPECTUS

                                                , 1997
                            ------------------------

                            DILLON, READ & CO. INC.
                          MERRILL LYNCH INTERNATIONAL
                                  SBC WARBURG
                      A DIVISION OF SWISS BANK CORPORATION

______________________________                    ______________________________

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following is an itemization of the expenses to be borne by the Selling Stockholder in connection with the distribution of the securities being registered hereunder. All such expenses (other than the registration, NASD and NYSE fees) are estimated.


Securities and Exchange Commission registration fee...............................   $141,346
NASD fee..........................................................................     30,500
NYSE listing fee..................................................................    151,100
Legal fees and expenses...........................................................      *
Accounting fees...................................................................      *
Printing costs and expenses.......................................................      *
Miscellaneous.....................................................................      *
                                                                                     --------
     Total........................................................................   $  *
                                                                                     --------
                                                                                     --------

------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 145 of the Delaware General Corporation Law (the 'DGCL') provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

          (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

          (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3) by the stockholders.

     Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

     (b) Article IX of the Company's By-laws, as amended, provides that the Company shall, to the fullest extent permitted under the DGCL or any other applicable law, as may from time to time be in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member of the board of directors or an officer of the Company or controller of the Company, or is or was serving at the request of the Company as a member of the board of directors or an officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
Article IX also provides that expenses incurred by an officer or director or controller of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or controller to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified as authorized by the DGCL. Persons who are not officers, directors or the controller of the Company and who are or were employees or agents of the Company, or are or were serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors. The right to indemnification provided by
Article IX of the Company's By-laws is not exclusive of any other rights to which those indemnified may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director, officer, controller, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     (c) Section 8.2 of the Company's Certificate of Incorporation contains provisions relating to indemnification similar to the provisions contained in
Article IX of the Company's By-laws which are described above.

     (d) The Underwriting Agreements among the Underwriters, the Selling Stockholder and the Company relating to the Common Stock contain provisions with respect to indemnification of directors and certain officers of the Company by the Underwriters under certain circumstances.

     (e) The directors and officers of the Company are covered by Wassall's global directors' and officers' insurance policy, which coverage will terminate upon consummation of the Offerings. The Company intends to purchase a directors' and officers' insurance policy which will provide coverage for certain liabilities that directors and officers of the Company may incur in their capacity as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                     DESCRIPTION
------   --------------------------------------------------------------------------------------------------------
 *1.1    Form of U.S. Underwriting Agreement.
 *1.2    Form of International Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2    Amended and Restated By-Laws of the Registrant.
 *4.1    Specimen Common Stock Certificate.
 *5.1    Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.
 10.1    Stock and Note Purchase Agreement, dated as of May 5, 1994 (filed as Exhibit (c)(2) to the Schedule
         14D-1 of Wassall PLC and the Registrant filed with the Commission on May 11, 1994 and incorporated herein by reference).
*10.2    Form of Credit Agreement between the Registrant, Chase Manhattan Bank, as Administrative Agent, and the
         lenders signatory thereto.
*10.3    General Cable Corporation 1997 Annual Incentive Bonus Plan.
*10.4    General Cable Corporation Long-Term Stock Incentive Plan.
*10.5    Employment Agreement, dated               , 1997, between Stephen Rabinowitz and the Registrant.
*10.6    Employment Agreement, dated               , 1997, between Gregory B. Kenny and the Registrant.
*10.7    Employment Agreement, dated               , 1997, between Christopher F. Virgulak and the Registrant.
*10.8    Employment Agreement, dated               , 1997, between Robert J. Siverd and the Registrant.
*10.9    Change-in-Control Agreement, dated               , 1997, between Stephen Rabinowitz and the Registrant.
*10.10   Change-in-Control Agreement, dated               , 1997, between Gregory B. Kenny and the Registrant.
*10.11   Change-in-Control Agreement, dated               , 1997, between Christopher F. Virgulak and the
         Registrant.
*10.12   Change-in-Control Agreement, dated               , 1997, between Robert J. Siverd and the Registrant.
*10.13   Registration Rights Agreement, dated               , 1997, between Wassall Netherlands Cable BV and the
         Registrant.
*10.14   Intercompany Agreement, dated               , 1997, among Wassall PLC, Wassall Netherlands Cable BV and the Registrant.
*10.15   Stock Purchase Agreement, dated               , 1997, between Wassall PLC and General Cable Industries,
         Inc.
**21.1   List of subsidiaries of the Registrant.
 23.1    Consent of Deloitte & Touche LLP.
*23.2    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
**24.1   Powers of Attorney.
 27.1    Financial Data Schedule.


------------
 * To be filed by amendment.

** Previously filed

     (b) Financial Statement Schedule

     The following financial statement schedule of the Company is filed herewith:

SCHEDULE                                                DESCRIPTION
---------  -----------------------------------------------------------------------------------------------------
II.        Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the Registration Statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 22, 1997.


                                          GENERAL CABLE CORPORATION

                                          By:       /s/ STEPHEN RABINOWITZ
                                             ...................................
                                            STEPHEN RABINOWITZ
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.


                SIGNATURE                                      TITLE                               DATE
-----------------------------------------  ----------------------------------------------   -------------------

         /S/ STEPHEN RABINOWITZ            Chairman, President, Chief Executive Officer       April 22, 1997
 ........................................    and Director (Principal Executive Officer)
          (STEPHEN RABINOWITZ)

                   **                      Executive Vice President, Chief Operating          April 22, 1997
 ........................................    Officer and Director
           (GREGORY B. KENNY)

                    *                      Director                                           April 22, 1997
 ........................................
            (KEVIN J. DOYLE)

                    *                      Director                                           April 22, 1997
 ........................................
            (DAVID A. ROPER)

                   **                      Chief Financial Officer (Principal Financial       April 22, 1997
 ........................................    and Accounting Officer)
        (CHRISTOPHER F. VIRGULAK)

      *By: /s/ MARSHALL D. GRINGAUZ
 ........................................
          MARSHALL D. GRINGAUZ,
            ATTORNEY-IN-FACT

       **By: /s/ ROBERT J. SIVERD
 ........................................
            ROBERT J. SIVERD
            ATTORNEY-IN-FACT

                                 SCHEDULE II

                GENERAL CABLE CORPORATION AND RELATED COMPANIES
                       VALUATION AND QUALIFYING ACCOUNTS
                         ACCOUNTS RECEIVABLE ALLOWANCES
                                (IN MILLIONS)


                                                  PREDECESSOR
                                                ---------------                                          FOR THE YEARS
                                                FOR THE PERIOD        FOR THE PERIOD                   ENDED DECEMBER 31,
                                                JANUARY 1, 1994       JUNE 9, 1994 TO       ----------------------------------------
                                                TO JUNE 8, 1994      DECEMBER 31, 1994             1995                  1996
                                                ---------------      -----------------      ------------------    ------------------

Accounts Receivable Allowances:
     Beginning balance.....................          $10.2                 $10.2                  $ 10.7                 $8.1
          Provision........................             .6                    .9                      .7                  1.3
          Write-offs.......................            (.6)                  (.4)                   (3.3)                (1.0)
                                                    ------                ------                  ------                -----
     Ending balance........................          $10.2                 $10.7                  $  8.1                 $8.4
                                                    ------                ------                  ------                -----
                                                    ------                ------                  ------                -----


                                       EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION
------   --------------------------------------------------------------------------------------------------------
 *1.1    Form of U.S. Underwriting Agreement.
 *1.2    Form of International Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2    Amended and Restated By-Laws of the Registrant.
 *4.1    Specimen Common Stock Certificate.
 *5.1    Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.
 10.1    Stock and Note Purchase Agreement, dated as of May 5, 1994 (filed as Exhibit (c)(2) to the Schedule
         14D-1 of Wassall PLC and the Registrant filed with the Commission on May 11, 1994 and incorporated herein by reference).
*10.2    Form of Credit Agreement between the Registrant, Chase Manhattan Bank, as Administrative Agent, and the
         lenders signatory thereto.
*10.3    General Cable Corporation 1997 Annual Incentive Bonus Plan.
*10.4    General Cable Corporation Long-Term Stock Incentive Plan.
*10.5    Employment Agreement, dated               , 1997, between Stephen Rabinowitz and the Registrant.
*10.6    Employment Agreement, dated               , 1997, between Gregory B. Kenny and the Registrant.
*10.7    Employment Agreement, dated               , 1997, between Christopher F. Virgulak and the Registrant.
*10.8    Employment Agreement, dated               , 1997, between Robert J. Siverd and the Registrant.
*10.9    Change-in-Control Agreement, dated               , 1997, between Stephen Rabinowitz and the Registrant.
*10.10   Change-in-Control Agreement, dated               , 1997, between Gregory B. Kenny and the Registrant.
*10.11   Change-in-Control Agreement, dated               , 1997, between Christopher F. Virgulak and the
         Registrant.
*10.12   Change-in-Control Agreement, dated               , 1997, between Robert J. Siverd and the Registrant.
*10.13   Registration Rights Agreement, dated               , 1997, between Wassall Netherlands Cable BV and the
         Registrant.
*10.14   Intercompany Agreement, dated               , 1997, among Wassall PLC, Wassall Netherlands Cable BV and the Registrant.
*10.15   Stock Purchase Agreement, dated               , 1997, between Wassall PLC and General Cable Industries,
         Inc.
**21.1   List of subsidiaries of the Registrant.
 23.1    Consent of Deloitte & Touche LLP.
*23.2    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
**24.1   Powers of Attorney.
 27.1    Financial Data Schedule.


------------

 * To be filed by amendment.

** Previously filed

                              STATEMENT OF DIFFERENCES
                              ------------------------

           The trademark symbol shall be expressed as.............. 'tm'
           The registered trademark symbol shall be expressed as... 'r'
           The dagger symbol shall be expressed as................. `D'
           The double dagger symbol shall be expressed as.......... `DD'